UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.        )

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ZOOMINFO TECHNOLOGIES INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 26, 2026
Dear Stockholder:
Please join us for ZoomInfo Technologies Inc.’s Annual Meeting of Stockholders on Thursday, May 14, 2026, at 12:00 p.m., Eastern Time. Consistent with past practice, the Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/GTM2026.

Attached to this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the meeting. The Notice of Internet Availability of this Proxy Statement and Annual Report and the proxy card are first being sent to stockholders on or about March 26, 2026. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. At the Annual Meeting, you will be asked to:

1.Elect three Class III directors, to serve until our 2029 annual meeting of stockholders;
2.Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2026; and
3.Approve, on an advisory, non-binding basis, the compensation of our named executive officers.
Whether or not you plan to attend the virtual meeting, your vote is important to us. You may vote your shares by proxy on the Internet, by telephone or by completing, signing and promptly returning a proxy card, or you may vote via the Internet at the Annual Meeting. We encourage you to vote by Internet, by telephone or by proxy card in advance even if you plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.
Thank you for your continued support of ZoomInfo Technologies Inc.

Sincerely,

Henry L. Schuck
Chief Executive Officer and Chairman of the Board of Directors
March 26, 2026

ZOOMINFO TECHNOLOGIES INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	12:00 p.m., Eastern Time, on Thursday, May 14, 2026

VIRTUAL LOCATION
You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/GTM2026. You will need to have your 16-Digit Control Number included on your proxy card or the instructions that accompanied your proxy materials in order to join the Annual Meeting.

ITEMS OF BUSINESS	1.To elect the director nominees listed in the Proxy Statement.

2.To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2026.

3.To approve, on an advisory, non-binding basis, the compensation of our named executive officers.

4.To consider such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a stockholder of record at the close of business on March 17, 2026.

VOTING BY PROXY	To ensure your shares are voted, you may vote your shares over the Internet, by telephone or by completing, signing and mailing the proxy card. Voting procedures are described on the following page and on the proxy card.

By Order of the Board of Directors,

Ashley McGrane
EVP, General Counsel & Corporate Secretary March 26, 2026
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on Thursday, May 14, 2026: This Proxy Statement and our Annual Report are available free of charge at www.proxyvote.com. A list of the stockholders of record at the close of business on March 17, 2026 will also be available electronically during the Annual Meeting at www.virtualshareholdermeeting.com/GTM2026.

PROXY VOTING METHODS
If you were a stockholder of record at the close of business on March 17, 2026, you may vote your shares (i) over the Internet, by telephone or by mail in advance of the Annual Meeting or (ii) over the Internet at the Annual Meeting. You may also revoke your proxy at the times and in the manners described in the General Information section of this Proxy Statement. For shares held through a broker, bank or other nominee, you may submit voting instructions to your broker, bank or other nominee. Please refer to information from your broker, bank or other nominee on how to submit voting instructions.
If you are a stockholder of record, your Internet, telephone or mail vote must be received by 11:59 p.m., Eastern Time, on May 13, 2026 to be counted. If you hold shares through a broker, bank or other nominee, please refer to information from your broker, bank or nominee for voting instructions.
To vote by proxy if you are a stockholder of record:
BY INTERNET
•Go to the website www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week.
•You will need the 16-digit number included on your proxy card to obtain your records and to create an electronic voting instruction form.
BY TELEPHONE
•From a touch-tone telephone, dial 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week.
•You will need the 16-digit number included on your proxy card in order to vote by telephone.
BY MAIL
•Mark your selections on the proxy card.
•Date and sign your name exactly as it appears on your proxy card.
•Mail the proxy card in the enclosed postage-paid envelope provided to you.
YOUR VOTE IS IMPORTANT TO US. THANK YOU FOR VOTING.

i

Forward-Looking Statements
This Proxy Statement includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts made in this document are forward-looking. In some cases, you can identify these forward-looking statements by the use of words such as “anticipate”, “believe”, “can”, “continue”, “could”, “estimate”, “expect”, “forecast”, “goal”, “intend”, “may”, “might”, “objective”, “outlook”, “plan”, “potential”, “predict”, “projection”, “seek”, “should”, “target”, “trend”, “will”, “would” or the negative version of these words or other comparable words.
We have based our forward-looking statements on beliefs and assumptions based on information available to us at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may, and often do, vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements. Certain risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (our “2025 10-K”). Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments, or other strategic transactions we may make. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise, except as required by law. You should not place undue reliance on our forward-looking statements.
Website references throughout this document are provided for convenience only, and the content on the referenced websites is not incorporated by reference into this document.
ii

ZOOMINFO TECHNOLOGIES INC.
330 W Columbia Way, Floor 8
Vancouver, Washington 98660
Telephone: (800) 914-1220
PROXY STATEMENT
Annual Meeting of Stockholders
May 14, 2026
GENERAL INFORMATION
Why am I being provided with these materials?
The notice containing instructions on how to access this Proxy Statement and Annual Report and proxy card are first being sent to stockholders on or about March 26, 2026. We have delivered these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of ZoomInfo Technologies Inc. (“we”, “our”, “us” or the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on May 14, 2026 (the “Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares during the meeting via the Internet or to vote your shares in advance by proxy via the Internet, by telephone or by mail.
What am I voting on?
There are three proposals scheduled to be voted on at the Annual Meeting:
•Proposal No. 1: Election of the director nominees listed in this Proxy Statement.
•Proposal No. 2: Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2026.
•Proposal No. 3: Approval, on an advisory, non-binding basis, of the compensation of our named executive officers.
Who is entitled to vote?
Stockholders as of the close of business on March 17, 2026 (the “Record Date”) may vote at the Annual Meeting or any postponement or adjournment thereof. As of that date, there were 298,055,305 shares of our common stock outstanding. Holders of our common stock have one vote for each share of common stock held as of the Record Date, including shares:
•Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and
•Held for you in an account with a broker, bank or other nominee (shares held in “street name”)—street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee on how to vote their shares.

What constitutes a quorum?
The virtual presence or representation by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum. Abstentions and shares represented by “broker non-votes” that are present and entitled to vote at the Annual Meeting are counted for purposes of determining a quorum.
What is a “broker non-vote”?
A broker non-vote occurs when shares held through a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. Proposal No. 1 and Proposal No. 3 are each considered non-routine matters, and a broker will lack the authority to vote uninstructed shares at their discretion on such proposals. Proposal No. 2 is considered a routine matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on this proposal.
How many votes are required to approve each proposal?
For Proposal No. 1, under our Amended and Restated Bylaws (the “Bylaws”), directors are elected by a plurality vote, which means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting. As a result, any shares not voted “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in the nominee's favor and will have no effect on the outcome of the election. You may vote “FOR” or “WITHHOLD” on each nominee for election as a director.
For Proposal No. 2, under our Bylaws, approval of the proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present virtually or represented by proxy and entitled to vote on the proposal.
For Proposal No. 3, approval of the proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present virtually or represented by proxy and entitled to vote on the proposal.
It is important to note that each of the proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2026 (Proposal No. 2) and the proposal regarding the non-binding advisory vote on the compensation of our named executive officers (Proposal No. 3) is non-binding and advisory. While the ratification of KPMG LLP as our independent registered public accounting firm for 2026 is not required by our Bylaws or otherwise, if our stockholders fail to ratify the selection, we will consider it notice to the Board and the Audit Committee to consider the selection of a different firm. Similarly, the Board and the Compensation Committee will consider the outcome of the non-binding advisory vote on the compensation of our named executive officers when determining the compensation of our named executive officers.
How are votes counted?
With respect to the election of a director (Proposal No. 1), you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are “withheld” will not count as a vote “FOR” or “AGAINST” a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of Proposal No. 1.
With respect to the ratification of our independent registered public accounting firm (Proposal No. 2), you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” Proposal No. 2.

With respect to the non-binding advisory vote on the compensation of our named executive officers (Proposal No. 3), you may select “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” Proposal No. 3. Broker non-votes will not affect the outcome of voting on this proposal.
If you sign and submit your proxy card without voting instructions, your shares will be voted in accordance with the recommendation of the Board with respect to the Proposals and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.
How does the Board recommend that I vote?
Our Board recommends that you vote your shares:

☑	“FOR” the director nominees set forth in this Proxy Statement.

☑	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2026.

☑	“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers.
Who will count the vote?
A representative of Broadridge Financial Solutions, Inc. (“Broadridge”) or its designee will tabulate the votes and act as the inspector of election.
How do I vote my shares without attending the Annual Meeting?
If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:
•By Internet—If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your proxy card in order to vote by Internet.
•By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your proxy card in order to vote by telephone.
•By Mail—You may vote by mail by signing and dating the proxy card where indicated and by mailing, or otherwise returning the card in the postage-paid envelope provided to you, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.
Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 13, 2026, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than May 13, 2026.
If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

How do I attend and vote my shares at the Virtual Annual Meeting?
This year’s Annual Meeting will be a completely “virtual” meeting of stockholders. The virtual shareholder meeting webcast, hosted by Broadridge, allows all stockholders to join the meeting, regardless of location. We aim to provide stockholders the same rights and comparable opportunities for participation that could be provided at an in-person meeting. You may attend the Annual Meeting via the Internet. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/GTM2026. If you virtually attend the Annual Meeting you can vote your shares electronically, and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/GTM2026. A summary of the information you need to attend the Annual Meeting and vote via the Internet is provided below:
•Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/GTM2026.
•Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/GTM2026 on the day of the Annual Meeting. We encourage you to access the meeting webcast prior to the start time. Online access will begin at 11:45 a.m. Eastern Time on May 14, 2026. If you encounter difficulties joining the Annual Meeting webcast during check-in at the meeting time, please check your internet connectivity and contact our voting intermediary, Broadridge.
•Stockholders may vote and submit questions while attending the Annual Meeting via the Internet. Rules of conduct for the Annual Meeting will be available once you access the meeting webcast and will also be available on the Annual Meeting website at www.virtualshareholdermeeting.com/GTM2026. A replay of the Annual Meeting will be available at www.virtualshareholdermeeting.com/GTM2026 following the meeting.
•You will need the 16-digit number that is included in your proxy card or the instructions that accompanied your proxy materials in order to enter the Annual Meeting, ask any questions and vote during the Annual Meeting.
Will I be able to participate in the online Annual Meeting on the same basis I would be able to participate in a live annual meeting?
The Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. The online meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost.
We designed the format of the online Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We plan to take the following steps to provide for such an experience:
•Providing stockholders with the ability to submit questions up to 15 minutes in advance of and during the meeting after entering their 16-digit control number;
•Providing stockholders with the ability to submit questions real-time via the meeting website, in accordance with the rules of conduct posted to the Annual Meeting website; and
•Answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting.

You can submit questions in writing to the virtual meeting website during the Annual Meeting. You must first join the meeting with your control number as described above, click on the “Q&A” tab, type the question into the “Submit a question” field, and click “Submit.” We intend to answer questions pertinent to Company matters as time allows during the meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. Stockholder questions related to matters that are not pertinent to Annual Meeting matters, or that are otherwise out of order or not suitable for the conduct of the Annual Meeting will not be addressed during the meeting. If there are any matters of individual concern to a stockholder and not of general concern to all stockholders, or if a question posed is not otherwise answered, during the Annual Meeting, those matters or questions may be raised separately after the Annual Meeting by contacting our Investor Relations department.
Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the full set of proxy materials?
Similar to prior years, we are relying on the SEC rule that allows companies to furnish their proxy materials over the Internet in order to promote efficiency and accessibility. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the Notice of Internet Availability will have the ability to access the proxy materials over the Internet.
For stockholders who have previously requested to receive paper copies of the proxy materials, we are providing paper copies of the proxy materials instead of a Notice of Internet Availability of the proxy materials.
What does it mean if I receive more than one proxy card on or about the same time?
It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each proxy card you receive.
May I change my vote or revoke my proxy?
Yes. Whether you have voted by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy by:
•Sending a written statement to that effect to our Secretary, provided such statement is received no later than May 13, 2026;
•Voting by Internet or telephone at a later time than your previous vote and before the closing of those voting facilities at 11:59 p.m., Eastern Time, on May 13, 2026;
•Submitting a properly signed proxy card, which has a later date than your previous vote, and that is received no later than May 13, 2026; or
•Attending the Annual Meeting and voting (although attendance at the Annual Meeting will not, by itself, revoke a proxy). A stockholder's last vote is the vote that will be counted.
If you hold shares in street name, please refer to information from your bank, broker or other nominee on how to revoke or submit new voting instructions.
Could other matters be decided at the Annual Meeting?
As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees of the Company (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS
Our Second Amended and Restated Certificate of Incorporation provides for a classified Board of Directors divided into three classes. The Board believes that a classified Board of Directors, with responsible refreshment, provides continuity and stability in pursuing the Company’s policies and strategies and reinforces its commitment to long term perspective and value creation. Keith Enright, Henry L. Schuck and Owen Wurzbacher constitute a class with a term that expires at the Annual Meeting of Stockholders in 2027 (the “Class I Directors”); Ashley S. Evans, Robert Keith Giglio, Alison Gleeson and Mark Mader constitute a class with a term that expires at the Annual Meeting of Stockholders in 2028 (the “Class II Directors”); and Domenic J. Maida, Katie Rooney and D. Randall Winn constitute a class with a term that expires at our upcoming Annual Meeting of Stockholders to be held on May 14, 2026 (the “Class III Directors”).
Upon the recommendation of the Nominating and Corporate Governance Committee, the full Board of Directors has considered and nominated each of Domenic J. Maida, Katie Rooney and D. Randall Winn to serve as a Class III Director for a three-year term expiring in 2029. Action will be taken at the Annual Meeting for the election of these Class III Director nominees.
Unless otherwise instructed, the persons named in the form of proxy card (the “proxyholders”) included with this Proxy Statement intend to vote the proxies held by them “FOR” the election of the director nominees. Each nominee has indicated that he or she will be willing and able to serve as a director. If any nominee ceases to be a candidate for election by the time of the Annual Meeting (a contingency which the Board does not expect to occur), such proxies may be voted by the proxyholders in accordance with the recommendation of the Board.
Nominees for Election to the Board of Directors in 2026
The following information describes the offices held, other business directorships and the term of service of the director nominees, as well as the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that each director nominee should serve as a director. Beneficial ownership of equity securities of each director nominee is shown under “Ownership of Securities” below.

Class III – Nominees for terms expiring in 2029

Domenic J. Maida Age 52 Member of the Privacy, Security, and Technology Committee
Mr. Maida has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since August 2024. Mr. Maida currently serves as Senior Advisor for Boston Consulting Group (BCG), an American global management consulting firm founded in 1963 and headquartered in Boston, Massachusetts, and is the founder of Maida Consulting which he founded in 2022, which provides strategic advisory services for information services and other data intensive industries. Prior to his current roles, Mr. Maida was Chief Data Officer from 2013 to 2021 at Bloomberg, where he was instrumental in revolutionizing global data operations through constant innovation. He currently serves as a director on the board of Macrobond Financial and Corporate Visions. Mr. Maida holds a B.S. in Mechanical Engineering from Johns Hopkins University.

Nomination considerations: Mr. Maida’s extensive knowledge and experience in our industry.

Katie Rooney Age 47 Chair of the Audit Committee & Member of the Nominating and Corporate Governance Committee
Ms. Rooney has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since February 2025. Ms. Rooney currently serves as the Chief Financial Officer of Maven Clinic, a healthcare company dedicated to women’s and family health. Prior to her role at Maven Clinic, Ms. Rooney was the Global Chief Financial Officer and Chief Operating Officer at Alight, a leading cloud-based human capital technology and services provider. She has over two decades of leadership experience in financial and operational roles. Prior to Alight, she served in various leadership roles at Aon Hewitt from 2009 to 2017, including as Chief Financial Officer, and held various financial leadership positions at Morgan Stanley from 2006 to 2009. She previously served on the board of Smartsheet and currently serves on the board of trustees for Window to The World Communications, Inc., which owns WTTW and WFMT, Chicago’s public broadcasting television and radio station. Ms. Rooney holds a Bachelor of Business Administration degree in finance from the University of Michigan.

Nomination considerations: Ms. Rooney’s extensive financial, strategic and operational experience, as well as her significant experience leading a public company as Chief Financial Officer and Chief Operating Officer.

D. Randall Winn Age 56 Member of the Compensation Committee & Member of the Privacy, Security, and Technology Committee
Mr. Winn has served as a member of the board of directors of ZoomInfo Technologies Inc. since February 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from 2014 to June 2020. Mr. Winn currently serves as a Managing Member of 22C Capital, a minority "special forces" investment partner to both investors and management teams of B2B data analytics and information & business services companies, which he founded in 2017, and also serves as Managing Member of FiveW Capital. Mr. Winn is currently a director of the following private companies: RevSpring, LMI and Canoe Intelligence. Mr. Winn previously was the non-executive chairman of Dealogic, served on the board of Definitive Healthcare (NASDAQ:DH) and served on the boards of private companies such as Aurora Energy Research, Viteos Fund Services, Merit Software, and eMarketer. Mr. Winn also serves on the board of Sapien Labs, a non-profit advancing global research on mental wellbeing. Prior to founding 22C Capital, Mr. Winn was a co-founder of, and Co-Managing Partner and ultimately Executive Managing Director/CEO of Capital IQ from 1999 to 2011. Mr. Winn holds an A.B. from the Woodrow Wilson School of Public and International Affairs at Princeton University.

Nomination considerations: Mr. Winn's deep knowledge of our industry, extensive financial and business skills, including strategic planning, and his significant management and leadership experience, including with Capital IQ.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF
THE DIRECTOR NOMINEES NAMED ABOVE.

Continuing Members of the Board of Directors
The following information describes the offices held, other business directorships, the class and term of each director whose term continues beyond the Annual Meeting and who is not subject to election this year, as well as the experiences, qualifications, attributes or skills that caused the Board to determine that the director should serve as a director. Beneficial ownership of equity securities for these directors is also shown under “Ownership of Securities” below.

Class I – Directors whose terms expire in 2027

Henry L. Schuck Age 42 CEO & Chairman of the Board
Mr. Schuck has served as Chief Executive Officer, Chairman of the Board and a director of ZoomInfo Technologies Inc. since its formation in November 2019 and served as Chief Executive Officer and a director of ZoomInfo Holdings LLC (formerly known as DiscoverOrg Holdings, LLC) since founding it in 2007. Prior to founding ZoomInfo Holdings LLC, Mr. Schuck was VP of Research & Marketing at iProfile, a sales intelligence firm focused on the IT market. Mr. Schuck is a cum laude graduate of the University of Nevada, Las Vegas with a B.S. in Business Administration and a B.S. in Hospitality Management with Honors and holds a J.D., cum laude, from The Ohio State University Moritz College of Law. Mr. Schuck is a licensed attorney in Nevada and Washington. Mr. Schuck currently serves on the Board of Directors of YipitData, a market research and alternative data analytics firm, and Fetch, a mobile rewards application company. He served on the Board of Directors of Tegus, a financial data platform that was acquired by AlphaSense in 2024.

Nomination considerations: Mr. Schuck’s perspective and the experience he brings as our co-founder and CEO.

Keith Enright Age 51 Chair of the Privacy, Security, and Technology Committee & Member of the Audit Committee
Mr. Enright has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since March 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from March 2020 to June 2020. Mr. Enright currently serves as a Partner at Gibson Dunn, a leading global law firm. Mr. Enright serves as Co-Chair of both the firm’s Tech and Innovation Industry Group and Artificial Intelligence Practice Group. Prior to joining Gibson Dunn in September 2024, Mr. Enright was the Chief Privacy Officer of Google LLC, a multinational technology company that specializes in Internet-related services and products, which include online advertising technologies, a search engine, cloud computing, software, and hardware. Prior to joining Google in 2011, Mr. Enright was the Chief Privacy Officer and Vice President, Privacy of Macy’s Inc. Mr. Enright holds a Bachelor of Arts Degree from the University of Massachusetts at Amherst and a Juris Doctor degree from The George Washington University Law School.
Nomination considerations: Mr. Enright’s extensive experience with data privacy, including as Chief Privacy Officer for Google LLC, and his significant core business skills.

Owen Wurzbacher Age 34 Lead Independent Director, Chair of the Compensation Committee & Member of the Nominating and Corporate Governance Committee
Mr. Wurzbacher has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since August 2024, and as Lead Independent Director of the Board since February 2026. Mr. Wurzbacher currently serves as Chief Investment Officer at HighSage Ventures, where he sets the firm’s strategy and oversees portfolio management. He was previously Managing Director & Portfolio Manager of HighSage Ventures from 2019 to 2023. Prior to his roles at HighSage Ventures, Mr. Wurzbacher worked at Highfields Capital, Amazon, and the Blackstone Group. Mr. Wurzbacher holds an M.B.A. from Stanford University’s Graduate School of Business, where he was an Arjay Miller Scholar and the winner of the Alexander A. Robichek Award for Outstanding Achievement in Finance and an M.A. in Education. He graduated magna cum laude from Harvard University, receiving an A.B. in Biology with a minor in Economics.

Nomination considerations: Mr. Wurzbacher’s extensive knowledge and experience with capital markets and with our industry.

Class II – Directors whose terms expire in 2028

Ashley S. Evans Age 46 Member of the Audit Committee & Member of the Compensation Committee
Ms. Evans has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since February 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from 2018 to June 2020. Ms. Evans currently serves as a Partner at Francisco Partners, a leading global investment firm that partners with technology businesses, which she joined in 2022. Prior to that, she was a Partner at The Carlyle Group, which she joined in 2006. She invests in enterprise software businesses and currently serves on the board of several privately held companies, including Greenslate, Macrobond and PayScale. She has previously served on the boards of HireVue, Jagex, Litmos, NEOGOV, Saama, SourceScrub, TriNetX and Veritas. She is a founder of SynGAP Research Fund, a public charity focused on improving the lives of SynGAP patients through the research and development of precision treatments. Ms. Evans holds an A.B. summa cum laude from Harvard College, where she was elected to Phi Beta Kappa, an M.Phil from the University of Cambridge, where she was a Knox Scholar, and an M.B.A. from Stanford University's Graduate School of Business, where she was a Siebel Scholar and an Arjay Miller Scholar.
Nomination considerations: Ms. Evans' significant core business skills, including financial and strategic planning, and her extensive management experience, including her involvement with Francisco Partners and Carlyle.

Robert Keith Giglio Age 58 Member of the Nominating and Corporate Governance Committee
Mr. Giglio has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since March 2025. Mr. Giglio currently serves as the Chief Customer Officer at Canva, where he oversees Canva’s sales and go-to-market efforts. Prior to his role at Canva, Mr. Giglio was the Chief Customer Officer at HubSpot from March 2022 to April 2024, where he led HubSpot’s marketing, sales, success and operational efforts. Prior to that, Mr. Giglio led teams as the Chief Marketing Officer at DocuSign from March 2020 to March 2022, and held various senior leadership positions at Adobe from May 2009 to March 2020. Mr. Giglio holds an M.B.A. from the University of Southern California - Marshall School of Business and a B.A. from San Diego State University.

Nomination considerations: Mr. Giglio’s extensive knowledge and leadership experience with sales and go-to-market strategies in our industry and with SaaS companies.

Alison Gleeson Age 60 Chair of the Nominating and Corporate Governance Committee & Member of the Compensation Committee
Ms. Gleeson has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since July 2022. She currently also serves on the boards of directors of publicly traded SaaS companies Elastic N.V, since January 2020, and 8x8, Inc., since August 2021, and as a Special Advisor and Portfolio Committee Member at Brighton Park Capital, an investment firm, since October 2019. From January 1996 to October 2018, Ms. Gleeson was with Cisco, where she served in various roles, most recently as Senior Vice President, Americas from July 2014 to October 2018. In that role she was responsible for Cisco's largest geographic region, with $25B+ in annual sales, and led 9,000 employees across 35 countries. Ms. Gleeson is also a highly-regarded international speaker on the drivers for digital disruption across industries, the role of technology in enabling business transformation, and empowering women in technology. Ms. Gleeson holds a B.S. in Finance and Marketing from Michigan State University.

Nomination considerations: Ms. Gleeson’s extensive enterprise sales and marketing experience, including her leadership roles and go-to-market experience at a large public company.

Mark Mader Age 55 Member of the Audit Committee
Mr. Mader has served as a member of the Board of Directors of ZoomInfo Technologies Inc. since February 2020 and served as a member of the Board of Managers of ZoomInfo Holdings LLC from February 2020 to June 2020. Mr. Mader was President, Chief Executive Officer and a member of the Board of Directors of Smartsheet Inc., a SaaS collaboration and work management provider, from 2006 - September 2025. Prior to joining Smartsheet Inc., Mr. Mader served in various leadership positions from 1995 to 2005 at Onyx Software Corporation, a customer relationship management software company acquired by M2M Holdings, including as Senior Vice President of Global Services. He also was a Senior Associate at Greenwich Associates, a financial consulting firm from 1993 to 1995. Mr. Mader holds a B.A. in Geography from Dartmouth College.

Nomination considerations: Mr. Mader’s extensive knowledge and experience in our industry and with SaaS companies, and his prior experience leading Smartsheet, a formerly public company, as President, Chief Executive Officer and a member of the Board of Directors.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS
Our Board of Directors manages or directs our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Corporate Governance Committee; and the Privacy, Security, and Technology Committee.
Our Board evaluates the Company’s corporate governance policies on an ongoing basis with a view towards maintaining the best corporate governance practices in the context of the Company’s current business environment and aligning our governance practices closely with the interests of our stockholders. Our Board and management value the perspective of our stockholders and encourage stockholders to communicate with the Board as described under “―Communications with the Board” below.
The stockholders agreement described under “Transactions with Related Persons—Stockholders Agreement” (the “stockholders agreement”) provides that investment funds associated with Henry L. Schuck, our Chief Executive Officer and Chairman of the Board, and Kirk Brown (together, our “Founders”) have the right to designate a nominee to our Board of Directors, subject to the maintenance of certain beneficial ownership requirements in the Company.
Director Independence and Independence Determinations
Under our Corporate Governance Guidelines and Nasdaq rules, a director is not independent unless our Board of Directors affirmatively determines that the director does not have any relationships which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current Nasdaq corporate governance standards for listed companies. Our Corporate Governance Guidelines require our Board of Directors to review the independence of all directors at least annually.
In the event a director has a relationship with the Company that is relevant to their independence and is not addressed by the objective tests set forth in the Nasdaq independence definition, our Board of Directors will determine, considering all relevant facts and circumstances, whether such relationship is material.
Our Board of Directors has affirmatively determined that each of Mses. Evans, Gleeson and Rooney and Messrs. Enright, Giglio, Mader, Maida, Winn and Wurzbacher is independent under the guidelines for director independence set forth in our Corporate Governance Guidelines and under all applicable Nasdaq guidelines, including with respect to committee membership.
Our Board has also determined that each of Mses. Evans and Rooney and Messrs. Enright and Mader is “independent” for purposes of Section 10A(m)(3) and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each of Mses. Evans and Gleeson and Messrs. Winn and Wurzbacher is “independent” for purposes of Section 10C(a)(3) and Rule 10C-1 of the Exchange Act. In making its independence determinations, our Board of Directors considered and reviewed all information known to it (including information identified through annual directors’ questionnaires).
In addition, and as discussed in greater detail below in the section entitled “—Board Leadership Structure,” on February 5, 2026, following the Board’s receipt of the requisite approval and recommendation of the Nominating and Corporate Governance Committee, the independent members of the Board approved the election of Owen Wurzbacher, a member of the Board since August 2024, to serve as the Board’s lead independent director until the Company’s 2027 Annual Meeting.

Director Nomination Process
The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board and recommends nominees for director to the Board for election. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, judgment, familiarity with the Company’s business and industry, independence of thought, and ability to work collegially with the other members of the Board. In addition, the Nominating and Corporate Governance Committee considers other factors it considers appropriate, including diversity of background with respect to gender, race, ethnicity, and geography. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources, including third party recommendations. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company.
The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with diverse backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience that further enhances the Board’s effectiveness. Set forth below is a list of experience, qualifications, attributes or skills that our Nominating and Corporate Governance Committee considers to be among the most important in its director nominating process, along with the number of current directors who possess such relevant criteria, as well as certain other highlights, including tenure and independence.

Average Age				Average Tenure*				Independent
50 years				5.9 years				90%

≤ 45	2			0 - 5 yrs			5	9

45 - 55			5	5 -10 yrs		3

55+		3		10 - 15 yrs	1

				15+ yrs	1

				* Includes tenure of ZoomInfo’s predecessor entities.

Director Skills, Knowledge, Experience and Attributes Deemed Most Valuable by the Nominating and Corporate Governance Committee	Directors Self-Reporting Qualification (#)
Knowledge and Experience in ZoomInfo's Industry	8
Knowledge and Experience with SaaS Companies in Other Industries	9
Experience in Management of a Public Company	7
Other Extensive Management Experience in a Large Organization	7
Data Privacy Experience	5
Cyber Security Experience	5
Core Business and Leadership Skills	10
Leadership Experience in Sales / Go-to-Market Areas	4
Finance and Accounting Expertise	6
Financial and Strategic Planning Expertise	7
Experience in a Chief Product Officer or Similar Role with Oversight of Product Quality	1
Current or Past Director of Another Public Company	4
International Operations Experience	7
Experience at Growing a Scaled SaaS Business (revenue of $2bn+)	5
Multi-Product/Services or Multi-Segment Company Experience (Managing Multiple Products Across a Platform)	8
Demographic Background Considerations	5*
*Represents characteristics such as race/ethnicity (2 directors) and/or gender (3 directors).
In recommending that, or determining whether, members of the Board should stand for re-election, the Nominating and Corporate Governance Committee also may assess the contributions of incumbent directors in the context of the Board evaluation process and other perceived needs of the Board.
In addition to the process described above, the Nominating and Corporate Governance Committee also nominates the individual designated by our Founders as required under the provisions of the stockholders agreement described under “Transactions With Related Persons—Stockholders Agreement.” Mr. Schuck is the director nominee of the Founders pursuant to the stockholders agreement.
When considering whether a nominee has the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on the information discussed in the board member’s biographical information set forth above. This process resulted in the Board’s nomination of the incumbent directors named in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.
We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act, and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the Company’s proxy statement as a nominee of the stockholder and to serving as a director if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary, ZoomInfo Technologies Inc., at 330 W Columbia Way, Floor 8, Vancouver, Washington 98660. Stockholders also must satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. All recommendations for nomination received by the Secretary that satisfy our Bylaw requirements relating to director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. These requirements are also described under “Stockholder Proposals for the 2027 Annual Meeting.”
Stockholder Engagement
We have a history of actively engaging with our stockholders and regularly assessing our corporate governance, compensation and disclosure practices. We are committed to maintaining an active dialogue to understand the priorities of our stockholders and believe that ongoing engagement builds mutual trust and understanding. Both active and prospective stockholder engagement and feedback are important components of our corporate governance practices and inform our decisions and programs.
In 2025, members of our management team held more than 300 meetings with our current and prospective stockholders, which included meetings with our top 50 most active investors, who collectively held more than 51% of our outstanding share capital. These discussions provided valuable feedback that informed our governance and compensation practices. The table below summarizes key topics relating to our corporate governance and executive compensation practices that we discussed with our stockholders, as well as our related accomplishments in these key areas in 2025. For additional information relating to our business, financial and product development highlights, see the section entitled “Executive Compensation Discussion and Analysis—Executive Compensation Objectives and Philosophy—2025 Business Highlights.”

Corporate Governance and Executive Compensation - Key Topics and Highlights in 2025 - 2026
Appointment of a Lead Independent Director:
Building and delivering upon the commitment we communicated to our stockholders in last year’s proxy statement, to continue strengthening our corporate governance practices and independent Board oversight, on February 5, 2026, the independent members of the Board elected Owen Wurzbacher to serve as Lead Independent Director until the Annual Meeting of Stockholders in 2027. This appointment furthers the Board’s ongoing efforts to ensure robust independent leadership alongside the Company’s combined Chairman and CEO structure. The Lead Independent Director will be responsible for, among other things, coordinating the efforts of the independent directors to ensure that objective judgment is brought on critical issues involving the management of the Company and, in particular, the performance of senior management. For a more detailed discussion relating to the nomination process and the responsibilities of the Lead Independent Director, please refer to the section entitled “— Board Leadership Structure” and the information set forth in the Company’s Corporate Governance Guidelines, available under the caption “Governance—Governance Highlights” at http://ir.zoominfo.com/.

Appointment of New Committee Chairs:
As part of the Board’s continued focus on aligning committee leadership with deep, relevant expertise, and a commitment to welcoming new perspectives and ideas, the Board appointed Katie Rooney as Chair of the Audit Committee on July 31, 2025 and Owen Wurzbacher as Chair of the Compensation Committee on October 28, 2025. Ms. Rooney, a seasoned global CFO and COO with more than two decades of experience in finance, operations, and corporate development, brings the financial acumen and audit oversight experience essential to leading the Audit Committee. Mr. Wurzbacher brings extensive experience in investment strategy and portfolio management as the Chief Investment Officer at HighSage Ventures, providing him with the perspective needed to evaluate and oversee executive compensation programs that align pay with long-term performance and stockholder value creation. Alison Gleeson, the chair of our Nominating and Corporate Governance Committee, and Keith Enright, the chair of our Privacy, Security, and Technology Committee, continue to serve in such capacities. These appointments and our continuing chairpersons strengthen the Board's ability to exercise informed, independent oversight over critical areas of corporate governance.

CEO Performance Award:
On November 26, 2025, the Board granted a one-time, premium-priced performance-based stock option award to Henry L. Schuck, our Chief Executive Officer and Chairman of the Board under the Company’s 2020 Omnibus Incentive Plan. The performance award was carefully designed to serve as a significant incentive and retentive vehicle at a strategic inflection point for the Company. The performance award was designed to tightly align Mr. Schuck’s long-term compensation with sustained stockholder value creation, directly linking potential realizable value to the achievement of ambitious, measurable outcomes over a ten-year period. The performance award was intended to reinforce continuity of leadership during a period of transformation toward more durable, up-market growth with industry-leading and AI-centered products and to align Mr. Schuck’s incentives squarely with the next phase of the Company’s long-term value creation. For a more detailed discussion relating to the CEO performance award, refer to the section entitled “Compensation Discussion and Analysis — 2025 CEO Premium-Priced Performance Option.”

Our Values and Our Commitment to Corporate Responsibility
The Audit Committee of our Board of Directors oversees the Company’s environmental, social and governance related strategies, policies, practices, risk assessment and management, and public disclosures, in accordance with its charter. During 2025, we continued a program to evaluate our environmental, social and governance related strategies.

Set forth below are the Company’s core values, which we believe empower our employees and allow ZoomInfo to be the go-to-market intelligence platform:

Our Company Values

Be a Team. We can’t win if we act like a random assortment of siloed groups. We are one team, working together to win. We collaborate and lean in to help each other.

Be Relentless. We will be relentless: when we deliver value to clients; when we compete; when we run into difficult problems. We will outpace and out compete our competition. We are smart, clever, and resourceful in everything we do. Competing with us for the same customers will be a daunting experience.

Be Experts. Winning for our customers requires that we understand them deeply. Winning for our business requires us to be experts in our domain areas. Great companies solve complex and costly problems for their customers - you can’t do this without being an expert in your customers’ day to day workflow. We will demand this level of customer and business expertise from everyone at the Company.

Be Entrepreneurs. Entrepreneurs hustle, move fast, take ownership, they have autonomy, and make decisions. They are opinionated and they don’t hide behind process for protection. They lead with a strong point of view. They are accountable. They do not operate in fear. They are resilient. They are resourceful. They look for solutions when others make excuses. We will entrust, and expect, our leadership and our teams to operate as entrepreneurs.

Be Innovators. Innovating is who we are, it is how we have gotten here. But not just with our product and how we define what go-to-market means for the future. We innovate to be leaner and more efficient in the way we operate, we will find ways to drive outcomes no one thought were possible - from marketing and lead generation to legal, finance, and procurement. Through innovation, we will set a new standard for how great companies operate with discipline.

Board Leadership Structure
Overview
Our Board of Directors is led by Mr. Schuck, our Chairman of the Board and Chief Executive Officer. The Board maintains the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be combined or separated, based on what it believes is in the best interests of the Company at a given point in time. The Board believes that this flexibility is in the best interests of the Company and that a one-size-fits-all approach to corporate governance, with a mandated independent Chairman, would not result in better governance or oversight. By combining the role of Chairman and Chief Executive Officer in Mr. Schuck, one of our Founders, we have ensured that the Chairman of the Board has a unique understanding of our Company as well as ongoing executive responsibility for the Company. In the Board’s view, this enables the Board to better understand the Company and work with management to enhance stockholder value. In addition, the Board believes that this structure enables it to better fulfill its risk oversight responsibilities and enhances the ability of the Chief Executive Officer to effectively communicate the Board’s view to management.

Lead Independent Director
As previously stated in our proxy statement filed on March 27, 2025, and in consideration of the best interests of the Company and the feedback that we received from our stockholders, we made a public commitment to the appointment of a lead independent director (the “Lead Independent Director”) prior to this year’s Annual Meeting of Stockholders to be held on Thursday, May 14, 2026. This year, we are pleased to announce that the independent directors of the Board approved the election of Owen Wurzbacher to serve as Lead Independent Director of the Board, effective February 5, 2026.
Mr. Wurzbacher has served on the Board since August 2024, and currently serves as Chair of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee. The Board believes that Mr. Wurzbacher’s management experience, including his role as Chief Investment Officer at HighSage Ventures, together with his familiarity with the Company’s business and governance practices gained through his Board and committee service, positions him well to serve as Lead Independent Director and to continue providing strong, independent leadership for the Board.
The Board believes that the combined Chairman and CEO structure, together with a strong, empowered Lead Independent Director, provides the right leadership framework for the Company at this time. This structure balances the benefits of unified leadership of the Company with robust independent oversight of management, while ensuring that the appropriate level of independent leadership is brought to bear on sensitive issues.
The appointment of Mr. Wurzbacher as the Board’s Lead Independent Director is in furtherance of, and follows the principles set forth in, our Corporate Governance Guidelines, which provide that, among other things, whenever the Chairman of our Board is also the Chief Executive Officer or is a director who does not otherwise qualify as an “independent director,” the independent directors may, but are not obligated to, appoint from among themselves a Lead Independent Director.
Mr. Wurzbacher’s appointment as the Lead Independent Director was effectuated following the recommendation of the Nominating and Corporate Governance Committee, which was subsequently approved by the independent members of the Board. Mr. Wurzbacher will serve as the Lead Independent Director of the Board until the Company’s 2027 Annual Meeting of Stockholders, or until his successor is duly appointed and qualified.
In accordance with the Company’s Corporate Governance Guidelines, Mr. Wurzbacher, in his capacity as the Lead Independent Director of the Board, will be responsible for coordinating the efforts of the independent directors of the Board to help ensure that objective judgment is brought on critical issues involving the management of the Company and, in particular, the performance of senior management, and shall be responsible for, among other things:
•Presiding over all meetings of the Board at which the Chairperson is not present, including any executive sessions;
•Assisting in the scheduling of Board meetings and approving meeting agendas and meeting schedules;
•Briefing the CEO on issues from executive sessions as appropriate;
•Communicating with the CEO, together with the Chairperson of the Compensation Committee (if applicable), the results of the Board’s evaluation of CEO performance;
•Collaborating with the CEO on Board meeting agendas and approving such agendas;
•Collaborating with the CEO in determining the need for special meetings of the Board;
•Providing leadership and serving as temporary Chairperson of the Board or CEO in the event of the inability of the Chairperson of the Board or CEO to fulfill their role due to crisis or other event or circumstance;
•Being available for consultation and direct communication if requested by major shareholders;

•Acting as the liaison between the independent or non-management directors and the Chairperson of the Board, as appropriate;
•Calling meetings of the independent directors when necessary and appropriate; and
•Recommending to the Board, in concert with the chairpersons of the respective Board committees, the retention of consultants and advisors who directly report to the Board.
Additional Board Leadership and Structure Considerations
Factors that our Board considers in reviewing its leadership structure and making these determinations include, but are not limited to, the current composition of the Board and the Board’s standing committee, the policies and practices in place to provide independent Board oversight of management, the Company’s circumstances, and the views of our stockholders and other stakeholders.
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during 2025 included Mses. Evans and Gleeson, and Messrs. Winn and Wurzbacher, as well as former director Patrick McCarter through February 28, 2025. None of the members of our Compensation Committee during 2025 has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Executive Sessions
Executive sessions, which are meetings of the non-management members of the Board, are regularly scheduled throughout the year. In addition, at each regularly scheduled Board meeting (and in any event at least twice per year), the independent directors meet in a private session that excludes management and any non-independent directors.
Communications with the Board
As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of our Board of Directors, including each of the committees of the Board, or with the non-management or independent directors as a group, may do so by addressing such communications or concerns to the General Counsel of the Company, at 330 W Columbia Way, Floor 8, Vancouver, Washington 98660, who will forward such communication to the appropriate party.

Board Committees and Meetings
The following table summarizes the current membership of each of the Board’s committees and the number of meetings held by each committee during the year ended December 31, 2025.

Name(1)	Audit Committee(2)	Compensation Committee(3)	Nominating and Corporate Governance Committee(4)	Privacy, Security, and Technology Committee
Keith Enright	X			Chair
Ashley S. Evans	X	X
Robert Keith Giglio			X
Alison Gleeson		X	Chair
Mark Mader	X
Domenic J. Maida				X
Katie Rooney	Chair		X
Henry L. Schuck
D. Randall Winn		X		X
Owen Wurzbacher		Chair	X
Number of meetings held in 2025:	4	16	3	4
__________________
(1)The information above and the discussion of the committees of the Board below excludes Patrick McCarter, a former member of the Board, who also served on our Compensation Committee and as chair of our Nominating and Corporate Governance Committee, including for a portion of 2025, from January 1, 2025 through February 28, 2025.
(2)Effective February 1, 2025, Ms. Rooney became a member of the Audit Committee, and subsequently on July 31, 2025, Ms. Rooney was appointed as chair of the Audit Committee. Ms. Evans, the prior chair of the Audit Committee, continues to serve as a member of the Audit Committee.
(3)Effective February 28, 2025, Ms. Gleeson replaced Mr. McCarter, a former member of the Board, who also served on our Compensation Committee. Effective October 28, 2025, Mr. Wurzbacher was appointed as chair of the Compensation Committee. Mr. Winn, the prior chair of the Compensation Committee, continues to serve as a member of the Compensation Committee.
(4)Effective February 1, 2025, Ms. Rooney became a member of the Nominating and Corporate Governance Committee. Effective February 28, 2025, Ms. Gleeson replaced Mr. McCarter, a former member of the Board, as chairperson of our Nominating and Corporate Governance Committee, and Mr. Giglio became a member of the Nominating and Corporate Governance Committee.
Directors are encouraged to attend our annual meetings of stockholders. Six of our ten serving directors attended the annual meeting of stockholders in 2025. During the year ending December 31, 2025, the Board held six meetings. In 2025, all of our directors attended at least 75% of the meetings of the Board and committees during the time in which they served as a member of the Board or such committee.
Audit Committee
Our Audit Committee consists of Mses. Evans and Rooney and Messrs. Enright and Mader, with Ms. Rooney serving as chair. All members of the Audit Committee, including Ms. Rooney, have been determined to be “independent,” consistent with our Audit Committee charter, Corporate Governance Guidelines and the Nasdaq listing standards applicable to boards of directors in general and audit committees in particular. Our Board of Directors also has determined that each of Ms. Evans and Ms. Rooney qualifies as an audit committee financial expert as defined by applicable Securities and Exchange Commission (“SEC”) regulations.

The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at ir.zoominfo.com under Governance → Governance Highlights → Committee Charters → Audit Committee Charter, and include providing assistance to the Board with respect to its oversight of the following:
•the quality and integrity of our financial statements, including oversight of our financial reporting processes and financial statement audits;
•our compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;
•the independent registered public accounting firm’s qualifications, performance and independence;
•the performance of our internal audit function;
•risk assessment and management, particularly with respect to financial risk exposure; and
•our environmental, social and governance related strategy, policies, practices, risk assessment and management, and public disclosures.
The Audit Committee also prepares the report of the committee required by the rules and regulations of the SEC to be included in our annual proxy statement.
With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or other public filings in accordance with applicable rules and regulations of the SEC.
The charter of the Audit Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Audit Committee has the authority under its charter to engage independent counsel and other advisors as it deems necessary or advisable.
Compensation Committee
Our Compensation Committee consists of Mses. Evans and Gleeson, and Messrs. Winn and Wurzbacher, with Mr. Wurzbacher serving as chair. All members of the Compensation Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the Nasdaq listing standards applicable to boards of directors in general and compensation committees in particular.

The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at ir.zoominfo.com under Governance → Governance Highlights → Committee Charters → Compensation Committee Charter. The Compensation Committee’s key functions include the following:
•establishing and reviewing our overall compensation philosophy;
•reviewing and approving the corporate goals and objectives relevant to the compensation of our CEO and other executive officers, including annual performance objectives, as applicable, and evaluating the performance of our CEO in light of such goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve or recommend to the Board, the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of our CEO;
•reviewing and approving, or making recommendations to the Board with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits, whether direct and/or indirect;
•reviewing and recommending the compensation of our directors;
•reviewing and making recommendations with respect to our equity compensation plans; and
•monitoring our regulatory compliance with respect to compensation matters.
Additionally, the Compensation Committee reviews and approves the Executive Compensation Discussion and Analysis for inclusion in the annual proxy statement.
The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more of our officers the authority to make awards to persons other than any Section 16 officer under our incentive compensation or other equity-based plan, subject to compliance with applicable plan terms and the laws of our state of incorporation. In addition, the Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee consists of Mses. Gleeson and Rooney, and Messrs. Giglio and Wurzbacher, with Ms. Gleeson serving as chair. All members of the Nominating and Corporate Governance Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the Nasdaq listing standards applicable to boards of directors in general.
The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at ir.zoominfo.com under Governance → Governance Highlights → Committee Charters → Nominating and Corporate Governance Committee Charter. The Nominating and Corporate Governance Committee’s key functions include providing assistance to the Board with respect to the following:
•identifying individuals qualified to become directors, consistent with the criteria approved by the Board, from time to time, and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders or to fill vacancies or newly created directorships that may occur between such meetings;
•developing and recommending to the Board a set of corporate governance principles applicable to the Company and assisting the Board in complying with them;
•overseeing the evaluation of the Board;
•recommending members of the Board to serve on the various committees of the Board and evaluating the functions and performance of such committees; and
•otherwise taking a leadership role in shaping the corporate governance of the Company.

The charter of the Nominating and Corporate Governance Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Nominating and Corporate Governance Committee has the authority under its charter to retain outside counsel or other experts as it deems necessary or advisable.
Privacy, Security, and Technology Committee
Our Privacy, Security, and Technology Committee consists of Messrs. Enright, Maida, and Winn, with Mr. Enright serving as chair. The purpose and responsibilities of the Privacy, Security, and Technology Committee are set forth in its charter, which may be found at ir.zoominfo.com under Governance → Governance Highlights → Committee Charters → Privacy, Security, and Technology Committee Charter. Our Privacy, Security, and Technology Committee’s key functions include periodically providing assistance to the Board with respect to the following:
•reviewing our privacy practices and controls in light of applicable regulations and requirements, including as they relate to our products and services and the means by which we receive, collect, create, use, process, and maintain customer data and other information, as well as periodically reviewing our exposure to and management of privacy risks.
•reviewing and discussing with management the effectiveness of our systems, controls, and procedures used to manage privacy risks and ensure compliance with applicable privacy regulations and requirements;
•reviewing the quality and effectiveness of our information security framework, including capabilities, strategy, policies and controls, and methods for identifying, assessing and managing information and cyber security risks;
•reviewing and discussing with management any critical security incidents, the effectiveness of our systems, controls, and procedures used to manage information security risks and ensure compliance with applicable security regulations and requirements, including our cyber incident response and recovery plan; and
•reviewing our technology and innovation strategy and approach as it relates to our products and services, including the use,development and incorporation of artificial intelligence and other emerging technologies into our operations, products, and strategies, its impact on our performance, growth, and competitive position, and risk exposures and management.
The charter of the Privacy, Security, and Technology Committee permits the committee to delegate any or all of its authority to one or more subcommittees consisting of one or more independent members. In addition, the Privacy, Security, and Technology Committee has the authority under its charter to retain external consultants and other advisors as it deems appropriate to support its work. The charter of the Privacy, Security, and Technology Committee was most recently amended on October 28, 2025, following the recommendation of the Privacy, Security, and Technology Committee and the Board’s approval, to reflect, among other things, (i) the evolution of the Privacy, Security, and Technology Committee since the Company’s IPO, (ii) preferences for periodic reviews and practices, (iii) refinement of the applicable privacy language and (iv) eliminating certain duplicative responsibilities.
Committee Charters and Corporate Governance Guidelines
Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe our Board’s views and policies on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by our Board of Directors.

Our Corporate Governance Guidelines, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Privacy, Security, and Technology Committee charters, and other corporate governance information are available on our website at ir.zoominfo.com under Governance. Any stockholder also may request them in print, without charge, by contacting the Secretary of ZoomInfo Technologies Inc., at 330 W Columbia Way, Floor 8, Vancouver, Washington 98660.
Code of Business Conduct and Ethics
We maintain a Code of Business Conduct and Ethics that is applicable to all of our directors, officers and employees, including our Chairman and Chief Executive Officer, Chief Financial Officer, Controller & Vice President of Accounting and other employees of the Company. The Code of Business Conduct & Ethics sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. Our Code of Business Conduct and Ethics also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Code of Business Conduct and Ethics may be found on our website at ir.zoominfo.com under Governance → Governance Highlights → Governance Documents → Code of Business Conduct and Ethics.
We will disclose within four business days any substantive changes in or waivers of the Code of Business Conduct and Ethics granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.
Oversight of Risk Management
The Board has extensive involvement in the oversight of risk management related to us and our business. The Board accomplishes this oversight both directly and through its Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Privacy, Security, and Technology Committee, each of which assists the Board in overseeing a part of our overall risk management and regularly reports to the Board. The Audit Committee, acting on behalf of the Board, periodically reviews our accounting, reporting and financial practices, including the integrity of our financial statements, the oversight of administrative and financial controls, our compliance with legal and regulatory requirements and our policies with respect to risk assessment and risk management. Through its regular meetings with management, including the finance, legal and internal audit functions, the Audit Committee reviews and discusses significant areas of our business and related risks and summarizes for the Board areas of risk and any mitigating factors. The Compensation Committee considers, and discusses with management, management’s assessment of certain risks, including whether any risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us. The Nominating and Corporate Governance Committee oversees and evaluates programs and risks associated with Board organization, membership and structure, succession planning and corporate governance. In addition, our Board receives periodic detailed operating performance reviews from management. The Privacy, Security, and Technology Committee, represents the Board by periodically reviewing and discussing with Company management the Company’s major risk exposures relating to privacy, cybersecurity, and technology, including AI, and the steps the Company takes to detect, monitor, and actively manage such exposures.

Board Oversight of Privacy, Cybersecurity and Technology Risks
Our Board recognizes the importance of maintaining the trust and confidence of our clients and employees. As a part of its independent oversight of the key risks facing our company, the Board, primarily through its Privacy, Security, and Technology Committee, devotes significant time and attention to the oversight of privacy, cybersecurity and technology risks. The Privacy, Security, and Technology Committee oversees management’s approach to staffing, policies, processes, and practices to gauge and address privacy, cybersecurity, and technology risks. The Privacy, Security, and Technology Committee regularly reports to the full Board and discusses the significant privacy, cybersecurity and technology issues at the Board level.
Our Privacy, Security, and Technology Committee receives regular presentations and reports throughout the year on privacy, cybersecurity and technology risks. Our Chief Strategist of Privacy and Compliance, Chief Information Security Officer, Chief Technology Officer, General Counsel and other members of management provide updates and analyses regarding data privacy and security topics to the Privacy, Security, and Technology Committee at each meeting. These updates address a broad range of topics throughout the year, including but not limited to: cybersecurity threats, vulnerabilities and preparedness; technology trends, including as it relates to AI; regulatory developments; legal issues; policies and practices; information governance and security; product security; other potential threats and vulnerabilities; and efforts to plan for and mitigate threats and vulnerabilities.
Board Oversight of Environmental, Social, and Governance Risks
Our Board recognizes the importance of sustainability to our organization. As a part of its independent oversight of the key risks facing our company, the Board, primarily through its Audit Committee, provides oversight of sustainability initiatives, evaluation and management of environmental, social and governance risks, and related public reporting.
Insider Trading Policies and Procedures and Anti-Hedging Policy

The Company has adopted insider trading policies and procedures governing the purchase, sale, and other dispositions of its securities by directors, officers, and employees that the Company believes are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable Nasdaq listing standards (the “Securities Trading Policy”). The Company’s Securities Trading Policy states, among other things, that its directors, officers, and employees (and entities controlled by such persons as well as family members) are prohibited from trading in such securities while in possession of material, nonpublic information. The Company is also prohibited from trading its publicly listed securities while in possession of material, nonpublic information related to the Company unless such trading activity complies with all applicable securities laws. The foregoing summary does not purport to be complete and is qualified by reference to the Securities Trading Policy, which is filed as Exhibit 19.1 to the Company’s 2025 10-K, filed with the SEC on February 12, 2026.
The Company’s Securities Trading Policy also requires executive officers and directors to consult the Company’s Office of the General Counsel prior to engaging in transactions involving the Company’s securities. In order to protect the Company from exposure under insider trading laws, executive officers and directors are encouraged to enter into pre-set trading plans under Exchange Act Rule 10b5-1. The Company’s Securities Trading Policy prohibits directors and employees (including officers) from trading in options and warrants of, and puts and calls or similar instruments on, the Company’s securities or selling such securities short. In addition, directors and employees (including officers) are prohibited from purchasing financial instruments or otherwise engaging in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.

Director Compensation in 2025
The table below sets forth information regarding non-employee director compensation for the fiscal year ended December 31, 2025.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Keith Enright	75,000	200,000	275,000
Ashley S. Evans(3)	73,342	200,000	273,342
Robert Giglio(3)(4)	45,150	241,101	286,251
Alison Gleeson(3)	63,615	200,000	263,615
Mark Mader	60,000	200,000	260,000
Domenic J. Maida	57,500	200,000	257,500
Katie Rooney(3)(4)	62,647	256,996	319,643
D. Randall Winn(3)	71,175	200,000	271,175
Owen Wurzbacher(3)	62,825	200,000	262,825
__________________
(1)The information in the table above excludes Patrick McCarter, a former member of the Board, who also served on our Compensation Committee and as chair of our Nominating and Corporate Governance Committee, who served in such capacities for a portion of 2025, from January 1, 2025 through February 28, 2025. In addition, Mr. McCarter did not receive any compensation from the Company for his service as a Board and committee member due to his role as a Board designee of the Carlyle Group, an affiliated sponsor of the Company, pursuant to our Stockholders Agreement.
(2)Represents the aggregate grant date fair value of restricted stock units granted during 2025 computed in accordance with Topic 718 without taking into account estimated forfeitures. The assumptions used in the valuation are discussed in Note 13: “Equity-based Compensation” to our Consolidated Financial Statements in Part II, Item 8 of our 2025 10-K. The aggregate number of unvested restricted stock units outstanding as of December 31, 2025 for each of our non-employee directors who received compensation was 19,551.
(3)Ms. Rooney was appointed Chair of the Audit Committee on July 31, 2025, and Ms. Evans, the prior chair of the Audit Committee, continues to serve as a member of the Audit Committee. Mr. Wurzbacher was appointed Chair of the Compensation Committee on October 28, 2025, and Mr. Winn, the prior chair of the Compensation Committee continues to serve as a member of the Compensation Committee. As a result of such committee leadership changes, each of their cash and total compensation amounts are commensurate on a pro-rata basis to their time served in such capacities during 2025.
(4)Ms. Rooney and Mr. Giglio became members of our Board as of February 1, 2025 and March 1, 2025, respectively, and as a result, each of their cash, stock and total compensation amounts are commensurate on a pro-rata basis to their time served on our Board, including any committees, as applicable. In addition, as a result of Ms. Rooney and Mr. Giglio joining our Board on February 1, 2025 and March 1, 2025, respectively, each of Ms. Rooney and Mr. Giglio received a pro-rated initial grant in 2025 upon becoming members of our Board, which was in addition to the annual grants made to all of our non-employee directors in May 2025. Accordingly, their total stock award compensation for 2025 reflects the aggregate of two awards granted in 2025 as a result of the timing of their appointment to the Board.
Board and Committee Fees in 2025
For 2025, pursuant to our non-employee director pay policy, each non-employee director was entitled to the following compensation:
•$50,000 annual cash retainer, payable quarterly in arrears, for service on the Board; plus
•Annual cash retainers for committee service, payable quarterly in arrears, as follows:
▪Chairperson of the Audit Committee: $20,000.
▪Chairperson of the Compensation Committee: $15,000.
▪Chairperson of the Privacy, Security, and Technology Committee: $15,000.
▪Chairperson of the Nominating and Corporate Governance Committee: $8,000.
▪Member of the Audit Committee (other than the Chairperson): $10,000.
▪Member of the Compensation Committee (other than the Chairperson): $7,500.
▪Member of the Privacy, Security, and Technology Committee (other than the Chairperson): $7,500.

▪Member of the Nominating and Corporate Governance Committee (other than the Chairperson): $4,000.
In addition, in connection with the Board’s appointment of a Lead Independent Director, upon the Compensation Committee’s recommendation, on February 5, 2026, the Board approved an amendment to our non-employee director pay policy, providing for additional annual cash retainer of $30,000 for any non-employee director serving as the Lead Independent Director.
Further, each non-employee director received and will continue to receive an annual grant of restricted stock units (“RSUs”), denominated in shares of the Company’s common stock issued under the ZoomInfo 2020 Omnibus Incentive Plan (the “Plan”). On the close of business on the date of each regular annual meeting of the Company’s stockholders, without further action by the Board, each non-employee director then in office shall be granted $200,000 in RSUs, and the number of RSUs will be determined by dividing $200,000 by our closing stock price on the grant date, rounded up to the nearest whole share. Each annual grant of RSUs vests in full on the earlier of (x) the first anniversary of the vesting commencement date and (y) the date of the Company’s first regular annual meeting of stockholders held after the grant date.
Any non-employee director who serves on the Board or a committee for less than a full quarterly period shall receive a prorated portion of the applicable annual cash retainer(s) for that quarterly period, prorated using the number of days served during the quarterly period, including the date of appointment. Each non-employee director who is appointed to the Board during the year is entitled to a pro-rated annual RSU award, determined based on the number of days between the date the non-employee director joins the Board and the anticipated date of the Company’s next annual meeting of stockholders.
Additionally, all of our directors will continue to be reimbursed for their reasonable out-of-pocket expenses related to their board service.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for 2026.
Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and our stockholders.
A representative of KPMG LLP is expected to attend the Annual Meeting. The representative will also have the opportunity to make a statement if he or she desires to do so, and the representative is expected to be available to respond to appropriate questions.
The shares represented by your proxy will be voted “FOR” the ratification of the selection of KPMG LLP unless you specify otherwise.
Audit and Non-Audit Fees
In connection with the audit of the 2025 financial statements, we entered into an agreement with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for the Company.
The following table summarizes fees for professional services rendered by our independent registered public accounting firm, KPMG LLP for the audits of our annual consolidated financial statements for the years ended December 31, 2025 and 2024:

	2025	2024
Audit fees(1)	$2,392,632	$2,468,565
Audit-related fees(2)	—	—
Tax fees(3)	340,181	416,790
All other fees(4)	—	—
Total:	$2,732,813	$2,885,355
__________________
(1)Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements, reviews of financial statements and other services related to SEC matters. The fees are for services that are normally provided in connection with statutory or regulatory filings or engagements.
(2)Includes fees billed for services performed that are related to the Company’s SEC filings (including costs relating to the review of SEC correspondence letters) and other research and consultation services.
(3)Includes the aggregate fees recognized in each of the last two fiscal years for professional services rendered for tax compliance, tax advice and tax planning.
(4)Includes fees for permitted services other than the services reported in audit fees, audit-related fees and tax fees.
All of the services shown in this table were pre-approved by the Audit Committee. The Audit Committee considered whether providing the non-audit services shown in this table was compatible with maintaining KPMG LLP’s independence and concluded that it was.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm
Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2026.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates pursuant to a charter that is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters—Board Committees and Meetings—Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
Katie Rooney, Chair
Keith Enright
Ashley S. Evans
Mark Mader

PROPOSAL NO. 3—ADVISORY NON-BINDING VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
As required by Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of our named executive officers as described in this proxy statement. This proposal provides our stockholders with the opportunity to express their views on the design and effectiveness of our executive compensation program.
Advisory Non-Binding Vote on Compensation of Named Executive Officers
We believe that our executive compensation philosophy and program, as described below in the “Executive Compensation Discussion and Analysis” section of this proxy statement, are effective in achieving our goals, and that the executive compensation reported in this proxy statement is appropriate, competitive, and aligned with both short-term and long-term business strategy and outcomes. The compensation program for our named executive officers is focused on pay-for-performance principles. The program is designed to attract, motivate, and retain executive officers in a highly competitive market for executive talent, reward and align the executive officers’ interests with the interests of our stockholders to create long-term value, while at the same time avoiding the encouragement of excessive risk-taking.
For a more detailed discussion of our compensation philosophy, objectives, principles, and programs, we strongly encourage our stockholders to review this proxy statement, and in particular the information contained in “Executive Compensation Discussion and Analysis” and in the compensation tables and narrative that follow it in the “Executive Compensation Tables” section of this proxy statement.
The vote on executive compensation is not intended to address any specific element of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.
Because this vote is advisory in nature, it will not affect any compensation already paid to our named executive officers, and will not be binding on us, the Compensation Committee, or the Board. Although the vote is non-binding, the Compensation Committee and the Board value the opinions of our stockholders and will consider the outcome of the vote in making future executive compensation decisions.
Vote Required
Approval of the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present virtually or represented by proxy and entitled to vote on the proposal. Abstentions will have the effect of a vote “AGAINST” this proposal and broker non-votes will have no effect on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS OF THE COMPANY
The following table presents summary information regarding each of our executive officers as of the date of this Proxy Statement, including: our Chief Executive Officer, Henry L. Schuck; our Chief Financial Officer, Michael Graham O’Brien; our Chief Revenue Officer, James Roth; and our EVP, General Counsel & Corporate Secretary, Ashley McGrane. The Board determined that Mr. Roth and Ms. McGrane were executive officers beginning in 2025. Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no family relationships among any of our directors or executive officers.

Name	Age	Principal occupation and other information
Henry L. Schuck	42
Mr. Schuck has served as Chief Executive Officer, Chairman of the Board and a director of ZoomInfo Technologies Inc. since its formation in November 2019 and served as Chief Executive Officer and a director of ZoomInfo Holdings LLC (formerly known as DiscoverOrg Holdings, LLC) since founding it in 2007. Prior to founding ZoomInfo Holdings LLC, Mr. Schuck was VP of Research & Marketing at iProfile, a sales intelligence firm focused on the IT market. Mr. Schuck is a cum laude graduate of the University of Nevada, Las Vegas with a B.S. in Business Administration and a B.S. in Hospitality Management with Honors and holds a J.D., cum laude, from The Ohio State University Moritz College of Law. Mr. Schuck is a licensed attorney in Nevada and Washington. Mr. Schuck currently serves on the Board of Directors for YipitData, a market research and alternative data analytics firm, and Fetch, a mobile rewards application. He served on the Board of Directors of Tegus, a financial data platform that was acquired by AlphaSense in 2024.

Michael Graham O’Brien	40	Mr. O’Brien has served as our Chief Financial Officer since July 2025. He previously served as our Interim Chief Financial Officer from September 2024 to July 2025. He has also held roles with increasing levels of responsibility at ZoomInfo since December 2017, previously serving as Vice President of Financial Planning & Analysis from January 2023 to September 2024. Prior to joining the Company, Mr. O’Brien held accounting positions at Rainking Solutions from 2016 to 2017, and with Kaseya from 2008 to 2016. Mr. O’Brien holds a B.S. in Accounting from Lehigh University and is a CPA registered with the District of Columbia Board of Accountancy.
James Roth	39	Mr. Roth has served as our Chief Revenue Officer since October 2023, overseeing the revenue organization, including the global sales, account management, customer experience, partnerships, and solutions engineering teams. Mr. Roth joined ZoomInfo in January 2022 and previously served as our Senior Vice President of Retention. Prior to joining ZoomInfo, Mr. Roth most recently held the position of SVP, Head of Field and Enterprise Sales at Vonage, where he worked for eight years following Vonage’s acquisition of iCore Networks, a cloud services company where he led the company’s go-to-market strategy. Mr. Roth led Vonage’s successful transition from a consumer VoIP provider into an enterprise communications platform. Mr. Roth holds a B.A. from Amherst College, where he studied political science and economics.
Ashley McGrane	42	Ms. McGrane has served as our Executive Vice President, General Counsel and Corporate Secretary since May 2024, where she oversees the Company’s legal matters, including matters relating to compliance, data privacy, government relations and strategic transactions. Prior to this, Ms. McGrane served as the Company’s Deputy General Counsel and Assistant Corporate Secretary from June 2021 to May 2024, where she led the corporate legal function, including the oversight of corporate governance, securities law compliance, and mergers and acquisitions. Prior to joining ZoomInfo, Ms. McGrane served as securities and governance counsel at Boston Scientific Corporation from 2015 to 2021. Prior to that, Ms. McGrane was an associate at several leading national law firms. Ms. McGrane holds a J.D. from Cornell Law School, and a B.S. in Business Administration and a B.A. in Mathematics from Susquehanna University.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This compensation discussion and analysis describes our compensation philosophy, objectives, and program structure for our named executive officers listed below. It also analyzes how and why our Compensation Committee arrived at specific compensation decisions during 2025 for our named executive officers.
Our only named executive officers during 2025 are listed in the table below. We refer to them as our “Named Executive Officers” or “NEOs.”

Name	Position(1)
Henry L. Schuck	Chief Executive Officer
Michael Graham O’Brien(2)	Chief Financial Officer
James Roth(3)	Chief Revenue Officer
Ashley McGrane(3)	EVP, General Counsel & Corporate Secretary
__________________
(1)Pursuant to Instruction 1 to Item 402(a)(3) of Regulation S-K, we have excluded Ali Dasdan, our former Chief Technology Officer, from being designated as an NEO for 2025, and have similarly excluded the corresponding compensation disclosure that would have otherwise been required. Mr. Dasdan departed the Company on March 2, 2025, and his total compensation for the period between January 1, 2025 through March 2, 2025, did not exceed $100,000. Accordingly, we are relying on the exception provided under Instruction 1 to Item 402(a)(3), which permits the exclusion of a former executive officer whose total compensation for the applicable fiscal year does not exceed $100,000.
(2)Graham O'Brien's compensation reported for fiscal year 2025 reflects amounts earned in his capacity as our Interim Chief Financial Officer from September 6, 2024 until July 31, 2025, at which time he was appointed as the Company's permanent Chief Financial Officer, effective August 1, 2025. Accordingly, pursuant to Item 402 of Regulation S-K, the amounts reflected in the Summary Compensation Table and elsewhere in this section for fiscal year 2025 include compensation earned by Mr. O'Brien in both his capacity as Interim Chief Financial Officer (January 1, 2025 through July 31, 2025) and as permanent Chief Financial Officer (August 1, 2025 through December 31, 2025).
(3)James Roth, our Chief Revenue Officer, and Ashley McGrane, our General Counsel, were each designated as executive officers of the Company effective February 13, 2025, and each served in that capacity through December 31, 2025. Pursuant to Item 402 of Regulation S-K, total compensation for the full fiscal year ended December 31, 2025 (including amounts earned prior to their election as executive officers) was taken into account in determining their status as Named Executive Officers and is reflected in the compensation tables set forth herein.
Executive Compensation Objectives and Philosophy
We operate in a rapidly evolving business environment. We must actively compete with other companies in attracting and retaining a world class, skilled executive management team, particularly in our technology sector, where there are a number of rapidly expanding software and other technology companies competing for a pool of highly qualified candidates. Our executive compensation program is designed to attract, motivate, incentivize and retain talented and seasoned technology leaders to drive customer success, innovate and efficiently and effectively grow our business. To that end, we believe that executive compensation should:
•Reinforce desired behaviors, with a strong linkage between pay and performance;
•Align our Named Executive Officers’ interests with the long-term interests of our stockholders, with a focus on performance that drives value creation for our stockholders;
•Be externally competitive and internally fair;
•Support the Company’s structure, values, and culture;
•Support and reinforce strong governance practices and organizational accountability; and
•Adhere to principles of fiscal responsibility.

We have implemented compensation practices designed to motivate our employees, including our NEOs, to pursue our corporate objectives while incentivizing them to create long-term value for our stockholders. Our executive compensation program combines short-term and long-term components, including salary, annual cash-based incentive awards, and longer-term equity awards. We believe we have found the proper mix of incentives that attracts, motivates and retains each NEO.
Our Compensation Committee regularly reviews and, if appropriate, adjusts our executive compensation program to match the size, scale, growth and other components of our business. Because our ability to compete and succeed in this dynamic environment is directly correlated to our ability to recruit, incentivize and retain talented and seasoned technology leaders, we expect to continue to adjust our approach to executive compensation to respond to our needs and market conditions as they evolve.
2025 Business Highlights
Our fiscal year 2025 business highlights included:
•Revenue of $1,249.5 million, an increase of 3% year-over-year.
•GAAP operating income of $225.7 million and Adjusted Operating Income of $445.9 million.
•GAAP operating income margin of 18% and Adjusted Operating Income Margin of 36%.
•GAAP Cash Flow from Operations of $465.4 million and Unlevered Free Cash Flow of $454.9 million.
•In 2025, the Company strengthened the core data engine that powers ZoomInfo by an additional 10.2 million contacts discoverable through enhanced title classification, expanded international mobile coverage by 1.8 million numbers across the UK, France, Germany, Italy, Spain, and the Netherlands, and verified location data for 160 million contacts, reflecting remote work realities.
•Closed the year with 1,921 customers with $100,000 or greater in Annual Contract Value (“ACV”), and an increase of 54 such customers year-over-year. These customers now make up more than 50% of total Company ACV.
•74% of the Company’s ACV was Upmarket, an increase of 6% year-over-year.
•As of December 31, 2025, the Company’s net revenue retention rate was 90%.1
•Repurchased 40.5 million shares of our common stock, representing 12% of our total shares then outstanding, at an average price of $10.06 per share, for an aggregate of $407.0 million.
•The Board of Directors of ZoomInfo approved an additional $1.0 billion share repurchase authorization in February 2026.
•The Board of Directors of ZoomInfo appointed Owen Wurzbacher as its Lead Independent Director. Mr. Wurzbacher has served on the Board of Directors since August 2024. He chairs the Board's Compensation Committee and is a member of the Nominating and Corporate Governance Committee. See the section entitled “The Board of Directors and Certain Governance Matters — Board Leadership Structure—lead Independent Director” for additional information.
Please see Appendix A for information about our non-GAAP financial measurements, including reconciliations to the most directly comparable GAAP-based financial measurements.
1 Net revenue retention is a metric that we calculate based on customers of ZoomInfo at the beginning of the twelve-month period, and is calculated as: (a) the total annual contract value (“ACV”) for those customers at the end of the twelve-month period, divided by (b) the total ACV for those customers at the beginning of the twelve-month period.

Recent Compensation Highlights
Our executive compensation practices are designed around our executive compensation philosophy and objectives, including our pay-for-performance philosophy, and reflect the rapidly evolving business environment in which we operate and the highly competitive market for seasoned leaders. See “Components of our Annual Compensation Program and 2025 Compensation” below for a more detailed discussion of our 2025 compensation program. Our 2025 compensation program highlights include:
•A Significant Portion of our NEOs’ Compensation is “At-Risk”, and a Meaningful Portion is Tied to Performance. As shown in the charts below, a significant portion of our NEOs’ compensation is “at-risk”, and a meaningful portion is tied to performance (consisting of cash incentive awards and long-term performance based equity awards).

FY 2025 NEO Pay Mix (Other than CEO)
Base Salary 9.6%
Cash Bonus 7.0%
Performance-Based RSUs 31.9%
Time-Based RSUs 51.5%
Base Salary
Cash Bonus
Time-Based RSUs
Performance-Based RSUs

FY 2025 CEO Pay Mix
Base Salary
1.8%
Cash Bonus
1.0%
Performance-Based Options
97.2%
Base Salary
Cash Bonus
Performance-Based Options

	At-Risk Pay of Total Compensation	Fixed Pay of Total Compensation
CEO	98.2%	1.8%
NEOs as a group (other than CEO)	90.4%	9.6%

•Grant of Premium-Priced Performance Option to the CEO. Our Compensation Committee believes that a mix of different types of equity awards provides a balance of incentives that promotes stockholder value creation, successful execution of the strategy set by Mr. Schuck, operational excellence and retention. In furtherance of our Compensation Committee’s continued emphasis on long-term equity incentives aligning compensation with performance, our Compensation Committee granted a one-time premium-priced performance-based stock option award to Mr. Schuck (the “CEO Premium-Priced Performance Option”). The CEO Premium-Priced Performance Option reflected the culmination of a multi-month process overseen by our Compensation Committee, with the assistance of our Compensation Committee’s independent compensation consultant and outside legal advisors, to design a program that serves as a significant incentive and retentive vehicle at a strategic inflection point for the Company.

◦In structuring the CEO Premium-Priced Performance Option, our Compensation Committee considered the fact that we are at a strategic inflection point, with the potential to deliver significant value to our customers and stockholders with the continued use of AI powered applications. In designing the CEO Premium-Priced Performance Option award, our Compensation Committee sought to create an award that tightly aligns Mr. Schuck’s long-term compensation with sustained stockholder value creation. Specifically, the award was designed to (i) focus Mr. Schuck on durable, compounding free cash flow per share growth as the foundation of value creation, (ii) reward sustained stock performance through a twenty trading-day average closing price requirement, designed to help ensure that vesting is based on lasting results, rather than short-term volatility, (iii) require outperformance relative to the companies listed on the Russell 3000 index as of the date of grant to reinforce accountability to investors, and (iv) serve both as a long-term retention vehicle and a public signal of the Board’s confidence in Mr. Schuck and the strategy set by him, our operational execution and the Company’s future stock price appreciation.
◦In order for the CEO Premium-Priced Performance Option to vest, the Company must achieve rigorous stock price and adjusted free cash flow per share goals. At the maximum vesting level, the Company would be required to deliver both adjusted free cash flow of $5.00 per share and a twenty-day average stock price of $100.00 per share, representing an increase of nearly 317% as compared to the Company’s adjusted free cash flow for 2025 and a stock price goal that is 414% of the fair market value of the stock price as of the grant date of the award. To ensure that vesting does not occur merely because the Company’s stock price appreciates due to broad market inflation, the CEO Premium-Priced Performance Option also includes a market share governor requiring our total shareholder return (“TSR”) performance to be at or above the 25th percentile of all companies in the Russell 3000 Index (the “Relative TSR Condition”) measured on a quarterly basis based on a 12-month look back period as of the grant date.
◦To incentivize performance, the entire CEO Premium-Priced Performance Option is “at-risk,” with no portion of the award eligible for vesting unless these rigorous performance goals are satisfied. In addition, to further support alignment with stockholder interests, the award:
▪supports the retention of Mr. Schuck by including a service-based vesting condition, which lapses in one-third annual installments on each of the three-year, four-year and five-year anniversaries of the grant date, subject to Mr. Schuck’s continued service as Chief Executive Officer or Executive Chairman;
▪does not provide for vesting in the event of a termination of employment unless the underlying performance goals are achieved prior to or during a limited period following such termination of employment due to Mr. Schuck’s death, disability, resignation for good cause or by the Company without cause;
▪in the event of a change in control, the award will only vest to the extent the underlying stock price goal is achieved in connection with such transaction, and the award will remain subject to the service-based vesting condition;
▪includes non-competition and non-solicitation restrictive covenants; and
▪is intended to serve as the sole equity award vehicle for Mr. Schuck during the 10-year term of the award, and therefore, represents an up-front equity award in lieu of annual participation in our long-term incentive program.

Executive Compensation Policies and Practices
Our executive compensation program adheres to the following practices:

What We Do	What We Don’t Do
☑ Emphasize long-term equity incentives consisting of both time-based and performance-based awards	☒ No guaranteed “single-trigger” change in control payments
☑ Tie performance cash incentive opportunities to well-defined business objectives	☒ No tax reimbursement or tax gross-ups on severance or change in control payments
☑ Provide transparent disclosure of performance incentive targets and payout structure	☒ No special executive welfare or health benefits, or retirement plans not available to our employees generally
☑ Structure equity award acceleration linked to a change in control as “double triggered” requiring both a change in control and involuntary termination for accelerated vesting to apply	☒ No guaranteed compensation increases
☑ Provide for clawback of awards in the event of fraud, conduct contributing to a financial restatement or irregularity or other detrimental activities	☒ No guaranteed payouts under our Cash Incentive Bonus Plans
☑ Assess risks of our executive compensation program	☒ No pledging of our stock
☑ Maintain a Compensation Committee comprised entirely of independent directors	☒ No hedging of our stock
☑ Retain an independent compensation advisor	☒ No strict benchmarking of compensation to a specific percentile or our peer group
Compensation Process
Role of Stockholder Say on Pay Vote
We provide our stockholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay vote”). At our 2025 annual meeting of the stockholders held in May 2025, approximately 98.6% of the votes cast approved of our executive compensation program on an advisory basis. While the Compensation Committee believes this outcome reflects that there is strong alignment between the goals of our executive compensation program and the interests of our stockholders, the Compensation Committee also determined that there were opportunities to update the program to be responsive to investor feedback and guidelines and proxy advisory firm recommendations. Based on this feedback, the Compensation Committee added additional performance-based vesting restricted stock units as a component of the long-term incentive compensation for our CEO and other executives. The Compensation Committee will continue to consider the outcome of say-on-pay votes and stockholder feedback in its design of our executive compensation program.
Role of Our Compensation Committee, Management and the Board
The Compensation Committee is appointed by our Board of Directors to assist with the Board’s oversight responsibilities with respect to the Company’s compensation and benefit plans, policies and programs, administration of Company equity plans and its responsibilities related to the compensation of the Company’s executive officers, directors, and senior management, as appropriate.

The Compensation Committee is primarily responsible for establishing and reviewing our general compensation strategy. The Compensation Committee meets periodically throughout the year to, among other responsibilities, manage and evaluate our executive compensation program, and generally determines, which may be subject to final Board of Directors approval, the principal components of compensation (base salary, cash performance incentives, and equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. Since our IPO, our Compensation Committee and, in certain circumstances, our full Board, has been responsible for making all executive compensation determinations. The Compensation Committee does not delegate authority to approve executive officer compensation. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee or Board of Directors meetings. Mr. Schuck, as our Chief Executive Officer, works closely with the Compensation Committee in managing the executive compensation program and attends some meetings of the Compensation Committee. He does not participate in the determination of his own compensation and is not present during decisions regarding his compensation.
Role of Compensation Consultant
The Compensation Committee has retained Aon's Human Capital Solutions, a nationally recognized compensation consulting firm, formerly known as Radford (“Aon”), to advise the Compensation Committee with respect to executive officer and director compensation, equity compensation program design, and company-wide equity strategy. Aon does not provide any services to the Company other than advising on executive and non-employee director compensation. The Compensation Committee has determined that Aon is independent from management and that Aon’s work has not raised any conflicts of interest.
Benchmarking and Peer Group
In 2025, the Compensation Committee, in consultation with Aon, reviewed the Company’s peer group for purposes of benchmarking executive compensation, and making compensation decisions in light of the Company’s growth and other factors. Based on Aon’s review and recommendations in 2025 and following additional discussions in March 2025, the Compensation Committee approved the following list of companies as an appropriate peer group for benchmarking executive compensation, and making compensation decisions, in 2025 (the “2025 Peer Group”). The Compensation Committee considered this 2025 Peer Group to align with the Company’s levels of headcount, revenue, revenue multiples, and market capitalization.

Alarm.com	DoubleVerify	Morningstar	Sprinklr
AppFolio	Five9	nCino	Teradata
Asana	Freshworks	Okta	Tyler Technologies
Braze	GitLab	PagerDuty	Twilio
Clearwater Analytics	HubSpot	Rapid7	Verint Systems
Dropbox	Informatica	SentinelOne
The Compensation Committee determined that target total direct compensation and target annual and long-term incentive compensation were within a competitive range for each NEO. This determination took into account the base salary levels, cash bonus targets, and equity awards for each NEO described below. The Compensation Committee intends to continue to strive to provide compensation opportunities that generally align each NEO’s target total direct compensation within a competitive range of the market median and expects that a significant portion of each NEOs total compensation package will continue to be focused on rewarding long-term future performance through a combination of at-risk cash and long-term equity incentive awards.

For 2026, based on Aon’s review and recommendations, and following additional discussions held in October 2025 and February 2026, the Compensation Committee has approved certain adjustments to the Company’s 2026 peer group as a result of changes at certain peer group companies and to further align with the Company’s industry and levels of headcount, revenue, revenue multiples, and market capitalization. The peer group for 2026 is set forth below.

ACI Worldwide*	Calix*	HubSpot	Rapid7
Alarm.com	Dropbox	Kalviyo*	SentinelOne
AppFolio	DoubleVerify	Morningstar	Sprinklr
Appian*	Five9	nCino	Teradata
Asana	Freshworks	Okta	Tyler Technologies
Braze	GitLab	PagerDuty	Twilio
		Pegasystems*	Workiva*

* Represents a new company added to the peer group for 2026.

Components of our Annual Compensation Program and 2025 Compensation
2025 Executive Compensation Components
Our annual executive compensation program consists of the following primary components:

Element	Form of Compensation for 2025	Description	Highlights for 2025 Program
Fixed Base Salary	Cash	Base compensation for day-to-day performance of job responsibilities	Adjustments to certain NEO base salaries in 2025 to reflect alignment with current 2025 Peer Group, and in each case, representing an increase of less than 5% on a year-over-year basis(1)
Variable Annual Incentives(2)	Cash	Rewards performance during the year based on the achievement of annual performance goals established by the Compensation Committee	Company performance-based funding based on: •Adjusted Operating Income (50%) •Net New ARR (50%)
Variable Long-Term Incentives(3)	•RSUs (time-based) •PSUs based on financial metrics	•Encourages improvement in the long-term performance of the Company •Aligns the financial interests of our NEOs with those of our stockholders	•Awards to our NEOs as a group (other than Henry’ Schuck), consisted of 39.4% performance-based RSUs and 60.6% of time-based RSUs(3)
Other Compensation	•Severance and change in control-related payments and benefits •Employee benefit plans and programs that are generally available to all employees	Other than severance and change in control payments, compensation is generally consistent with that available to all employees	Benefits include: •Medical, dental and vision insurance •401(k) plan with Company matching •Life and disability insurance •Flexible spending accounts •Other broadly available benefit plans
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(1) Excludes the base salary increase of Henry L. Schuck, who received an increase of 9%.
(2) Excludes the CRO Performance-Based Cash Incentive Award provided to Mr. Roth, which is described in greater detail below under the section entitled “—Additional Net Revenue Retention Performance-Based Cash Incentive Award.”
(3) Excludes the CEO Premium-Priced Performance Option provided to Mr. Schuck, which is described in greater detail below under the section entitled “—Long-Term Equity Compensation—2025 CEO Premium-Priced Performance Option.”

We believe the foregoing elements (each as described in greater detail below), provide a compensation package that attracts and retains qualified individuals, links individual performance to Company performance, focuses the efforts of our NEOs on the achievement of both our short-term and long-term objectives and aligns the interests of our NEOs with those of our stockholders. Our 2025 executive compensation program continued to reflect our ongoing transition from a late-stage private company to a publicly traded SaaS company with over a billion dollars in annual revenue, as we continued to emphasize long-term equity compensation as the most significant component of each NEO’s compensation. The tables below show the pay mix of our CEO and other NEOs and the components of their pay for 2025, specifically the base salary and cash bonus amounts earned and the grant date fair value of equity awards granted in 2025.
Base Salary
We provide each NEO with a base salary for the services that the NEO performs for us. This compensation component constitutes a stable element of compensation while other compensation elements are variable. Base salaries may be increased based on the individual performance of the NEO, the Company’s performance, any change in the NEO’s position within our business, the scope of the NEO’s responsibilities and any changes thereto. Base salaries may also be increased under the terms of an NEO’s employment agreement, but in the case of Mr. Schuck, such salary may not be decreased below $512,000 without his consent. Base salaries typically reflect each NEO’s experience, skills, knowledge and responsibilities, although market data may also play a role in setting salary levels. We do not apply specific formulas to determine changes in salaries. Instead, the salaries of our NEOs are reviewed on an annual basis by the Compensation Committee based on our compensation philosophy and objectives and with reference to our peer group.
Effective April 1, 2025, the Compensation Committee approved the base salaries and cash bonus targets for our NEOs at that time and determined (other than as indicated below) not to make any changes from the prior year. The table below sets forth the annual base salaries of our NEOs for 2025:

Name	2024 Base Salary ($)	2025 Base Salary ($)	Percentage Increase from 2024 Base Salary
Henry L. Schuck(1)	550,000	600,000	9.1%
Michael Graham O’Brien	450,000	470,000	4.4%
James Roth(2)	N/A	500,000	N/A
Ashley McGrane(2)	N/A	425,000	N/A
__________________
(1)Pursuant to the terms of his employment agreement, Mr. Schuck is entitled to a minimum base salary of $512,000, which may be increased, but not decreased without his consent.
(2)On February 13, 2025, our Board of Directors determined each of James Roth, our Chief Revenue Officer, and Ashley McGrane, our General Counsel, to be an "executive officer" of the Company, as such term is defined in Rule 3b-7 under the Exchange Act. As a result of this determination, Mr. Roth and Ms. McGrane became NEOs for fiscal year ended December 31, 2025, and accordingly, we have omitted the 2024 Base Salary of each of Mr. Roth and Ms. McGrane as they were not NEOs for any period of the fiscal year ended December 31, 2024, as well as the related percentage change between such amounts in 2024 and 2025.
Annual Cash Incentive Awards — 2025 Cash Incentive Bonus Plan
A key objective of our compensation philosophy is to tie a significant portion of each NEO’s compensation to our performance. To help accomplish this objective, we provide annual performance-based cash bonus incentive opportunities for our NEOs, which are earned based on our achievement against corporate performance objectives established at the beginning of the fiscal year.

The table below shows the target annual cash bonus opportunity for each NEO as a percentage of their base salary and as a corresponding dollar amount for 2025:

Name	2025 Target Cash Bonus as a Percentage of Salary	2025 Target Cash Bonus as a Dollar Amount	Percentage Increase from 2024 Target Bonus as a Dollar Amount
Henry L. Schuck	100%	$600,000	9.1%
Michael Graham O’Brien(1)	60%	$282,000	108.6%
James Roth(2)	100%	$500,000	N/A
Ashley McGrane(2)	50%	$212,500	N/A
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(1)The year-over-year percentage increase in Graham O'Brien’s target annual cash bonus is primarily the result of Mr. O’Brien’s appointment as the Company’s permanent Chief Financial Officer, effective August 1, 2025, and having previously served as the Company’s Interim Chief Financial Officer from September 6, 2024 until July 31, 2025. As a result, the year-over-year percentage increase in Mr. O’Brien's target annual cash bonus reflects his service as the principal financial officer for the full period of 2025 (including his service as the Interim Financial Officer), whereas during the 2024 period, Mr. O’Brien served as the principal financial officer for only a portion of the year, from September 6, 2024 until July 31, 2025, and his target cash bonus was commensurate for the duration of his service as the Interim Chief Financial Officer.
(2)On February 13, 2025, our Board of Directors determined each of James Roth, our Chief Revenue Officer, and Ashley McGrane, our General Counsel, to be an "executive officer" of the Company, as such term is defined in Rule 3b-7 under the Exchange Act. As a result of this determination, Mr. Roth and Ms. McGrane became NEOs for fiscal year ended December 31, 2025, and accordingly, we have omitted the information relating to the percentage increase from the 2024 target bonus of each of Mr. Roth and Ms. McGrane as they were not NEOs for any period of the fiscal year ended December 31, 2024.

At the beginning of 2025, our Board approved our annual operating plan, which included performance objectives that the Compensation Committee used to design an annual cash incentive bonus plan for our NEOs and other employees (the “2025 Cash Incentive Bonus Plan”). The Compensation Committee considered a number of factors in selecting the performance objectives applicable to our NEOs’ annual cash bonus opportunities, including performance objectives that tie to our business strategy and support our short-term and long-term plans to profitably grow our business. The Compensation Committee determined that two key short-term performance metrics - net new annual recurring revenue (“Net New ARR”) and fiscal year adjusted operating income (“AOI”) - are aligned with the key drivers of success during this phase of our business.
Each NEO’s 2025 cash bonus opportunity was based, and weighted equally, upon the Company’s 2025 Net New ARR and AOI performance targets. The following is a summary of our payout formula with respect to our 2025 Cash Incentive Bonus Plan:
•In the case of the Company’s 2025 Net New ARR(1) metric, thresholds were established at (x) $6 million, (y) $11 million and (z) $29 million (in each case, representing the 40% payout floor, the 100% payout target and the 125% maximum payout potential, respectively, of such metric’s portion of the cash bonus opportunity, weighted equally with AOI (as described in greater below));
•In the case of the Company’s 2025 AOI(2) metric, thresholds were established at (x) $468 million, (y) $473 million and (z) $483 million (in each case, representing the 25% payout floor, the 100% payout target and the 125% maximum payout potential, respectively, of such metric’s portion of the cash bonus opportunity, weighted equally with Net New ARR (as described in greater above));
•After considering each of the Company’s actual 2025 Net New ARR and AOI results relative to their respective target thresholds, the Compensation Committee approved achievements of 114% (rounding up to the nearest whole percentage point), in the case of the Net New ARR, and 0%, in the case of the AOI;

•Lastly, after giving equal weight to the Company’s Net New ARR and AOI achievements, the Compensation Committee determined that the Company attained, and thereby approved, a total blended achievement of 57% (rounding up to the nearest whole percentage point).
Similar to prior years, the Company’s 2025 Net New ARR and AOI targets were formulated based on the Company’s financial outlook and operational expectations at the beginning of the year, with the threshold for achievement set at the low end of the Company’s financial guidance at the beginning of 2025. The 2025 targets are lower than their respective prior-year targets, which reflect year-over-year changes in the market and the Company’s financial outlook and operational expectations.
_____________
(1)Net New ARR is calculated based on the difference between annual recurring revenue at the end of the year and the beginning of the year. The calculation is adjusted for any acquisitions made during the year, if applicable.
(2)AOI is defined as income from operations plus (i) impact of fair value adjustments to acquired unearned revenue, (ii) amortization of acquired technology and other acquired intangibles, (iii) equity-based compensation expense, (iv) restructuring and transaction-related expenses, (v) integration costs and acquisition-related expenses and (vi) legal settlement. For additional information relating to AOI, including a reconciliation of such measure to its most directly comparable U.S. GAAP financial measure, our U.S. GAAP operating income, see “Appendix A: Non-GAAP.” For purposes of our cash incentive bonus plan determination only, AOI achievement is also adjusted to exclude additional or reduced bonus driven by the cash incentive bonus plan relative to target bonuses. The calculation is also adjusted for any acquisitions made during the year, if applicable.
Additional Net Revenue Retention Performance-Based Cash Incentive Award
In addition to the annual cash incentive awards described above, the Compensation Committee granted James Roth, our Chief Revenue Officer, with an additional cash incentive award based on the achievement of certain net revenue retention metrics (such award, the “CRO Performance-Based Cash Incentive Award”). In furtherance of our Compensation Committee’s objective of aligning our compensation practices with the Company’s performance, the Compensation Committee deemed that it was in the best interests of the Company to design an award that directly links a significant portion of Mr. Roth’s compensation to net revenue retention targets, a metric that directly measures the Company’s ability to retain and expand revenue across its existing customer base. For additional information on how we calculate net revenue retention, see the section entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Performance—Increasing Usage of Our Platform” in the Company’s 2025 10-K, filed with the SEC on February 12, 2026.

Pursuant to the CRO Performance-Based Cash Incentive Award, Mr. Roth would only be eligible to receive a payout under such award if the Company attains a net revenue retention outcome based on a stretch goal relative to the Company’s targets for the applicable period, with payouts subject to an attainment cliff, and thereafter commencing with a 25% payout multiplier at the first threshold, increasing to 50% at the second threshold, 100% at the third threshold and up to a maximum of 125% at the final threshold. At the 125% achievement threshold, Mr. Roth would have been eligible to receive up to a total of $1,250,000.
On February 5, 2026, the Compensation Committee determined that because net revenue retention for the fiscal year ended December 31, 2025 was 90%, Mr. Roth’s CRO Performance-Based Cash Incentive Award was only partially attained between the 50% and 25% payout thresholds, and after giving effect to linear interpolation, resulted in a payout of $475,000.
Long-Term Equity Compensation
During 2025, we granted equity compensation to our NEOs (other than our PEO) in the form of both time-based and performance-based RSUs based on FCFps measurements, and solely with respect to our PEO, a premium-priced performance option award (each as defined and described in greater detail below), as follows:
•Prior to 2023, Mr. Schuck did not receive any long-term equity compensation. Instead, upon Mr. Schuck’s request, and with the approval of the Compensation Committee, the Company allocated additional equity awards to non-executive officer employees for recognition and retention purposes. In April 2023, Mr. Schuck received a three-year performance-based restricted stock unit award based on free cash flow per share growth, but subsequently forfeited that award so that shares could be reallocated to other employees. In 2025, Mr. Schuck received:
◦A performance-based premium-priced option award, subject to both service-based and performance-based vesting conditions, which represent 100% of his long-term incentive awards granted in 2025, as Mr. Schuck did not receive any time-based or any other performance-based RSU awards. The CEO Premium-Priced Performance Option provides Mr. Schuck with the opportunity to purchase up to 9,678,000 shares of the Company’s common stock, at an exercise price equal to a 140% premium to the fair market value of the price per share as of the CEO Option Grant Date, subject to the satisfaction of performance conditions based on the achievement of certain adjusted free cash flow per share targets and stock price targets (qualified by a relative TSR governor) and Mr. Schuck’s continued service as the Company’s Chief Executive Officer or Executive Chairman, through such attainment periods. For additional information, see “—Components of our Annual Compensation Program and 2025 Compensation—Long-Term Equity Compensation—2025 CEO Premium-Priced Performance Option.”
•Mr. O’Brien was awarded:
◦Time-based RSUs comprising 63.9% of his long-term incentive awards.
◦FCFps PSUs comprising 36.1% of his long-term incentive awards, on the same terms as those awarded to our NEOs (other than our PEO, who did not receive such award).
◦Mr. O’Brien’s time-based RSUs and FCFps PSUs include certain one-time grants that he received in connection with this appointment as the Company’s Chief Financial Officer. See the section entitled “Executive Compensation Discussion and Analysis —Grants of Plan-Based Awards” for additional information relating to Mr. O’Brien’s long-term equity compensation.
•Mr. Roth was awarded:
◦Time-based RSUs comprising 56.2% of his long-term incentive awards.
◦FCFps PSUs comprising 43.8% of his long-term incentive awards, on the same terms as those awarded to each of the other NEOs (other than our PEO, who did not receive such award).
•Ms. McGrane was awarded:
◦Time-based RSUs comprising 58.8% of her long-term incentive awards.
◦FCFps PSUs comprising 41.2% of her long-term incentive awards, on the same terms as those awarded to our NEOs (other than our PEO, who did not receive such award).
The Compensation Committee believes that both time-based and performance-based RSUs, and in the case of our PEO, the CEO Premium-Priced Performance Option award, align our NEOs’ interests with those of our stockholders by providing a return directly in line with our stock price, operating and financial performance, and minimizing incentive for short-term risk-taking at the expense of realizing long-term value. RSUs encourage retention through vesting over the recipient’s continued employment with us over a multi-year period, cover fewer shares than stock options, minimize dilution to stockholders, and are the predominant type of equity award utilized by the peer companies with whom we compete for talent, while PSUs encourage our executive officers to make decisions and take actions that directly align their interests with those of stockholders.
In response to Item 402(x) of Regulation S-K, the Company does not currently grant new awards of stock options (other than the CEO Premium-Priced Performance Option award granted to our PEO), stock appreciation rights, or similar option-like instruments. Accordingly, the Company has no specific policy or practice on the timing of awards of such options in relation to the disclosure of material nonpublic information by the Company. The Compensation Committee did not take material nonpublic information into account when determining the timing and terms of equity awards in 2025, and the Company does not time the disclosure of material nonpublic information for the purpose of affecting the value of compensation.

We have received feedback from our stockholders as noted above under “Role of Stockholder Say on Pay Vote” indicating a preference for performance-based equity awards that align our executive compensation programs with the creation of long-term stockholder value. The Compensation Committee considered this feedback and, in consultation with our Compensation Consultant, determined that a (i) mix of PSUs tied to financial metrics and time-based RSUs for our NEOs (other than our PEO) and (ii) the CEO Premium-Priced Performance Option award, is best aligned with the interests of our stockholders by creating an appropriate balance between our goals of business performance, long-term growth, and NEO retention. Accordingly, we have established (i) in the case of our NEOs (other than our PEO) a PSU program measured based on adjusted free cash flow per share over a three-year performance period and (ii) solely with respect to Mr. Schuck, a CEO Premium-Priced Performance Option program measured based on both adjusted free cash flow per share and the performance of the Company’s stock price (qualified by a relative TSR governor).
Our Compensation Committee believes that, in the case of our NEOs (other than our PEO), this mix of RSUs and PSUs aligns our NEOs’ interests with those of our stockholders by providing a return directly in line with a key financial metric that is important to maintain our long-term growth and sustainability, and in the case of Mr. Schuck, the CEO Premium-Priced Performance Option aligns our PEO’s interests with those of our stockholders by providing a return directly in line with both a key financial metric and our stock price. Our Compensation Committee ultimately determined to use adjusted free cash flow per share as the performance metric for the fiscal 2025 PSUs due to its important role in measuring the overall financial performance and operating activities of our business, and with respect to the CEO Premium-Priced Performance Option, the Compensation Committee determined that in furtherance of its continued emphasis on aligning long-term equity incentives with performance, it was important for the performance conditions of the CEO Premium-Priced Performance Option to be based on both adjusted free cash flow per share and stock price performance targets in order to tightly align Mr. Schuck’s long-term compensation with sustained stockholder value creation.
The table below sets forth the total equity awards granted to our NEOs in 2025:

Name	Award Type	Approximate Grant Date Fair Value	Vesting Schedule
Henry L. Schuck	CEO Premium-Priced Performance Option(1)	$32,356,780	33% of the shares available under each of the six equal achievement tranches, on the third, fourth and fifth anniversary of the grant date, in each case, subject to achievement of the corresponding performance targets
Michael Graham O’Brien	PSU(2)	$1,763,145	33% vesting in year 1, 33% vesting in year 2 and 33% vesting in year 3, in each case, subject to achievement of performance targets
	PSU(3)	$554,540	33% vesting in year 1, 33% vesting in year 2 and 33% vesting in year 3, in each case, subject to achievement of applicable performance targets
	RSU(2)	$3,015,702	33% vesting on August 1, 2026 and the remainder of the award in equal quarterly installments during the 24 months following August 1, 2026.

	RSU(4)	$869,550	33% vesting on April 1, 2026 and the remainder of the award in equal quarterly installments during the 24 months following April 1, 2026.
	RSU(5)	$320,166	100% vesting on August 1, 2026, which is the 12 month anniversary date on which Mr. O’Brien was appointed permanent Chief Financial Officer in accordance with the terms of the award
James Roth	PSU(3)	$1,607,700	33% vesting in year 1, 33% vesting in year 2 and 33% vesting in year 3, in each case, subject to achievement of applicable performance targets
	RSU(4)	$2,262,405	33% vesting on April 1, 2026 and the remainder of the award in equal quarterly installments during the 24 months following April 1, 2026.
Ashley McGrane	PSU(3)	$652,400	33% vesting in year 1, 33% vesting in year 2 and 33% vesting in year 3, in each case, subject to achievement of applicable performance targets
	RSU(6)	$932,000	33% vesting on April 1, 2026 and the remainder of the award in equal quarterly installments during the 24 months following April 1, 2026.
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(1)On November 26, 2025, the Board granted Mr. Schuck, the Chief Executive Officer and Chairman of the Company, a one-time, CEO Premium-Priced Performance Option award under the Company’s 2020 Omnibus Incentive Plan. The CEO Premium-Priced Performance Option provides Mr. Schuck with the opportunity to purchase up to 9,678,000 shares of the Company’s common stock, at an exercise price representing a premium price that is 140% premium of the fair market value of the price per share as of the CEO Option Grant Date, subject to the satisfaction of performance conditions based on the achievement of certain adjusted free cash flow per share targets and stock price targets (qualified by a relative TSR governor) and Mr. Schuck’s continued service. For additional information. See “—Components of our Annual Compensation Program and 2025 Compensation—Long-Term Equity Compensation—2025 CEO Premium-Priced Performance Option.”
(2)Awarded on July 31, 2025, in connection with, and in recognition of, Mr. O’Brien following his appointment as the Chief Financial Officer, with a vesting commencement date of August 1, 2025.
(3)Awarded on May 30, 2025, as part of the annual executive compensation review process, with a vesting commencement date of April 1, 2025; vesting subject to determination of achievement of performance targets in each performance year based on adjusted free cash flow per share.
(4)Awarded on May 15, 2025, as part of the annual executive compensation review process, with a vesting commencement date of April 1, 2025.
(5)Mr. O’Brien received an original grant of 29,400 restricted stock units, which vests in its entirety on the date that is 12 months from the date on which a permanent Chief Financial Officer is employed by the Issuer. Mr. O’Brien was appointed permanent Chief Financial Officer on August 1, 2025, and as a result, the award is scheduled to vest in whole on August 1, 2026.
(6)Awarded on May 30, 2025, as part of the annual executive compensation review process, with a vesting commencement date of April 1, 2025.

Performance-Based Restricted Stock Units
Free Cash Flow Per Share (FCFps) PSUs Awarded in 2025
The performance payout scale in the table below is applicable to the FCFps PSUs awarded to each of our NEOs (other than Mr. Schuck, who did not receive any FCFps PSUs) in 2025. Performance is measured in each Performance Year (as such term is used in the following table), and the achieved vested shares are paid (or not) in three annual installments over the three-year period following the end of each Performance Year subject to the Compensation Committee’s determination of achievement of FCF Per Share (as defined in the table below), based on the Company’s financial results. Target shares are allocated as follows:

•2025 Performance Year: 33 1/3% of Target Shares
•2026 Performance Year: 33 1/3% of Target Shares
•2027 Performance Year: 33 1/3% of Target Shares

In determining FCF Per Share achievement for the 2025 Performance Year for the Company’s PSUs awarded in 2025, the Compensation Committee began with GAAP operating cash flow and subtracted GAAP capital expenditures, which included amounts relating to the capitalization of development expenses and certain expenditures related to the Company’s new facilities. The Compensation Committee then adjusted for interest paid in cash, restructuring and transaction related expenses, and payments resulting from litigation proceedings. To calculate FCF Per Share for the FCFps PSUs awarded in 2025, the Compensation Committee then subtracted the interest paid in cash from the Company’s adjusted FCF, and then divided such amounts by the weighted-average shares outstanding, which resulted in $1.20 FCF Per Share. Because $1.20 lies between the established target of $1.12 and the maximum of $1.24, as shown in the table below, a linear interpolation yielded a final payout level of 133% for this metric.

FCFps PSUs Awarded in 2025
Percentage of Shares Allocated to Performance Year	33 1/3%
Annual Performance Factor	Fiscal Year 2025 FCF Per Share(1)	Percentage Payout in Performance Year
Below Threshold	<$1.07	0%
Threshold	$1.07	50%
Target	$1.12	100%
Maximum	$1.24	150%
Actual	$1.20	133%
__________________
(1)Defined for each performance year as: (x) (i) operating cash flow (as determined in accordance with GAAP and as presented in the Company’s financial statements) for the performance year, less (ii) purchases of property and equipment and other assets (as determined in accordance with GAAP and as presented in the Company’s financial statements) for the performance year, and equitably adjusted (up or down), as approved by the Board, for the cash effect of any, plus (iii) interest paid in cash, plus (iv) significant unusual or non-recurring events or accrual items (the foregoing clauses (i)-(iv) resulting in the Company’s unlevered free cash flow, then minus (v) the interest paid in cash, divided by (y) the weighted average number of shares of the Company’s common stock outstanding over the applicable performance year. See Appendix A for more information relating to our adjusted free cash flow calculation, including a reconciliation of such measure to its most directly comparable U.S. GAAP financial measure, our U.S. GAAP net cash provided by operating activities, as well as a detailed calculation of how we determined our adjusted free cash flow per share calculation for the FCFps PSUs awarded in 2025.

The table below sets forth the FCFps PSUs granted to and earned by our NEOs in 2025:

NEO	Job Title	Total FCFps PSUs Awarded	Target FCFps PSUs 2025 (33 1/3% of Total)	2025 FCFps PSUs Earned
Michael Graham O’Brien	Chief Financial Officer	221,405	73,802	98,155
James Roth	Chief Revenue Officer	172,500	57,500	76,475
Ashley McGrane	EVP, General Counsel & Corporate Secretary	70,000	23,333	31,033
Free Cash Flow Per Share (FCFps) PSUs Awarded in 2024
The performance payout scale in the table below is applicable to the FCFps PSUs awarded to Mr. Schuck in 2024. None of our other current NEOs received FCFps PSUs in 2024. Performance is measured in each Performance Year (as such term is used in the following table), and the achieved vested shares are paid (or not) in three annual installments over the three-year period following the end of each Performance Year subject to the Compensation Committee’s determination of achievement of FCF Per Share (as defined in the table below), based on the Company’s financial results. Target shares were allocated as follows:
•2024 Performance Year: 20% of Target Shares (as disclosed in our Proxy Statement filed in March 2025, the attainment level for the first performance period was 97%)
•2025 Performance Year: 30% of Target Shares
•2026 Performance Year: 50% of Target Shares
In determining FCF Per Share achievement for the 2025 Performance Year for the Company’s PSUs awarded in 2024, the Compensation Committee began with GAAP operating cash flow and subtracted GAAP capital expenditures. To calculate FCF Per Share for the FCFps PSUs awarded in 2024, the Compensation Committee divided the adjusted FCF by the weighted-average shares outstanding (adjusted for share repurchases), which resulted in $1.08 FCF Per Share. Because $1.08 lies between the established target of $1.07 and the maximum of $1.13, as shown in the table below, a linear interpolation yielded a final payout level of 108% for this metric.

FCFps PSUs Awarded in 2024
Percentage of Shares Allocated to Performance Year	30%
Annual Performance Factor	Fiscal Year 2025 FCF Per Share(1)	Percentage Payout in Performance Year
Below Threshold	<$1.02	0%
Threshold	$1.02	50%
Target	$1.07	100%
Maximum	$1.13	150%
Actual	$1.08	108%

__________________
(1)Defined for each performance year as: (x) (i) operating cash flow (as determined in accordance with GAAP and as presented in the Company’s financial statements) for the performance year, less (ii) purchases of property and equipment and other assets (as determined in accordance with GAAP and as presented in the Company’s financial statements) for the performance year, divided by (y) the weighted average number of shares of the Company’s common stock outstanding over the applicable performance year, adjusted to exclude the impact of any stock repurchases during the performance year. See Appendix A for more information relating to our adjusted free cash flow calculation, including a reconciliation of such measure to its most directly comparable U.S. GAAP financial measure, our U.S. GAAP net cash provided by operating activities, as well as a detailed calculation of how we determined our adjusted free cash flow per share calculation for FCFps PSUs awarded in 2024.

The table below sets forth the FCFps PSUs granted to and earned by Henry L. Schuck, our only current NEO who received such award in 2024:

NEO	Job Title	Total FCFps PSUs Awarded	Target FCFps PSUs 2024 (30% of Total)	2024 FCFps PSUs Earned
Henry L. Schuck	Chief Executive Officer	73,530	22,059	23,824(1)
__________________
(1)On May 29, 2024, Mr. Schuck was awarded a target number of FCFps PSUs subject to satisfaction of performance conditions as determined by our Compensation Committee. The amount shown represents the actual number of units earned by Mr. Schuck for the second PSU performance period, commencing January 1, 2025, and continuing through and including December 31, 2025, as determined February 5, 2026. As previously disclosed, the terms of Mr. Schuck’s FCFps PSUs were amended on February 13, 2025, to include a delay mechanism, such that vesting would not occur until the later of (x) 45 days or (y) until the expiration of any HSR Act waiting period, in each case, in the event that Mr. Schuck’s economic ownership would have otherwise crossed a reporting threshold as a result of the vesting of any such award following the attainment of any time or performance condition, as applicable. As a result of such feature, Mr. Schuck’s earned units will vest in whole on March 22, 2026, the date that is 45 days after February 5, 2026.
Our NEOs (other than Mr. Schuck) will be eligible to receive a mix of RSUs and PSUs in 2026, subject to the recommendation and approval of our Compensation Committee. As part of the PSU program in 2026, the Compensation Committee has considered a number of performance metrics to utilize in measuring overall financial performance and operating activities, including, but not limited to, free cash flow, free cash flow per share, net cash provided by operating activities, stock price, total stockholder return, revenue, profit margins or earnings/loss before interest, taxes, depreciation and amortization, or net revenue retention. These metrics may be expressed in terms of attaining a specified performance level, increase or decrease in a particular area and may be on an individual, business unit, division or company-wide basis, and in absolute terms or relative to the performance of comparable companies or peer groups or indexes.

2025 CEO Premium-Priced Performance Option
Background
On November 26, 2025 (the “CEO Option Grant Date”), our Board, upon the recommendation of our Compensation Committee and after considering the input of Aon, granted Mr. Schuck the CEO Premium-Priced Performance Option, providing Mr. Schuck with the opportunity to purchase up to 9,678,000 shares of the Company’s common stock, at an exercise price equal to $13.54 (which represents a premium price of 140% of the fair market value of the price per share as of the CEO Option Grant Date), subject to the satisfaction of rigorous performance conditions and Mr. Schuck’s continued service as the Company’s Chief Executive Officer or Executive Chairman, as further described below. The CEO Premium-Priced Performance Option reflected the culmination of a multi-month process overseen by our Compensation Committee, with the assistance of Aon and outside legal advisors, to design a program that serves as a significant incentive and retentive vehicle at a strategic inflection point for the Company. In sizing the award, our Compensation Committee sought to create a significant, one-time equity award that would serve as a meaningful incentive for Mr. Schuck to successfully execute the strategy set by him, lead the Company’s operational execution and to maximize the sustained, long term value of the Company’s common stock. Importantly, the Company does not intend to grant any other equity awards to Mr. Schuck during the 10-year term of the award and, thus, the CEO Premium-Priced Performance Option represents an up-front equity award in lieu of annual participation in our long-term incentive program.
Grant Design and Structure
In structuring the grant, our Compensation Committee considered the fact that we are at a strategic inflection point, with the potential to deliver significant value to our customers and stockholders with the continued use of AI powered applications. ZoomInfo has built an all-in-one AI platform for go-to-market teams — combining proprietary data, AI-powered insights, and workflow automations. The Committee believes the Company is uniquely positioned to deliver significant and durable value to customers and stockholders as enterprise AI adoption accelerates. In designing the CEO Premium-Priced Performance Option award, our Compensation Committee sought to create an award that tightly aligns Mr. Schuck’s long-term compensation with sustained stockholder value creation. The CEO Premium-Priced Performance Option directly links potential realizable value to the achievement of ambitious, measurable outcomes over a ten-year period. Specifically, it (i) focuses Mr. Schuck on durable, compounding free cash flow per share growth as the foundation of value creation, (ii) rewards sustained stock performance through a twenty trading-day average closing price requirement, designed to help ensure that vesting is based on lasting results, rather than short-term volatility, (iii) requires outperformance relative to the broader market to reinforce accountability to investors and (iv) serves both as a long-term retention vehicle and a public signal of the Board’s confidence in Mr. Schuck and the strategy set by him, our operational execution and the Company’s future stock price appreciation.

Our Compensation Committee determined that now is the appropriate time to issue the CEO Premium-Priced Performance Option to Mr. Schuck, given the Company’s strategic inflection point and the Company’s progress in stabilizing growth, maintaining margins, and strengthening free cash flow. The CEO Premium-Priced Performance Option is intended to reinforce continuity of leadership during a period of transformation and to align Mr. Schuck’s incentives squarely with the next phase of the Company’s long-term value creation. The Company has a strong foundation of operating discipline and has continued to shift the business toward more durable, up-market growth with industry-leading and AI-centered products. As a result, our Compensation Committee believes the Company has entered a stage, where executing an ambitious product roadmap and accelerating expansion up-market are key to the Company’s long-term cash generation and stockholder value creation. Returning to consistent top-line growth, coupled with expanding margins and sustaining stock performance, will define stockholder value. We believe that this grant helps to ensure that meaningful rewards are earned only through multi-year, measurable outperformance that benefits the Company’s stockholders.

Performance Measures of the Grant
The Company selected adjusted free cash flow per share as the primary long-term performance measure because our Compensation Committee believes it most directly reflects the Company’s ability to create sustained stockholder value while maintaining operational discipline. Adjusted free cash flow per share integrates revenue growth, profitability, capital efficiency, and share count management into a single metric that we believe aligns with how investors evaluate our long-term performance and intrinsic value creation.
Our strategic focus is on scalable growth, durable margins, and disciplined capital allocation. We believe adjusted free cash flow per share captures each of these dimensions: it measures our ability to (i) grow recurring revenue and operating income while converting those gains into cash; (ii) reinvest prudently in product innovation and go-to-market capabilities; and (iii) return value to stockholders through share repurchases and other capital deployment. Because it reflects both cash generation and per-share economics, we believe adjusted free cash flow per share is a direct indicator of the Company’s capacity to compound value for our stockholders over time.
Our Compensation Committee believes that emphasizing adjusted free cash flow per share:
•aligns leadership incentives with the interests of our stockholders, ensuring that management decisions prioritize sustainable cash generation and per-share returns rather than short-term revenue or margin targets;
•encourages long-term decision-making and investment discipline, reinforcing a focus on quality of growth and capital efficiency; and
•provides transparency and accountability, as the metric is objectively measurable and closely correlated with long-term total shareholder return.
Our Compensation Committee views adjusted free cash flow per share as the most comprehensive measure of the Company’s operational health and long-term success. By tying the vesting of the CEO Premium-Priced Performance Option to this metric, the award reinforces the Company’s strategic objective of delivering durable, compounding value for our stockholders.
Our Compensation Committee determined that stock price performance, measured based on the Company’s average closing price over twenty consecutive trading days, is an essential complement to the internal operational metric of adjusted free cash flow per share. The inclusion of stock price directly aligns Mr. Schuck’s potential realizable value with long-term stockholder returns, which we believe provides a transparent, market-based measure of performance that investors can independently verify.
Requiring the Company’s stock price to sustain an average closing price over an extended trading period is designed to help ensure that vesting reflects durable, value-creating performance, not temporary market volatility or short-term price spikes. We believe that the twenty day averaging mechanism sets a high bar for achievement and underscores the award’s focus on sustained outperformance and stockholder confidence. By establishing ambitious stock-price hurdles, the award is designed to motivate exceptional execution, strategic consistency, and investor-validated success over the full ten-year term of the grant. Importantly, in order to govern against vesting due solely to broad market inflation, the award also includes a relative TSR condition that reduces the award payout to 0% if the performance goals are satisfied but the Compensation Committee determines the relative TSR condition has not been satisfied for the applicable measurement period.

Our Compensation Committee believes that pairing this market-based metric with rigorous internal financial goals creates a balanced incentive framework, rewarding Mr. Schuck for both fundamental operating excellence and the creation of lasting stockholder value, as reflected in the Company’s market performance.

Finally, because our Compensation Committee wanted to incentivize above-market, transformational performance, our Compensation Committee designed the CEO Premium-Priced Performance Option to be more rigorous and challenging than other recent transformational programs it reviewed. The stock price goals and adjusted free cash flow per share goals are set at significant premiums to the current performance and trading price, and all performance goals must be met within the same Performance Measurement Period (as described below) to ensure total performance is delivered. If achieved, stockholders would experience exceptional value creation, with the maximum performance goals representing an increase of nearly 317% as compared to the Company’s adjusted free cash flow for 2025 and a stock price goal that is 414% of the fair market value of the stock price as of the grant date of the award.
Summary of the Key Terms of the Grant
Based on discussions with Aon, our Compensation Committee structured the CEO Premium-Priced Performance Option to incentivize the creation of sustained stockholder value through above-market, transformational performance, innovation and operational excellence, resulting in the following features in the CEO Premium-Priced Performance Option design:

CEO Premium-Priced Performance Option Terms
Option Term:	Option expires on the ten-year anniversary of the CEO Option Grant Date (the “Expiration Date”).
Number of Shares Subject to CEO Premium-Priced Performance Option:	9,678,000 shares
Premium-Priced Exercise Price	$13.54, representing 140% of the fair market value of an underlying share of the Company’s common stock as of the CEO Option Grant Date.
Performance Period and Performance Measurement Period
The performance period commences on the CEO Option Grant Date and ends with the last fiscal quarter ending prior to the Expiration Date.
Performance is measured during 12-month periods ending on the last day of each of the eight fiscal quarters of the Company during 24-month measurement periods (the “Performance Measurement Period”), starting with the fiscal quarter of the Company ending on or immediately following the 12-month anniversary of the CEO Option Grant Date.

Service-Based Vesting Condition
Vest with respect to one-third of the Company’s common stock subject to each Tranche on the three-year anniversary, four-year anniversary and five-year anniversary of the CEO Option Grant Date (each, a “CEO Vesting Date”), subject to Executive’s continued service as Chief Executive Officer or Executive Chairman through the applicable CEO Vesting Date.

Performance Goals:
Performance Goals: The CEO Premium-Priced Performance Option is divided into six equal Tranches, with each Tranche subject to:

•Stock Price Goal (based on average stock price over twenty consecutive trading days);

•Operational Goal (based on adjusted FCF per share); and

•Relative TSR Condition.

Our Compensation Committee chose the combination of the Stock Price Goal and Operational Goal, given that (i) the Stock Price Goal directly aligns Mr. Schuck’s potential realizable value with long-term stockholder returns, which provides a transparent, market-based measure of performance that investors can independently verify and (ii) the Operational Goal most directly reflects the Company’s ability to create sustained stockholder value, while maintaining operational discipline, integrating revenue growth, profitability, capital efficiency and share count management into a single metric that aligns with how investors evaluate the Company’s long-term performance and intrinsic value creation. The Relative TSR Condition governs against vesting due solely to broad market inflation to ensure satisfaction of the performance conditions is based on superior Company performance comparatively to peers and the market.

These goals are deliberately calibrated to be challenging to attain and require significant increases in share price and free cash flow performance from the CEO Option Grant Date. Our Compensation Committee reviewed other recent transformational award programs and purposefully designed the CEO Premium-Priced Performance Option to be more rigorous and challenging than the other programs reviewed. The Stock Price Goal and Operational Goal are set at significant premiums to the current trading price, and all Performance Goals must be met within the same Performance Measurement Period to ensure total performance is delivered. Stockholders would experience exceptional value creation if the Performance Goals are satisfied.

To vest, the Performance Goals must be achieved during the Performance Measurement Period, with achievement measured during 12-month periods ending on each of the eight fiscal quarters during the Performance Measurement Period; provided, that the Stock Price Goal and Relative TSR Condition must both be achieved during the same 12-month period, while the Operational Goal may be achieved during any separate 12-month period within the Performance Measurement Period.

The Performance Goals are as set forth below:

	Tranche	Stock Price Goal(1)	Stock Price Goal as Percentage of Per Share Fair Market Value as of the Grant Date	Adjusted Free Cash Flow per Share Goal(2)
	1	$40.00	414%	$2.50
	2	$60.00	620%	$3.00
	3	$70.00	724%	$3.50
	4	$80.00	827%	$4.00
	5	$90.00	931%	$4.50
	6	$100.00	1034%	$5.00

(1)Achieved if the average of the closing price per share of the Company’s common stock equals or exceeds the Stock Price Goal during a twenty consecutive trading day period during any 12-month period ending on the last day of each fiscal quarter of the Company within the applicable Performance Measurement Period.
(2)Achieved if the amount equal to the adjusted free cash flow on a per share basis equals or exceeds the adjusted free cash flow per share goal during the applicable 12-month period ending on the last day of each fiscal quarter of the Company. Adjusted free cash flow means, for each 12-month period ending on the last day of each fiscal quarter of the Company, the Company’s Unlevered Free Cash Flow as determined in good faith by the Company and consistent with the Company’s historical methodology, less cash interest expense as determined in accordance with GAAP. Please see Appendix A for information about our 2025 Unlevered Free Cash Flow, including reconciliations to the most directly comparable GAAP-based financial measurement.
If the Stock Price Goal and Operational Goal have been achieved prior to the applicable CEO Vesting Date, such portion of the Tranche for which the CEO Vesting Date has not elapsed will remain outstanding and will vest on the applicable CEO Vesting Date, subject to Mr. Schuck’s continued service as Chief Executive Officer or Executive Chairman through such date.

Relative Performance Benchmark:	To ensure that the Stock Price Goal is not achieved merely because the Company’s stock price appreciates due to broad market inflation, the Stock Price Goal will only be satisfied if the Company’s TSR performance during the applicable 12-month period ending on the last day of each fiscal quarter of the Company is at or above the 25th percentile of all companies in the Russell 3000 Index as of the CEO Option Grant Date.
Change in Control Treatment:
Upon a change in control of the Company, only the Stock Price Goal will apply for determining the achievement of the underlying Performance Goals:
•If the transaction price per share received in the change in control equals or exceeds the Stock Price Goal, then the Performance Goal will be satisfied for such Tranche, with linear interpolation for a transaction price between two Stock Price Goals.
•If the transaction price per share received in the change in control is less than the Stock Price Goal for the Tranche, then such Tranche will be forfeited.
If the change in control occurs prior to the applicable CEO Vesting Date, the Tranche(s) for which the Performance Goal has been achieved will remain outstanding and vest based on Mr. Schuck’s continued service through the applicable CEO Vesting Date, subject to accelerated vesting for a qualifying termination in connection with such change in control.

Vesting in Connection with Termination without Cause, due to Death or Disability, or by Mr. Schuck for Good Reason
Termination prior to the third (3rd) anniversary of the CEO Option Grant Date and prior to the achievement of Performance Goals, the award will be forfeited.
Termination on or after the third (3rd) anniversary of the CEO Option Grant Date and prior to the applicable CEO Vesting Date and achievement of the Performance Goals, the award will remain outstanding for a two-year tail period (“Tail Period”), and if the Performance Goal for a Tranche is achieved during the Tail Period, such Tranche will vest on a pro-rata basis.
•Termination on or after the applicable CEO Vesting Date and prior to the achievement of the Performance Goals, the award will remain outstanding for the Tail Period, and if the Performance Goal is satisfied during the Tail Period, the portion of the Tranche for which the CEO
Vesting Date has elapsed as of the date of the termination will fully vest.
Termination prior to the applicable CEO Vesting Date and after the achievement of the Performance Goals, the Tranche for which the Performance Goals have been satisfied will fully vest.

Resignation (other than due to Good Reason)
Resignation prior to the applicable CEO Vesting Date, forfeit the portion of the CEO Premium-Priced Performance Option associated with such CEO Vesting Date in its entirety.
Resignation after the applicable CEO Vesting Date, forfeit unvested Tranches.

Termination for Cause	Forfeit vested and unvested Tranches.
Severance and Change in Control Benefits
Our NEOs are provided certain protections in the event of their termination of employment under specified circumstances, including following a change in control of the Company, as described in more detail in “Potential Payments upon Termination or Change in Control” below. We believe that these protections serve our retention objectives by helping our NEOs maintain continued focus and dedication to their responsibilities to maximize stockholder value, including in the event of a transaction that could result in a change in control of the Company. The chart below describes the material terms of these benefits for our NEOs.

Triggering Event(s)	Benefits
Employment is terminated without cause or NEO resigns for good reason in connection with a change in control
•A lump sum payment equal to 18 months, in the case of Mr. Schuck, and 9 months, in the case of Mr. O’Brien, Mr. Roth and Ms. McGrane, plus 100% of each such NEO’s annual target cash bonus for the year of termination, in each case, less any amounts already paid for any such year.
•Solely in the case of Mr. Schuck, any earned but unpaid bonus for the prior fiscal year.
•In the case of Mr. Schuck, continuation for 18 months, and in the case of Mr. O’Brien, Mr. Roth and Ms. McGrane, continuation for 12 months, respectively, following the termination date of any health insurance benefits to which such NEO was entitled as of the termination date; and
•100% accelerated vesting of NEO’s outstanding equity awards subject to time-based vesting.
In each case subject to the applicable NEO timely signing a release of claims that becomes effective and continued compliance with such NEO’s restrictive covenants.

Employment is terminated without cause or resigns for good reason (other than in connection with a change in control)
•A lump sum payment equal to 12 months, in the case of Mr. Schuck, and a lump sum payment equal to 6 months, in the case of Mr. O’Brien, Mr. Roth and Ms. McGrane, of such NEO’s then-current base salary, plus, in the case of Mr. Schuck, a pro-rated portion of their expected target annual cash bonus for the year of termination, and in the case of Mr. O’Brien, Mr. Roth and Ms. McGrane, a pro-rated portion of their respective bonuses based on actual performance determinations, in each case, less any amounts already paid for such year;
•In the case of Mr. Schuck, continuation for 12 months, and in the case of each of Mr. O’Brien, Mr. Roth and Ms. McGrane, continuation for 6 months, respectively, following the termination date of any health insurance benefits to which NEO was entitled as of the termination date; and
•In the case of each NEO, accelerated vesting of the portion of the NEO’s then-unvested equity awards subject to time-based vesting scheduled to vest within 12 months and 3 months, respectively, following the termination date; provided, however, that in the case of Mr. O’Brien, Mr. Roth and Ms. McGrane, such accelerated vesting is subject to a cap on the fair market value of the shares ultimately accelerated based on years of service (up to $2,000,000 for three years of service, $2,750,000 for four years of service, $3,500,000 for five years of service, and $4,250,000 for six or more years of service).
In each case subject to the applicable NEO timely signing a release of claims that becomes effective and continued compliance with such NEO’s restrictive covenants.

Employment is terminated due to death or disability	•A pro-rated portion of the NEO’s expected annual bonus for the year of termination, less any amounts already paid for such year. •Up to 5,000 RSUs vest, subject to certain exceptions.
In addition, in the event any of the payments provided for under the executive employment agreements, or otherwise payable to the NEO, would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and could be subject to the related excise tax under Section 4999 of the Internal Revenue Code, the NEO would be entitled to receive either full payment of benefits or such lesser amount which would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to such executive. No employment letter with any of our NEOs provides for any tax gross-up payments.

Other Compensation
Employee Benefits
We provide various employee benefit programs to our NEOs, including medical, vision, and dental benefits. These benefit programs are generally available to all of our employees with certain variations based on jurisdictions and seniority. These benefits are provided to the NEOs to eliminate potential distractions from performing their regular job duties. We believe the cost of these programs is counterbalanced by an increase in productivity by the executives receiving access to them.
No Executive Perquisites
Executive perquisites are not part of our general compensation philosophy.
Retirement Plan
Our NEOs are eligible to participate in the defined contribution pension plan (the “401(k) Plan”) we maintain for all full-time U.S. employees. The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The 401(k) Plan provides that each participant may contribute up to 90% of such participant’s compensation pursuant to certain restrictions. In 2025, we matched 50% of the employee’s contribution to the 401(k) plan up to the first 7% of their contribution. We may also make discretionary profit-sharing contributions to eligible participants. We do not have a defined benefit plan or any non-qualified deferred compensation arrangements.
The value of perquisites and other personal benefits provided to the NEOs is reflected in the “All Other Compensation” column of the “Summary Compensation Table” and the accompanying footnote.
Other Compensation Policies and Practices
Clawback
In accordance with the ZoomInfo Technologies Inc. Clawback Policy effective October 2, 2023, the Board will seek reimbursement from covered executive officers (which includes our NEOs) for the amount of erroneously awarded compensation (i.e., the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on restated amounts) resulting from an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
In addition, under the terms of our 2020 Omnibus Incentive Plan, if an incentive award recipient, including any of our NEOs, engages in any Detrimental Activity (as defined under the Plan), our Compensation Committee has the authority and discretion to cancel all or part of the recipient’s outstanding awards, or require full or partial forfeiture and/or repayment of any gain that the recipient realized upon the vesting or exercise of awards. “Detrimental Activity” includes unauthorized disclosure of confidential or proprietary information, any activity that would be grounds to terminate the recipient for cause, a breach of any restrictive covenant such as a non-competition agreement, or fraud or conduct contributing to any financial restatements or irregularities.

Stock Ownership Guidelines for Non-Employee Directors and Executive Officers
In an effort to further align management and stockholder interests, in October 2023 our Board adopted stock ownership guidelines pursuant to which our non-employee directors and executive officers are required to own shares of the Company’s common stock that have a fair market value equal to the following multiple of the individual’s base salary (or, in the case of a non-employee director, a multiple of the cash annual retainer paid to the non-employee director by the Company):
•Chief Executive Officer: Six times annual base salary;
•Other Executive Officers: Three times annual base salary; and
•Non-Employee Directors: Five times annual cash retainer.
Shares counted to determine ownership include shares:
•Owned directly by the individual or their immediate family members residing in the same household, in each case, including through open market purchases, ESPP (as defined below), or acquired and held upon vesting of Company equity awards, as applicable;
•Held in trust for the benefit of the individual or immediate family members residing in the same household; and
•Shares owned by a partnership, limited liability company or other entity to the extent of the individual’s interest therein (or the interest therein of their immediate family members residing in the same household), provided the individual has or shares power to vote or dispose of the shares.
Vested but unexercised options and unearned RSUs and PSUs are not to be used in determining share ownership for purposes of these stock ownership guidelines.
Compliance with the stock ownership guidelines is measured as of April 1 of each year. The applicable share ownership threshold for each covered individual is determined by multiplying the then-current base salary or annual cash retainer by the applicable multiple as of April 1 (the “Calculation Date”) and dividing by the 90-day trailing average of the Company’s common stock, resulting in a fixed number of shares for each individual’s target ownership. This fixed number is then compared to the actual number of shares beneficially owned. The applicable guideline level of Company stock ownership is expected to be satisfied within five years after an individual first becomes subject to the stock ownership guidelines and maintained thereafter for as long as the individual remains an executive officer subject to the guidelines or a non-employee director of the Company. For so long as any individual remains subject to the stock ownership guidelines and until their applicable threshold set forth above is satisfied, such individual will be required to retain at least 50% of the net shares delivered pursuant to awards under the Plan and/or other applicable plan until the guidelines are satisfied.
Policy Prohibiting Hedging and Pledging of Our Equity Securities
Our Securities Trading Policy prohibits our employees, including our executive officers and directors, from engaging in short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to our common stock; pledging Company securities as collateral for loans; and holding Company securities in margin accounts. No shares of the Company beneficially owned by any director or NEO are pledged or held in a margin account.

Tax and Accounting Considerations
Taxation of “Parachute” Payments and Deferred Compensation
We do not provide, and have no obligation to provide, any of our NEOs with a “gross-up” or other reimbursement payment for any tax liability the NEO might owe because of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any of the payments or benefits provided for under the change of control and severance agreements or otherwise payable to an NEO would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the NEO would receive either full payment of such payments and benefits or such lesser amount that would cause no portion of the payments and benefits being subject to the excise tax, whichever results in the greater after-tax benefits to the NEO.
Deductibility of Executive Compensation
Section 162(m) of the Code generally limits the amount we may deduct from our federal income taxes for compensation paid to our Chief Executive Officer and other U.S.-based executive officers to $1 million per executive officer per year, subject to certain exceptions. We have not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our executive officers and do not currently have any immediate plans to do so. The Compensation Committee has authorized, and may in the future, in its judgment, authorize, compensation payments that are not fully tax deductible when it believes that such payments are appropriate to attract and retain executive talent or meet other business objectives. The Compensation Committee intends to continue to compensate our current and former executive officers in a manner consistent with our best interests and the best interests of our stockholders.
Accounting for Stock-Based Compensation
Under Financial Accounting Standard Board ASC Topic 718 (“ASC 718”), we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The accounting impact of our compensation programs is one of many factors that the Compensation Committee considers in determining the structure and size of our executive compensation programs.
ASC 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables below, even though the recipient may never realize any value from such awards.
Performance-Based Awards under our 2020 Omnibus Incentive Plan
From time to time, we may grant equity-based or cash-based awards under the 2020 Omnibus Incentive Plan that will become earned or will vest and become exercisable upon the attainment of Performance Conditions. For purposes of this Proxy Statement, “Performance Conditions” means specific levels of performance of the Company (and/or one or more of its subsidiaries, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, or any combination of the foregoing), which may be determined in accordance with GAAP or on a non-GAAP basis on, without limitation, the following measures: (i) net earnings, net income (before or after taxes), or consolidated net income; (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue, net revenue, net revenue growth, annual recurring revenue, or net new annual recurring revenue; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) operating income or net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, capital, employed capital, invested capital, equity, or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow, or cash flow return on capital), which may be but are not required to be measured on a per share basis; (viii) actual or adjusted earnings before or after interest, taxes, depreciation, and/or amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total stockholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv) objective measures of customer/client satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘value creation’ metrics; (xvii) enterprise value; (xviii) sales; (xix) stockholder return; (xx) customer/client retention; (xxi) competitive market metrics; (xxii) employee retention; (xxiii) objective measures of personal targets, goals, or completion of projects (including, but not limited to, succession and hiring projects, completion of specific acquisitions, dispositions, reorganizations, or other corporate transactions or capital-raising transactions, expansions of specific business operations, and meeting divisional or project budgets); (xxiv) comparisons of continuing operations to other operations; (xxv) market share; (xxvi) customer growth, including growth by customer category or annual contract value; (xxvii) cost of capital, debt leverage, year-end cash position or book value; (xxviii) strategic objectives; or (xxix) any combination of the foregoing. Any one or more of the aforementioned performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the performance of one or more of the Company or its subsidiaries as a whole or any divisions or operational and/or business units, product lines, brands, business segments, or administrative departments of the Company and/or one or more of its subsidiaries or any combination thereof, as the Compensation Committee of our Board of Directors or such other committee of our Board of Directors to which it has properly delegated power, or if no such committee or subcommittee exists, our Board of Directors may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison companies, or a published or special index that such committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.
Compensation Risk Assessment
In consultation with management, our Compensation Committee has assessed our compensation plans, policies and practices for all employees, including our NEOs, and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our Company. This risk assessment included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our company performance goals and do not encourage our employees to take inappropriate risks and overall target total direct compensation to ensure an appropriate balance between fixed and variable pay components. Our Compensation Committee conducts this assessment annually.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with the Company’s management the executive compensation discussion and analysis (the “CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the CD&A be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Respectfully submitted by the members of the Compensation Committee of the Board.
Owen Wurzbacher, Chair
Ashley S. Evans
Alison Gleeson
D. Randall Winn

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our Named Executive Officers, for their service for the fiscal years indicated.

Name and Principal Position	Year	Salary ($)(1)	Bonus(2)	Stock Awards ($)(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Henry L. Schuck Chief Executive Officer and Chairman of the Board	2025	591,625	—	—	32,356,780	337,292	12,050	33,297,747
	2024	562,410	—	5,550,604	—	129,351	11,500	6,253,865
	2023	550,000	—	4,412,514	—	—	11,250	4,973,764
Michael Graham O'Brien Chief Financial Officer	2025	465,000	—	6,523,103	—	143,774	20,770	7,152,647
	2024	354,333	—	1,205,000	—	185,196	8,991	1,753,520
James Roth Chief Revenue Officer	2025	500,000	475,000	3,870,105	—	285,000	2,020	5,132,125
Ashley McGrane EVP, General Counsel & Corporate Secretary	2025	418,750	—	1,584,400	—	119,368	8,008	2,130,526
__________________
(1)The amounts reported represent the named executive officer’s base salary earned during the fiscal year covered. For Mr. Roth and Ms. McGrane only, these amounts also include amounts earned by them prior to the date they became executive officers during the covered fiscal year. For additional information relating to base salaries, see the section entitled “Executive Compensation Discussion and Analysis—Components of our Annual Compensation Program and 2025 Compensation—Base Salary.”
(2)The amounts reported in this column relate solely to Mr. Roth, our Chief Revenue Officer, who was eligible to receive an additional incentive award subject to the Company’s achievement of certain net revenue retention metrics.
On February 5, 2026, the Compensation Committee determined that because net revenue retention for the fiscal year ended December 31, 2025 was 90%, Mr. Roth’s CRO Performance-Based Cash Incentive Award was only partially attained between the 50% and 25% payout thresholds, and after giving effect to linear interpolation, resulted in a payout of $475,000. For additional information relating to Mr. Roth’s Stretch Cash Bonus, see the section entitled “Executive Compensation Discussion and Analysis—Components of our Annual Compensation Program and 2025 Compensation — Additional Net Revenue Retention Performance-Based Cash Incentive Award.”
(3)Represents the aggregate grant date fair value of stock awards granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“Topic 718”), without taking into account estimated forfeitures. The fiscal 2023 stock awards consist of grants of restricted stock units and phantom units of HSKB Funds II, LLC (the “HSKB Phantom Units”) issued under the 2020 Omnibus Incentive Plan. Similar to the Company’s RSUs, the HSKB Phantom Units are time-based restricted stock units, which upon vesting, settle into shares of the Company’s common stock on a one-for-one basis.
The value for the FCFps PSUs included for the applicable NEOs is based on the target number of shares subject to such awards, which results in an award value of: (i) $2,317,685 in the case of Mr. O’Brien, (ii) $1,607,700 in the case of Mr. Roth and (iii) $652,400 in the case of Ms. McGrane. Assuming the maximum performance level is achieved with respect to each such NEO’s FCFps PSUs, the grant date fair value of such awards would be (i) $3,476,528.18 in the case of Mr. O’Brien, (ii) $2,411,550.00 in the case of Mr. Roth and (iii) $978,600.00 in the case of Ms. McGrane.
(4)Represents the aggregate grant date fair value of the CEO Premium-Priced Performance Option granted to Mr. Schuck, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“Topic 718”), without taking into account estimated forfeitures.

The value for the CEO Premium-Priced Performance Option included for Mr. Schuck is based on a total aggregate of 9,678,000 stock options available under the applicable award, and further determined based on a weighted average grant date fair value of $3.34 per share. The Company determined the fair value of the CEO Premium-Priced Performance Option by using a Monte Carlo simulation approach with the following assumptions: risk-free interest rate of 3.96%, expected term of ten years, expected volatility of 52.34%, and dividend yield of 0%. For additional information relating to the CEO Premium-Priced Performance Option, including our assumptions, see Note 13: “Equity-based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our 2025 10-K.”
(5)Amounts in this column include cash incentive bonuses earned by our NEOs in the fiscal years referenced. See “Executive Compensation Discussion and Analysis” above.
Mr. O’Brien’s 2024 cash incentive bonus reflects his service as an NEO for a portion of fiscal year 2024. As previously disclosed in our Proxy Statement for 2024, Mr. O’Brien was entitled to receive, for his 2024 performance year, which began on January 1, 2024, and ended on December 31, 2024, the target percentage for his cash bonus, pro-rated from January 1, 2024 until September 5, 2024 at 30% of his salary (which was $310,000 on an annual basis) prior to this interim appointment, and from September 6, 2024 until December 31, 2024, at 50% of his new base salary of $450,000. In recognition of Mr. O’Brien’s exceptional performance while serving as both Interim Chief Financial Officer and Vice President of Financial Planning and Analysis during the second half of 2024, the Compensation Committee exercised its discretion and applied an individual performance modifier, such that Mr. O’Brien received 100% of his pro forma target bonus for the year, along with an additional $50,000 special cash bonus.
(6)The amounts reported represent our 401(k) Plan matching contributions and the imputed income from group-term life (GTL) insurance provided to our NEOs, and further, solely in the case of Mr. O’Brien, the amounts also include a “synthetic” tax receivable agreement-related payment of $11,332 that he received as a result of holding an indirect interest in ZoomInfo Holdings LLC that was converted to common stock of ZoomInfo Technologies Inc. at the time of the Company’s IPO. For a description of our 401(k) Plan, see “Executive Compensation Discussion and Analysis” above.

Grants of Plan-Based Awards in Fiscal 2025
The following table presents information regarding grants of plan-based awards during 2025 to our NEOs. The non-equity incentive plan awards were granted under our 2025 Cash Incentive Bonus Plan, as described in greater detail in “Executive Compensation Discussion and Analysis” above. The equity incentive plan awards were granted under our 2020 Omnibus Incentive Plan. The vesting schedule for the awards is set forth below in the table “Outstanding Equity Awards at 2025 Fiscal Year-End.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Option Awards	Grant Date Fair Value of Stock and Option Awards ($)
Name	Award Type(2)	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Henry L. Schuck	Cash	—	—	600,000	750,000	—	—	—
	CEO Premium-Priced Performance Option	11/26/2025	—	—	—	—	9,678,000	32,356,780
Michael Graham O'Brien	Cash	—	—	282,000	352,500	—	—	—
	FCFps PSUs	7/31/2025	—	—	—	161,905	—	1,763,145
	FCFps PSUs	5/30/2025	—	—	—	59,500	—	554,540
	RSUs	7/31/2025	—	—	—	276,924	—	3,015,702
	RSUs	7/31/2025	—	—	—	29,400	—	320,166
	RSUs	5/15/2025	—	—	—	85,000	—	869,550
James Roth	Cash	—	—	500,000	625,000	—	—	—
	FCFps PSUs	5/30/2025	—	—	—	172,500	—	1,607,700
	RSUs	5/15/2025	—	—	—	221,154	—	2,262,405
Ashley McGrane	Cash	—	—	212,500	265,625	—	—	—
	FCFps PSUs	5/30/2025	—	—	—	70,000	—	652,400
	RSUs	5/30/2025	—	—	—	100,000	—	932,000
__________________
(1)Represents the range of possible payouts to our NEOs under the 2025 Cash Bonus Incentive Plan, which range between no payout at 0% achievement and payout at the maximum capped at 125% of the applicable target annual bonus opportunity, as further described above under “Executive Compensation Discussion and Analysis”.
(2)Terms of the equity awards are summarized in “Executive Compensation Discussion and Analysis” above. The assumptions made when calculating the amounts are found in Note 13: “Equity-based Compensation” to our audited consolidated financial statements included in Part II, Item 8 of our 2025 10-K.

Outstanding Equity Awards at 2025 Fiscal Year-End
The following table sets forth information regarding outstanding equity awards made to the NEOs as of December 31, 2025.

			Option Awards			Stock Awards
Name	Grant Date	Award Type	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price (S)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Henry L Schuck	11/26/2025	CEO Premium-Priced Performance Option(3)	9,678,000	$13.54	11/26/2035	—	$—	—	$—
	5/29/2024	FCFps PSUs(4)(7)	—	—	—	—	—	58,824	598,240
	5/29/2024	Market-Based PSUs(5)(7)	—	—	—	—	—	294,118	2,991,180
	5/29/2024	RSU(6)(7)	—	—	—	137,869	1,402,128	—	—
Michael Graham O'Brien	7/31/2025	FCFps PSUs(8)	—	—	—	—	—	161,905	1,646,574
	7/31/2025	RSU(9)	—	—	—	276,924	2,816,317	—	—
	5/30/2025	FCFps PSUs(10)	—	—	—	—	—	59,500	605,115
	5/15/2025	RSU(11)	—	—	—	85,000	864,450	—	—
	9/10/2024	RSU(12)	—	—	—	93,750	953,438	—	—
	9/10/2024	RSU(13)	—	—	—	29,400	298,998	—	—
	12/29/2023	RSU(14)	—	—	—	27,750	282,218	—	—
	12/1/2023	HSKB Phantom Units(15)	—	—	—	6,167	62,718	—	—
	10/25/2023	RSU(16)	—	—	—	6,116	62,200	—	—
	3/23/2023	RSU(17)	—	—	—	1,340	13,628	—	—
	12/30/2022	RSU(18)	—	—	—	7,774	79,062	—	—
	12/1/2022	RSU(19)	—	—	—	1,312	13,343	—	—
	9/1/2022	RSU(20)	—	—	—	641	6,519	—	—

James Roth	5/30/2025	FCFps PSUs(10)	—	—	—	—	—	172,500	1,754,325
	5/15/2025	RSU(11)	—	—	—	221,154	2,249,136	—	—
	3/26/2024	RSU(21)	—	—	—	132,353	1,346,030	—	—
	10/25/2023	RSU(22)	—	—	—	122,554	1,246,374	—	—
	3/23/2023	RSU23)	—	—	—	26,786	272,414	—	—
	9/1/2022	RSU(24)	—	—	—	1,033	10,506	—	—
	6/1/2022	RSU(25)	—	—	—	774	7,872	—	—
Ashley McGrane	5/30/2025	FCFps PSUs(10)	—	—	—	—	—	70,000	711,900
	5/30/2025	RSU(11)	—	—	—	100,000	1,017,000	—	—
	10/22/2024	RSU(26)	—	—	—	71,840	730,613	—	—
	7/24/2024	RSU(27)	—	—	—	44,675	454,345	—	—
	3/26/2024	RSU(28)	—	—	—	5,515	56,088	—	—
	10/25/2023	RSU(29)	—	—	—	4,893	49,762	—	—
	3/23/2023	RSU(30)	—	—	—	4,688	47,677	—	—
	9/1/2022	RSU(31)	—	—	—	620	6,305	—	—
__________________
(1)Represents a one-time, premium-priced performance-based stock option granted to Mr. Schuck on November 26, 2025 to purchase up to 9,678,000 shares of common stock at $13.54 per share (140% of fair market value on the grant date), expiring November 26, 2035. The award is divided into six tranches, each subject to stock price, adjusted free cash flow per share, and relative TSR performance conditions, as well as service-based vesting in three equal installments on each of the third, fourth, and fifth anniversaries of the grant date. No portion of the award is eligible to vest unless and until the applicable performance goals have been achieved. For a more detailed description of the award terms, see the section entitled “Executive Compensation Discussion and Analysis—Components of our Annual Compensation Program and 2025 Compensation—2025 CEO Premium-Priced Performance Option."
(2)Values determined based on the December 31, 2025 closing market price of our common stock, which was $10.17 per share. In the case of each of the FCFps PSUs and Market-Based PSUs the actual payout values depend upon, among other things, achievement of (x) in the case of FCFps PSUs, the performance targets in each performance year based on the adjusted free cash flow per share and (y) in the case of Market-Based PSUs, achievement of certain stock price performance targets in each nine-month performance interval based on the average 30-day closing price of the Company’s common stock, and in each case, the continued service by the participant through the date of determination of achievement.
(3)Vests as follows: in six equal tranches of 1,613,000 shares, with one-third of each tranche vesting on each of the third, fourth, and fifth anniversaries of the November 26, 2025 grant date, subject to Mr. Schuck's continued service as Chief Executive Officer or Executive Chairman and the achievement of the applicable stock price and free cash flow per share milestones for each tranche.
(4)Vests as follows: 20% vesting in year 1, 30% vesting in year 2 and 50% vesting in year 3, in each case, subject to achievement of performance targets    .
(5)Vests as follows: 25% vesting on each of January 1, 2025, October 1, 2025, July 1, 2026 and April 1, 2027 (such dates corresponding to the approximate nine month anniversary of the original grant date), in each case, subject to the achievement of applicable stock price thresholds.
(6)Vests as follows: 25% vesting on April 1, 2025, and the remainder vesting in equal quarterly installments during the 36 months following April 1, 2025.
(7)On February 13, 2025, the terms of Mr. Schuck’s time-based RSUs, FCFps PSUs and Market-Based PSUs were amended to include a delay mechanism, such that vesting would not occur until the later of (x) 45 days or (y) until the expiration of any HSR Act waiting period, in each case, in the event that Mr. Schuck’s economic ownership would have otherwise crossed a reporting threshold as a result of the vesting of any such award following the attainment of any time or performance condition, as applicable.
(8)Vests as follows: 33% vesting in year 1, 33% vesting in year 2 and 33% vesting in year 3, in each case, subject to achievement of performance targets    .
(9)Vests as follows: 33% on August 1, 2026, and the remainder of the award in equal quarterly installments during the 24 months following August 1, 2026.
(10)Vests as follows: 33% vesting in year 1, 33% vesting in year 2 and 33% vesting in year 3, in each case, subject to achievement of performance targets    .
(11)Vests as follows: 33% on April 1, 2026, and the remainder of the award in equal quarterly installments during the 24 months following April 1, 2026.
(12)Vests as follows: 25% on October 1, 2025, and the remainder of the award in equal quarterly installments during the 36 months following October 1, 2025.

(13)Vests as follows: 100% on August 1, 2026, which is the 12 month anniversary date on which Mr. O’Brien was appointed permanent Chief Financial Officer in accordance with the terms of the award.
(14)Vests as follows: equal quarterly installments during the 36 months following November 1, 2024.
(15)Vests as follows: equal quarterly installments during the 24 months following November 1, 2024.
(16)Vests as follows: equal quarterly installments during the 36 months following October 1, 2024.
(17)Vests as follows: equal quarterly installments during the 30 months following October 1, 2024.
(18)Vests as follows: equal quarterly installments during the 27 months following October 1, 2024.
(19)Vests as follows: equal quarterly installments during the 24 months following December 1, 2024.
(20)Vests as follows: equal quarterly installments during the 21 months following December 1, 2024.
(21)Vests as follows: equal quarterly installments during the 27 months following January 1, 2025.
(22)Vests as follows: equal quarterly installments during the 21 months following January 1, 2025.
(23)Vests as follows: equal quarterly installments during the 27 months following January 1, 2025.
(24)Vests as follows: equal quarterly installments during the 21 months following December 1, 2024.
(25)Vests as follows: equal quarterly installments during the 18 months following December 1, 2024.
(26)Vests as follows: 25% on November 1, 2025, the remainder of the award in equal quarterly installments during the 36 months following November 1, 2025.
(27)Vests as follows: 25% on April 1, 2025, the remainder of the award in equal quarterly installments during the 36 months following April 1, 2025.
(28)Vests as follows: 25% on April 1, 2025, the remainder of the award in equal quarterly installments during the 36 months following April 1, 2025.
(29)Vests as follows: equal quarterly installments during the 33 months following January 1, 2025.
(30)Vests as follows: equal quarterly installments during the 27 months following January 1, 2025.
(31)Vests as follows: equal quarterly installments during the 21 months following December 1, 2024.
Option Exercises and Stock Vested
The following table shows for the fiscal year ended December 31, 2025, certain information regarding option exercises and stock vested during the fiscal year with respect to our NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Henry L. Schuck	—	—	96,985	969,785
Michael Graham O’Brien	—	—	66,373	703,224
James Roth	—	—	263,262	2,754,708
Ashley McGrane	—	—	63,942	678,702
__________________
(1)The value realized on vesting is determined by multiplying the number of vested RSUs, FCFps PSUs and HSKB Phantom Units by the closing price of our common stock on the vesting date. In the case of RSUs, FCFps PSUs and HSKB Phantom Units, the value realized on vesting does not reflect the actual value received by the NEO because a portion of the shares reflected in the table above were withheld by us to satisfy the NEO’s tax withholding obligations.
Employment Agreements and Related Arrangements
The Company entered into an employment agreement with each of Messrs. Schuck, O’Brien, Roth and Ms. McGrane.
Mr. Schuck’s Employment Agreement
In connection with the IPO, we entered into an employment agreement with Mr. Schuck, pursuant to which he continues to serve as the Chief Executive Officer of the Company and Chairman of our Board of Directors. Mr. Schuck’s employment agreement, effective as of the date of the IPO, provides that he is entitled to a base salary of $512,000, which may not be decreased without his consent. Mr. Schuck is eligible for an annual cash incentive bonus, and his target annual bonus for each fiscal year is $425,000, with the actual annual bonus payable being based upon the level of achievement of specified corporate, financial, operational, and individual performance for such fiscal year, as approved by the Compensation Committee of our Board of Directors.

Mr. Schuck is also entitled to participate in all employment benefit plans, practices, and programs available for the benefit of senior executives of the Company generally. Additionally, Mr. Schuck’s employment agreement provides for reimbursement for reasonable out-of-pocket expenses incurred by him in the furtherance of the Company’s business, as well as for reasonable and documented first-class flight and ground transportation expenses for all business-related travel.
Mr. Schuck’s employment may be terminated at any time and for any reason by either the Company or Mr. Schuck, provided that either party is required to give 30 days’ advance written notice of any termination of employment (provided that the Company is entitled to pay the executive base salary payments in lieu of such notice period).
Mr. Schuck is subject to the following restrictive covenants: (i) confidentiality during employment and for three years following termination, (ii) non-solicitation of customers and non-solicitation of employees for 24 months following termination, (iii) non-competition during employment and until 12 months following the termination date, and (iv) mutual non-disparagement for the longest period legally enforceable.
See “—Termination and Change in Control Provisions” for a description of the severance benefits to which Mr. Schuck is entitled in the event of a qualifying termination of his employment.
Mr. O’Brien’s Employment Agreement
Mr. O’Brien assumed the role of Chief Financial Officer and principal financial officer of the Company, effective as of August 1, 2025, and concurrently therewith, we entered into an employment agreement with Mr. O’Brien to memorialize, among other things, certain changes to his compensation arrangements. Upon Mr. O’Brien’s appointment as the Chief Financial Officer, Mr. O’Brien’s offer letter, which had previously served to memorialize certain terms relating to his service as the Company’s Interim Chief Financial Officer, was deemed to have been terminated and its terms superseded by the terms of his employment agreement.
Mr. O’Brien’s employment agreement, effective as of August 1, 2025, provides for a base salary of $470,000, which is eligible for annual review and adjustment as approved by the Chief Executive Officer and, as applicable, the Compensation Committee of our Board of Directors. Mr. O'Brien is eligible for an annual cash incentive bonus, targeted at 60% of his base salary, with the actual annual bonus payable based upon the achievement of specific performance targets for such fiscal year, as approved by the Compensation Committee.
Mr. O'Brien is also entitled to participate in all employee benefit plans, practices, programs, and perquisite arrangements available to the most senior executives of the Company generally, on a basis no less favorable than is provided to other similarly situated employees of the Company. Additionally, Mr. O'Brien's employment agreement provides for reimbursement of reasonable out-of-pocket expenses incurred by him in the furtherance of the Company's business, subject to all required approvals and verification in accordance with Company policy. Mr. O'Brien is also eligible to receive equity awards under the Company's 2020 Omnibus Incentive Plan and to participate in any future long-term incentive programs made generally available to the Company's senior executives, as determined by the Board.
Mr. O'Brien's employment may be terminated at any time and for any reason by either the Company or Mr. O'Brien, provided that either party is required to give 30 days' advance written notice of any termination of employment (provided that the Company is entitled to pay Mr. O'Brien's base salary in lieu of such notice period).
Mr. O'Brien is subject to the following restrictive covenants: (i) confidentiality during employment and for three years following termination, (ii) non-solicitation of customers for 24 months following termination, (iii) non-solicitation of employees for 24 months following termination, (iv) non-competition during employment and until 12 months following the termination date, and (v) mutual non-disparagement for the longest period legally enforceable.

See “—Termination and Change in Control Provisions” for a description of the severance benefits to which Mr. O’Brien is entitled in the event of a qualifying termination of his employment.
Mr. Roth’s Employment Agreement
We entered into an employment agreement with Mr. Roth effective February 11, 2025, pursuant to which he serves as the Chief Revenue Officer of the Company. Mr. Roth's employment agreement provides for a base salary of $500,000, which is eligible for annual review and adjustment as approved by the Chief Executive Officer and, as applicable, the Compensation Committee of our Board of Directors. Mr. Roth is eligible for an annual cash incentive bonus, targeted at 100% of his base salary, with the actual annual bonus payable based upon the achievement of specific performance targets for such fiscal year, as approved by the Compensation Committee.
Mr. Roth is also entitled to participate in all employee benefit plans, practices, programs, and perquisite arrangements available to the most senior executives of the Company generally, on a basis no less favorable than is provided to other similarly situated employees of the Company. Additionally, Mr. Roth's employment agreement provides for reimbursement of reasonable out-of-pocket expenses incurred by him in the furtherance of the Company's business, subject to all required approvals and verification in accordance with Company policy. Mr. Roth is also eligible to receive equity awards under the Company's 2020 Omnibus Incentive Plan and to participate in any future long-term incentive programs made generally available to the Company's senior executives, as determined by the Board.
Mr. Roth's employment may be terminated at any time and for any reason by either the Company or Mr. Roth, provided that either party is required to give 30 days' advance written notice of any termination of employment (provided that the Company is entitled to pay Mr. Roth's base salary in lieu of such notice period).
Mr. Roth is subject to the following restrictive covenants: (i) confidentiality during employment and for three years following termination, (ii) non-solicitation of customers for 24 months following termination, (iii) non-solicitation of employees for 24 months following termination, (iv) non-competition during employment and until 12 months following the termination date, and (v) mutual non-disparagement for the longest period legally enforceable.
See “—Termination and Change in Control Provisions” for a description of the severance benefits to which Mr. Roth is entitled in the event of a qualifying termination of his employment.
Ms. McGrane’s Employment Agreement
We entered into an employment agreement with Ms. McGrane effective February 11, 2025, pursuant to which she serves as the Executive Vice President, General Counsel & Corporate Secretary of the Company. Ms. McGrane's employment agreement provides for a base salary of $400,000, which is eligible for annual review and adjustment as approved by the Chief Executive Officer and, as applicable, the Compensation Committee of our Board of Directors. Ms. McGrane is eligible for an annual cash incentive bonus, targeted at 50% of her base salary, with the actual annual bonus payable based upon the achievement of specific performance targets for such fiscal year, as approved by the Compensation Committee.
Ms. McGrane is also entitled to participate in all employee benefit plans, practices, programs, and perquisite arrangements available to the most senior executives of the Company generally, on a basis no less favorable than is provided to other similarly situated employees of the Company. Additionally, Ms. McGrane's employment agreement provides for reimbursement of reasonable out-of-pocket expenses incurred by her in the furtherance of the Company's business, subject to all required approvals and verification in accordance with Company policy. Ms. McGrane is also eligible to receive equity awards under the

Company's 2020 Omnibus Incentive Plan and to participate in any future long-term incentive programs made generally available to the Company's senior executives, as determined by the Board.
Ms. McGrane's employment may be terminated at any time and for any reason by either the Company or Ms. McGrane, provided that either party is required to give 30 days' advance written notice of any termination of employment (provided that the Company is entitled to pay Ms. McGrane's base salary in lieu of such notice period).
Ms. McGrane is subject to the following restrictive covenants: (i) confidentiality during employment and for three years following termination, (ii) non-solicitation of customers for 24 months following termination, (iii) non-solicitation of employees for 24 months following termination, (iv) non-competition during employment and until 12 months following the termination date, and (v) mutual non-disparagement for the longest period legally enforceable.
See “—Termination and Change in Control Provisions” for a description of the severance benefits to which Ms. McGrane is entitled in the event of a qualifying termination of her employment.
Termination and Change in Control Provisions
Mr. Schuck’s Employment Agreement
Pursuant to Mr. Schuck’s employment agreement, upon termination of his employment by the Company without cause or his resignation with good reason, he is entitled to a severance payment (subject to his execution of a general release of claims against the Company) equal to (i) one year of his base salary plus the amount of his target annual bonus (at 100% achievement), prorated based on the number of days he is employed during the fiscal year in which the termination date occurs, payable in a single lump sum; (ii) payment of any earned but unpaid annual bonus for the fiscal year prior to the year in which the termination date occurs payable in a single lump sum; (iii) continuation for 12 months following the termination date of any health insurance benefits to which he was entitled as of the termination date; and (iv) accelerated vesting of the portion of his then-unvested equity awards subject to time-based vesting that he holds as of the termination date and which were scheduled to vest within 12 months following the termination date.
In the event of a termination of Mr. Schuck’s employment by the Company without cause or his resignation with good reason, which in either case occurs during the period beginning three months prior to, and ending 12 months following, a “change in control” of the Company, he is entitled to a severance payment (subject to his execution of a general release of claims against the Company) equal to (i) 18 months of his base salary plus the amount of his target annual bonus (at 100% achievement), payable in a single lump sum; (ii) payment of any earned but unpaid annual bonus for the fiscal year prior to the year in which the termination date occurs payable in a single lump sum; (iii) continuation for 18 months following the termination date of any health insurance benefits to which he was entitled as of the termination date; and (iv) full accelerated vesting of all then-unvested equity awards subject to time-based vesting that he holds as of the termination date.
Mr. Schuck’s employment agreement further provides that upon termination of his employment due to death or disability, he is entitled to a severance payment equal to the expected amount of his annual performance bonus for the year in which the termination occurs, prorated through the termination date.

Mr. O'Brien’s Employment Agreement
Pursuant to Mr. O'Brien's employment agreement, upon termination of his employment by the Company without cause or his resignation with good reason, he is entitled to a severance payment (subject to his execution of a general release of claims against the Company) equal to (i) 50% of his then-current base salary, payable in a single lump sum; (ii) a pro-rated portion of his annual cash incentive bonus for the year of termination, based on actual performance and prorated for the portion of the year in which he remained employed; (iii) reimbursement or payment of health insurance premiums for nine months following the termination date under COBRA (or an equivalent arrangement); and (iv) accelerated vesting of any time-based restricted stock units or comparable time-based equity awards that would otherwise have vested in the 12 months immediately following the termination date, subject to a cap on the fair market value of the shares so accelerated determined as of the termination date (up to $2,000,000 for three years of service, $2,750,000 for four years of service, $3,500,000 for five years of service, and $4,250,000 for six or more years of service).
In the event of a termination of Mr. O'Brien's employment by the Company without cause or his resignation with good reason, which in either case occurs within 12 months following a "change in control" of the Company, he is entitled to enhanced severance (subject to his execution of a general release of claims against the Company) equal to (i) 75% of his then-current base salary, payable in a single lump sum; (ii) 100% of his target annual cash incentive bonus for the year of termination, payable in a single lump sum; (iii) reimbursement or payment of health insurance premiums for 12 months following the termination date under COBRA (or an equivalent arrangement); (iv) full accelerated vesting of all outstanding time-based equity awards; and (v) accelerated vesting of any outstanding performance-based equity awards at the greater of target or the actual attainment level determined in good faith by the Board or its authorized committee.
Mr. O'Brien's employment agreement further provides that upon termination of his employment due to death or disability, he is entitled to a severance payment equal to the expected amount of his annual performance bonus for the year in which the termination occurs, prorated through the termination date, plus accelerated vesting of any time-based equity awards that would otherwise have vested in the 12 months immediately following such termination.
Mr. Roth’s Employment Agreement
Pursuant to Mr. Roth's employment agreement, upon termination of his employment by the Company without cause or his resignation with good reason, he is entitled to a severance payment (subject to his execution of a general release of claims against the Company) equal to (i) 50% of his then-current base salary, payable in a single lump sum; (ii) a pro-rated portion of his annual cash incentive bonus for the year of termination, based on actual performance and prorated for the portion of the year in which he remained employed; (iii) reimbursement or payment of health insurance premiums for nine months following the termination date under COBRA (or an equivalent arrangement); and (iv) accelerated vesting of any time-based restricted stock units or comparable time-based equity awards that would otherwise have vested in the 12 months immediately following the termination date, subject to a cap on the fair market value of the shares so accelerated determined as of the termination date (up to $2,000,000 for three years of service, $2,750,000 for four years of service, $3,500,000 for five years of service, and $4,250,000 for six or more years of service).

In the event of a termination of Mr. Roth's employment by the Company without cause or his resignation with good reason, which in either case occurs within 12 months following a "change in control" of the Company, he is entitled to enhanced severance (subject to his execution of a general release of claims against the Company) equal to (i) 75% of his then-current base salary, payable in a single lump sum; (ii) 100% of his target annual cash incentive bonus for the year of termination, payable in a single lump sum; (iii) reimbursement or payment of health insurance premiums for 12 months following the termination date under COBRA (or an equivalent arrangement); (iv) full accelerated vesting of all outstanding time-based equity awards; and (v) accelerated vesting of any outstanding performance-based equity awards at the greater of target or the actual attainment level determined in good faith by the Board or its authorized committee.
Mr. Roth's employment agreement further provides that upon termination of his employment due to death or disability, he is entitled to a severance payment equal to the expected amount of his annual performance bonus for the year in which the termination occurs, prorated through the termination date, plus accelerated vesting of any time-based equity awards that would otherwise have vested in the 12 months immediately following such termination.
Ms. McGrane’s Employment Agreement
Pursuant to Ms. McGrane's employment agreement, upon termination of her employment by the Company without cause or her resignation with good reason, she is entitled to a severance payment (subject to her execution of a general release of claims against the Company) equal to (i) 50% of her then-current base salary, payable in a single lump sum; (ii) a pro-rated portion of her annual cash incentive bonus for the year of termination, based on actual performance and prorated for the portion of the year in which she remained employed; (iii) reimbursement or payment of health insurance premiums for nine months following the termination date under COBRA (or an equivalent arrangement); and (iv) accelerated vesting of any time-based restricted stock units or comparable time-based equity awards that would otherwise have vested in the 12 months immediately following the termination date, subject to a cap on the fair market value of the shares so accelerated determined as of the termination date (up to $2,000,000 for three years of service, $2,750,000 for four years of service, $3,500,000 for five years of service, and $4,250,000 for six or more years of service).
In the event of a termination of Ms. McGrane's employment by the Company without cause or her resignation with good reason, which in either case occurs within 12 months following a "change in control" of the Company, she is entitled to enhanced severance (subject to her execution of a general release of claims against the Company) equal to (i) 75% of her then-current base salary, payable in a single lump sum; (ii) 100% of her target annual cash incentive bonus for the year of termination, payable in a single lump sum; (iii) reimbursement or payment of health insurance premiums for 12 months following the termination date under COBRA (or an equivalent arrangement); (iv) full accelerated vesting of all outstanding time-based equity awards; and (v) accelerated vesting of any outstanding performance-based equity awards at the greater of target or the actual attainment level determined in good faith by the Board or its authorized committee.
Ms. McGrane's employment agreement further provides that upon termination of her employment due to death or disability, she is entitled to a severance payment equal to the expected amount of her annual performance bonus for the year in which the termination occurs, prorated through the termination date, plus accelerated vesting of any time-based equity awards that would otherwise have vested in the 12 months immediately following such termination.

Potential Payments upon Termination or Change in Control
The following tables provide information concerning the estimated payments and benefits that would be provided in the circumstances described above, assuming that the triggering event took place on December 31, 2025, the last day of our fiscal year. For purposes of valuing accelerated vesting, the values indicated in the tables below are calculated using a per share price of $10.17, the closing price of a share of our common stock on December 31, 2025, multiplied by the number of unvested shares subject to the award as of December 31, 2025 that are being accelerated.

	Involuntary Termination in Connection with a Change in Control(1)
Name	Cash Severance - Salary ($)(2)	Cash Severance - Bonus ($)(3)	Other Benefits ($)(4)	Equity Acceleration ($)(5)
Henry L. Schuck	900,000	600,000	45,836	1,402,128
Michael Graham O'Brien	352,500	211,500	26,483	5,452,890
James Roth	375,000	375,000	26,301	5,132,331
Ashley McGrane	318,750	159,375	26,483	2,361,789
__________________
(1)An “involuntary termination” means a termination without cause or a resignation for good reason, and other than due to death or disability. An involuntary termination that occurs within the 3 months prior to or the 12 months following a change in control, in the case of Mr. Schuck, or within the 12 months following a change in control, in the case of each of Mr. O'Brien, Mr. Roth, and Ms. McGrane, is considered occurring "in connection with" such change in control for purposes of each NEO's severance benefits listed above.
(2)Represents 18 months of the NEO’s annual base salary for Mr. Schuck, and 9 months of the NEO’s annual base salary for each of Mr. O'Brien, Mr. Roth, and Ms. McGrane
(3)Represents each NEO's target annual bonus at 100% achievement.
(4)In the case of Mr. Schuck, represents the value of 18 months of COBRA premium reimbursement, and in the case of each of Mr. O’Brien, Mr. Roth and Ms. McGrane, represents the value of 12 months of COBRA premium reimbursement
(5)For purposes of valuing accelerated vesting, the values are calculated as $10.17, the closing price of a share of our common stock on December 31, 2025, multiplied by the number of unvested shares subject to the award as of December 31, 2025 that are being accelerated. Includes accelerated vesting of all time-based RSUs (including, in the case of Mr. O’Brien, HSKB Phantom Units), and no accelerated vesting of PSUs. Pursuant to the terms of each of the FCFps PSUs, Market-Based PSUs and the CEO Premium-Priced Performance Option award, vesting is conditioned upon the achievement of performance targets during their respective performance periods, and as a result, neither the FCFps PSUs, the Market-Based PSUs, nor the CEO Premium-Priced Performance Option provide for an acceleration provision.

	Involuntary Termination without a Change in Control(1)
Name	Cash Severance - Salary ($)(2)	Cash Severance - Bonus ($)(3)	Other Benefits ($)(4)	Equity Acceleration ($)(5)
Henry L. Schuck	600,000	600,000	19,849	560,855
Michael Graham O'Brien	235,000	—	10,571	2,539,235
James Roth	250,000	—	19,726	3,462,651
Ashley McGrane	212,500	—	19,862	1,016,634
__________________
(1)An “involuntary termination” means a termination without cause or a resignation for good reason and other than due to death or disability.
(2)Represents 12 months of the annual base salary of Mr. Schuck, and 6 months annual base salary of each of Mr. O'Brien, Mr. Roth, and Ms. McGrane.
(3)In the case of Mr. Schuck, represents his target annual bonus at 100% achievement, and in the case of each of Mr. O'Brien, Mr. Roth, and Ms. McGrane, such annual-cash based bonus amounts to be provided on a pro-rata basis based on the portion of the year served by the NEO, in each case, subject to the actual performance of such NEO and the attainment of any such annual-cash based bonus.
(4)In the case of Mr. Schuck, represents the value of 12 months of COBRA premium reimbursement, and in the case of each of Mr. O'Brien, Mr. Roth, and Ms. McGrane, represents the value of 9 months of COBRA premium reimbursement.

(5)In the case of each of Mr. Schuck, Mr. O'Brien, Mr. Roth, and Ms. McGrane, represents value of accelerated vesting of unvested time-based equity awards held as of December 31, 2025 which were scheduled to vest within the following 12 months; provided, however, that in the case of each of Mr. O'Brien, Mr. Roth, and Ms. McGrane, the accelerated vesting is subject to a cap on the fair market value of the shares ultimately accelerated based on years of service (up to $2,000,000 for three years of service, $2,750,000 for four years of service, $3,500,000 for five years of service, and $4,250,000 for six or more years of service, in each case, calculated from the date such person commenced employment, in any role, at the Company. For Mr. Roth, capped at $2,000,000 of the $3,462,651 total equity vested and scheduled to vest within the following 12 months. Such caps were not applicable to Mr. O’Brien or Ms. McGrane as a result of the length of their service to the Company and the value of their equity, respectively. For purposes of valuing accelerated vesting, the values are calculated as $10.17, the closing price of a share of our common stock on December 31, 2025, multiplied by the number of unvested shares subject to the award as of December 31, 2025 that are being accelerated.

	Death or Disability of Named Executive Officer
Name	Cash Severance - Bonus ($)(1)	Equity Acceleration ($)(2)
Henry L. Schuck	600,000	50,850
Michael Graham O'Brien	282,000	50,850
James Roth	500,000	50,850
Ashley McGrane	212,500	50,850
__________________
(1)Represents the NEO’s target annual bonus at 100% achievement.
(2)Represents value of accelerated vesting of 5,000 RSU awards upon death or disability of an NEO, pursuant to the terms of the award agreements provided to NEOs under the 2020 Omnibus Incentive Plan.
CEO Pay Ratio Disclosure
Pay Ratio
As required by SEC rules, we are providing the following information about the ratio of the annual total compensation of our median employee and the annual total compensation of our CEO, Mr. Schuck, on December 31, 2025, the last day of our 2025 fiscal year.
For 2025, the annual total compensation for Mr. Schuck, from the Summary Compensation Table above, was $33,297,747, and the annual total compensation for our median-compensated employee was $159,305, resulting in an estimated pay ratio of 209:1.

The CEO pay ratio for fiscal year 2025 reflects the inclusion of Mr. Schuck’s CEO Premium-Priced Performance Option granted to him on November 26, 2025, which as presented in the Summary Compensation Table was calculated using the grant date fair value in accordance with FASB ASC Topic 718. The CEO Premium-Priced Performance Option is a one-time award granted in lieu of annual equity awards during the 10-year term of the award, and therefore is not reflective of Mr. Schuck's ongoing or recurring annual compensation. For additional information, see “Executive Compensation Discussion and Analysis—Components of our Annual Compensation Program and 2025 Compensation—2025 CEO Premium-Priced Performance Option.”
Identification of Median Employee
Our median employee was identified from all full-time and part-time employees employed as of December 31, 2025. We did not include any contractors or other non-employee workers in our employee population. To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s (i) annualized base salary, (ii) targeted annual company bonus amount or targeted commission amount, (iii) the grant date fair value of equity awards granted, in each case during the period from January 1, 2025 through December 1, 2025. We selected the foregoing compensation elements because they represented our principal broad-based compensation elements. Compensation not paid in U.S. dollars was converted to U.S. dollars using the foreign exchange rates in effect as of December 31, 2025. We then ranked this compensation measure for our employees and identified the median employee. We did not include employees who terminated employment on December 31, 2025.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay Versus Performance
The Executive Compensation Discussion and Analysis section of this Proxy Statement sets forth the financial and other factors considered by the Compensation Committee when reviewing and setting the compensation of our NEOs for fiscal 2025. The following section has been prepared in accordance with the “pay versus performance” rules set forth in Item 402(v) (the “Rule”) of Regulation S-K and sets forth information regarding compensation of our CEO, as our principal executive officer (“PEO”), and our other non-PEO named executive officers. In accordance with the Rule, the table below and the discussion that follows includes an amount referred to as “compensation actually paid” as defined in the Rule (“CAP”). The calculation of CAP includes, among other things, the revaluation of outstanding equity awards held by NEOs during fiscal 2025. In accordance with the Rule, the revaluation of equity awards includes, as applicable:
•The year-end fair value of the awards granted in the covered fiscal year (e.g., 2025) that are outstanding and unvested as of the end of the covered fiscal year;
•The change in fair value from the end of the prior fiscal year (e.g., 2024) to the end of the covered fiscal year with respect to any awards granted in prior years that are outstanding and unvested as of the end of the covered fiscal year;
•The fair value, as of the vesting date, of any awards that were granted and vested in the same covered year;
•The change in fair value from the end of the prior fiscal year to the vesting date or forfeiture date with respect to any awards granted in prior years that vested or failed to vest, as applicable, in the covered fiscal year; and
•The value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation.
Pay Versus Performance

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)(5)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(4)(5)	Value of Initial Fixed $100 Investment Based on(6)		Net Income (Loss) ($ in millions)	Company Selected Measure AOI ($ in millions)(8)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(7)
2025	33,297,747	35,270,457	4,805,099	4,707,548	21.09	258.44	124.2	445.9
2024	6,253,865	1,024,960	3,579,079	808,766	30.91	273.18	29.1	428.5
2023	4,973,764	2,304,429	7,528,568	2,255,270	54.38	200.34	107.3	498.6
2022	834,971	(9,307,765)	13,992,890	(3,364,287)	88.56	120.35	63.2	447.8
2021	1,309,234	12,173,581	9,189,778	18,433,785	188.82	187.38	94.9	306.6
__________________
(1)The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Schuck, our CEO, for each corresponding year as reported in the “Total” column of the “Summary Compensation Table” in this Proxy Statement.

(2)In accordance with the requirements of Item 402(v)(2)(iii) of Regulation S-K, the following adjustments were made to the amounts reported for Mr. Schuck in the Summary Compensation Table. Importantly, the dollar amounts do not reflect the actual amount of compensation earned by, or paid to, Mr. Schuck during the applicable year. Note the “Year over Year change in Fair Value of Outstanding and Unvested Equity Awards” for 2021 and 2022 and “Year over Year Change in Fair Value of Equity Awards Granted in the Prior Years that Vested in the Year” for 2022 was incorrectly calculated in the corresponding table of adjustments in Company’s proxy statement for the fiscal year ended December 31, 2022 and has been corrected in the table below.

Description	2021 ($)	2022 ($)	2023 ($)	2024 ($)	2025 ($)
Change in Pension Value Deduction	—	—	—	—	—
Pension Service Cost Addition	—	—	—	—	—
Prior Pension Service Cost Addition	—	—	—	—	—
Deductions from SCT “Stock Awards” Column Value	—	—	(4,412,514)	(5,550,604)	(32,356,780)
Stock and Option Awards Adjustment	10,864,347	(10,142,736)	1,743,179	321,699	34,329,490
Year End Fair Value of Unvested Equity Awards Granted in the Year	—	—	3,301,796	4,274,281	34,815,413
Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	7,599,443	(6,954,599)	(1,185,286)	—	(421,061)
Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	—	—	—	—	—
Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	3,264,904	(3,188,137)	(373,331)	(650,786)	(64,862)
Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	—	—	—	(3,301,796)	—
Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—	—	—	—
Total Added (or Deducted)	10,864,347	(10,142,736)	(2,669,335)	(5,228,905)	1,972,710
(3)The dollar amounts reported in this column represent the average of the total amounts reported for our other named executive officers, for each corresponding year in the “Total” column of the “Summary Compensation Table” in of the Proxy Statement. The individuals comprising the Non-PEO NEOs for each presented year are listed below:
2025 - Messrs. O’Brien, Roth, and Ms. McGrane
2024 - Messrs. O’Brien, our former Chief Financial Officer, Hyzer, and our former Chief Technology Officer, Dasdan
2023 - Messrs. Hyzer, Dasdan and our former President and Chief Operating Officer Chris Hays
2022 and 2021 – Messrs. Hyzer and Hays and our former Chief Technology Officer, Nir Keren

(4)In accordance with the requirements of Item 402(v)(2)(iii) of Regulation S-K, when calculating the “average compensation actually paid” for the Non-PEO NEOs the following adjustments were made to the amounts reported in the Summary Compensation Table. Importantly, the dollar amounts do not reflect the actual average amount of compensation earned by, or paid to, our other named executive officers as a group during the applicable year. Note the “Year over Year change in Fair Value of Outstanding and Unvested Equity Awards” for 2020, 2021 and 2022 and “Year over Year Change in Fair Value of Equity Awards Granted in the Prior Years that Vested in the Year” for 2021 and 2022 was incorrectly calculated in the corresponding table of adjustments in Company’s proxy statement for the fiscal year ended December 31, 2022 and has been corrected in the table below.

Description	2021 ($)	2022 ($)	2023 ($)	2024 ($)	2025 ($)
Change in Pension Value Deduction	—	—	—	—	—
Pension Service Cost Addition	—	—	—	—	—
Prior Pension Service Cost Addition	—	—	—	—	—
Deductions from SCT “Stock Awards” Column Value	(8,233,367)	(13,316,703)	(7,051,863)	(2,963,240)	(3,992,536)
Stock and Option Awards Adjustment	17,477,374	(4,040,474)	1,778,565	192,927	3,894,985
Year End Fair Value of Unvested Equity Awards Granted in the Year	10,006,426	8,586,920	4,300,410	1,262,233	3,987,938
Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	5,498,770	(7,522,254)	(2,621,274)	(757,752)	(66,156)
Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year(9)	—	184,636	1,012,114	1,084,027	—
Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	1,972,178	(5,289,776)	(912,685)	(683,796)	(26,797)
Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	—	—	—	(711,785)	—
Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	—	—	—	—	—
Total Added (or Deducted)	9,244,007	(17,357,177)	(5,273,298)	(2,770,313)	(97,551)
(5)When calculating amounts of “compensation actually paid” for purposes of this table, the fair value of each equity award was estimated as of the relevant valuation date in accordance with FASB ASC Topic 718 as described in Note 13 to our financial statements for the fiscal year ended December 31, 2025 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 12, 2026. The assumptions used were not materially changed from those described in Note 13 but were updated at each valuation date to reflect the then-current value of each variable.
(6)Total shareholder return as calculated based on a fixed investment of one hundred dollars measured at the market close on December 31, 2020, on the Nasdaq Global Select Market through and including the end of the fiscal year for each year reported in the table as required by the Rule.
(7)The Peer Group Total Shareholder Return set forth in this table utilizes the Nasdaq Computer Index (^IXCO).
(8)For purposes of the Rule, we have identified AOI as our Company-Selected Measure for fiscal 2025. See Appendix A for a reconciliation of AOI to its most directly comparable GAAP financial measure.
Relationships Between Pay and Performance
Total Shareholder Return
The following charts show the relationship between (1) PEO CAP and average non-PEO named executive officer CAP (each as calculated pursuant to the Rule) and (2) the cumulative total shareholder return of the Company for its last five completed fiscal (calendar) years. The charts also provide a comparison of the Company’s total shareholder return to the Compensation Comparison Group (“CCG”) total shareholder return for the five-year period. The Company uses the Nasdaq Computer Index (^IXCO) as its CCG.

	PEO Compensation vs. Company and CCG TSR
	2021	2022	2023	2024	2025
PEO Compensation	12,173,581	(9,307,765)	2,304,429	1,024,960	35,270,457
Company TSR	188.82	88.56	54.38	30.91	21.09
CCG TSR	187.38	120.35	200.34	273.18	258.44

	NEO Compensation vs. Company and CCG TSR
	2021	2022	2023	2024	2025
NEO Average Compensation	18,433,785	(3,364,287)	2,255,270	808,766	4,707,548
Company TSR	188.82	88.56	54.38	30.91	21.09
CCG TSR	187.38	120.35	200.34	273.18	258.44
Net Income (Loss)
The following charts show the relationship between (1) PEO CAP and the average non-PEO named executive officer CAP (each as calculated pursuant to the Rule) and (2) the net income (loss) of the Company for the last five fiscal years.

	PEO Compensation vs. Net Income (Loss)
	2021	2022	2023	2024	2025
PEO Compensation	12,173,581	(9,307,765)	2,304,429	1,024,960	35,270,457
Net Income (Loss)	94,900,000	63,200,000	107,300,000	29,100,000	124,200,000

	NEO Compensation vs. Net Income (Loss)
	2021	2022	2023	2024	2025
NEO Average Compensation	18,433,785	(3,364,287)	2,255,270	808,766	4,707,548
Net Income (Loss)	94,900,000	63,200,000	107,300,000	29,100,000	124,200,000

AOI
The following charts show the relationship between (1) PEO CAP and the average non-PEO named executive officer CAP (each as calculated pursuant to the Rule) and (2) AOI for the last four fiscal years.

	PEO Compensation vs. AOI
	2021	2022	2023	2024	2025
PEO Compensation	12,173,581	(9,307,765)	2,304,429	1,024,960	35,270,457
AOI	306,600,000	447,800,000	498,600,000	428,500,000	445,900,000

	NEO Compensation vs. AOI
	2021	2022	2023	2024	2025
NEO Average Compensation	18,433,785	(3,364,287)	2,255,270	808,766	4,707,548
AOI	306,600,000	447,800,000	498,600,000	428,500,000	445,900,000

Financial Performance Measures Used to Link Executive Compensation to Performance
For purposes of the Rule, we have identified the following performance measures as the most important in setting compensation for our NEOs for fiscal year ended December 31, 2025, in response to the Tabular List disclosure requirement pursuant to Item 402(v)(6) of Regulation S-K. Due to significance of the impact of the CEO Premium-Priced Performance Option on our PEO’s CAP for fiscal year ended December 31, 2025, we have decided to break out this table into two lists: one for our PEO and one for Non-PEO NEOs. The measures in these table are not ranked.
With respect to our Non-PEO NEO’s, these performance measures were used (i) in setting performance goals under our 2025 Cash Incentive Bonus Plan, in the case of AOI and Net New ARR, and (ii) in setting longer term performance goals for the PSUs awarded to our NEOs, in the case of adjusted free cash flow per share, and in setting our Chief Revenue Officer’s discretionary incentive award based upon the achievement of a stretch goal, in the case of Net Revenue Retention.
With respect to our PEO, these performance measures were used in setting performance goals under the CEO Premium-Priced Performance Option provided to Mr. Schuck, which is described in greater detail below under the section entitled “Executive Compensation Discussion and Analysis—Long-Term Equity Compensation—2025 CEO Premium-Priced Performance Option.”

PEO	Non-PEO NEOs
•AOI	•AOI
•Net New ARR	•Net New ARR
•Adjusted Free Cash Flow Per Share	•Adjusted Free Cash Flow Per Share
•Stock Price	•Net Revenue Retention

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth, as of December 31, 2025, certain information related to our compensation plans under which shares of our common stock may be issued.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1):
2020 Omnibus Incentive Plan	26,201,849(2)	$13.69(3)	17,318(4)
2020 Employee Stock Purchase Plan	—	N/A	6,599,113
Equity compensation plans not approved by security holders	—	N/A	—
Total	26,201,849		6,616,431
__________________
(1)We have two equity compensation plans that have been approved by our stockholders: the 2020 Omnibus Incentive Plan and the 2020 Employee Stock Purchase Plan (the “ESPP”). On December 12, 2024, our Board approved the suspension of the ESPP preventing the commencement of what would have been the next offering on December 15, 2024. This suspension of the ESPP will continue until otherwise determined by the Board.
(2)Consists of 16,327,640 shares of our common stock issuable upon the settlement of RSUs and PSUs, 196,209 and 9,678,000 shares of our common stock issuable upon the exercise of stock options and CEO Premium-Priced Performance Options, respectively.
(3)The weighted average exercise price relates only to stock options. The calculation of the weighted average exercise price does not include outstanding equity awards that are received or exercised for no consideration.
(4)Consists of shares of our common stock available for future stock-based awards under our 2020 Omnibus Incentive Plan which may include, at the discretion of our Compensation Committee or Board of Directors, non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock units, restricted stock, limited liability company interests in our primary operating company (ZoomInfo Holdings LLC), performance-based awards and other equity-based awards.

OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 15, 2026 by (1) each person known to us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and Named Executive Officers, and (3) all of our directors and executive officers as a group. Such information (other than with respect to our directors and executive officers) is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our common stock.
The percentage of beneficial ownership of shares of our common stock is based on 298,249,955 shares of common stock outstanding as of March 15, 2026. Unless otherwise noted, the address for each of the beneficial owners listed below is 330 W Columbia Way, Floor 8, Vancouver, Washington 98660.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(1)
Vanguard Group Inc.(2)	33,287,433	11.2%
BlackRock, Inc.(3)	27,182,630	9.1%
FMR LLC (4)	23,451,217	7.9%
RPD Fund Management LLC(5)	21,605,149	7.2%
HighSage Ventures LLC(6)	20,410,148	6.8%
Glenview Capital Management, LLC(7)	17,581,399	5.9%
Kirk Brown(8)	20,993,243	7.0%
Henry L. Schuck (9)	27,510,804	9.2%
Michael Graham O’Brien	197,919	*
James Roth	234,214	*
Ashley McGrane	101,388	*
Keith Enright	64,166	*
Ashley S. Evans	48,130	*
Robert Keith Giglio	23,076	*
Alison Gleeson	49,147	*
Mark Mader	52,360	*
Domenic J. Maida	38,842	*
Katie Rooney	25,090	*
D. Randall Winn	1,092,086	*
Owen Wurzbacher	53,242	*
Directors and executive officers as a group (13 persons as of March 15, 2026)(10)	29,490,464	9.9%
__________________
*Represents less than 1%.
(1)The number of shares are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Percentages are calculated in accordance with applicable SEC rules and are based on the number of shares issued and outstanding on March 15, 2026.

(2)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group in which The Vanguard Group reported that it had shared voting power over 150,807 shares of common stock, sole dispositive power over 32,614,490 shares of common stock, and shared dispositive power over 672,943 shares of common stock. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)Based solely on information contained in a Schedule 13G filed with the SEC on January 26, 2024 by BlackRock, Inc. in which BlackRock, Inc. reported that it had sole voting power over 26,204,554 shares of common stock and sole dispositive power over 27,182,630 shares of common stock. The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(4)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 4, 2026 by FMR LLC and Abigail P. Johnson in which FMR LLC reported that it had sole voting power over 23,451,217 shares of common stock and sole dispositive power over 23,473,262 shares of common stock, and Ms. Johnson reported that she had sole dispositive power over 23,473,262 shares of common stock. Members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. The principal business address of each of FMR LLC and Ms. Johnson is 245 Summer Street, Boston, Massachusetts 02210.
(5)Based solely on information contained in a Schedule 13G filed with the SEC on January 17, 2026 by Ahmet H. Okumus in which Mr. Okumus reported beneficial ownership of 21,605,149 shares of common stock, consisting of sole voting power over 9,000,000 shares of common stock, shared voting power over 12,605,149 shares of common stock, sole dispositive power over 9,000,000 shares of common stock, and shared dispositive power over 12,605,149 shares of common stock. A portion of the securities reported are directly owned by advisory clients of RPD Fund Management LLC, an investment adviser for which Mr. Okumus serves as Managing Member. The principal business address of Mr. Okumus is c/o RPD Fund Management LLC, 599 Lexington Avenue, 47th Floor, New York, New York 10022.
(6)Based solely on information contained in a Schedule 13D/A filed with the SEC on February 18, 2026 by HighSage Ventures LLC and Jennifer Stier in which HighSage Ventures LLC reported that it had shared voting power over 14,479,835 shares of common stock and shared dispositive power over 14,479,835 shares of common stock, and Ms. Stier reported that she had shared voting power over 20,410,148 shares of common stock and shared dispositive power over 20,410,148 shares of common stock. Ms. Stier may be deemed to share voting and dispositive power over the shares beneficially owned by HighSage Ventures LLC and/or the limited liability companies directly holding such shares that she and/or HighSage Ventures LLC manages. The reporting persons disclaim beneficial ownership over shares and restricted stock units beneficially owned by Owen Wurzbacher, who serves as Chief Investment Officer of HighSage Ventures LLC and as the Lead Independent Director of ZoomInfo Technologies Inc.'s Board of Directors. The principal business address of each of HighSage Ventures LLC and Ms. Stier is 200 Clarendon Street, 59th Floor, Boston, MA 02116.
(7)Based solely on information contained in a Schedule 13G filed with the SEC on July 11, 2025 by Glenview Capital Management, LLC and Larry Robbins in which each of Glenview Capital Management, LLC and Mr. Robbins reported that they had shared voting power over 17,581,399 shares of common stock and shared dispositive power over 17,581,399 shares of common stock. The reported shares consist of 6,855,556 shares held for the account of Glenview Capital Master Fund, Ltd. and 10,725,843 shares held for the account of Glenview Offshore Opportunity Master Fund, Ltd. Glenview Capital Management, LLC serves as investment manager to each of these funds, and Mr. Robbins is the Chief Executive Officer of Glenview Capital Management, LLC. The principal business address of each of Glenview Capital Management, LLC and Mr. Robbins is 767 Fifth Avenue, 44th Floor, New York, New York 10153.
(8)Based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2025 and a Form 4 filed by Mr. Brown on March 4, 2025. Amount beneficially owned reflects 13,377,329 shares of common stock held directly by DO Holdings (WA), LLC and 7,615,914 shares of common stock held directly by Mr. Brown. DO Holdings (WA), LLC is owned by Messrs. Schuck and Brown. Mr. Brown may be deemed to share voting and dispositive power over the securities held by DO Holdings (WA), LLC. The principal business address of Mr. Brown is c/o Wildwood Law Group, 3915 NE 15th Ave, #362, Portland, OR 97212.
(9)Amount beneficially owned reflects (i) 11,354,680 shares of our common stock held directly by Mr. Schuck, (ii) 2,224,173 shares of common stock held directly by HSKB Funds, LLC (“HSKB”), (iii) 279,635 shares of common stock held directly by HSKB Funds II, LLC (“HSKB II”), (iv) 237,376 shares of common stock held by a grantor trust, (v) 13,377,329 shares of common stock (based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2025) held directly by DO Holdings (WA), LLC and (vi) 37,611 shares of our common stock underlying RSUs that vest within 60 days of March 15, 2026. HSKB Funds, LLC and HSKB Funds II, LLC are managed by HLS Management, LLC. Mr. Schuck is the sole member of HLS Management, LLC. Mr. Schuck only has an economic interest in 1,848,514 shares of common stock held by HSKB and no economic interest in shares of common stock held by HSKB II. DO Holdings (WA), LLC is substantially owned by Messrs. Schuck and Brown. Mr. Schuck may be deemed to share voting and dispositive power over the securities held by DO Holdings (WA), LLC.
(10)Amount beneficially owned reflects 408,704 shares of our common stock underlying RSUs held by our D&Os that vest within 60 days of March 15, 2026.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who beneficially own more than 10% of a company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq.
Based solely on our review of copies of such reports and written representations from our executive officers, directors, and other beneficial owners of more than ten percent of any class of our equity securities registered pursuant to Section 12 of the Exchange Act, in each case at any time during the prior fiscal year, we believe that such persons or beneficial owners complied with all Section 16(a) filing requirements during 2025.

TRANSACTIONS WITH RELATED PERSONS
Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that information about any “related person transaction” (defined as any transaction that is anticipated to be reportable by us under Item 404(a) of Regulation S-K in which we were or are expected to be a participant and the amount involved exceeds $120,000 and in which any “related person” (as defined in Item 404(a) of Regulation S-K) had or will have a direct or indirect material interest) proposed to be entered into by the Company must be reported to members of the Company’s management. Such persons will then promptly communicate that information to our Board of Directors or a duly authorized committee of our Board of Directors. Each related person transaction shall either be approved in advance, or ratified after consummation of the transaction, by our Board of Directors or a committee of our Board of Directors composed solely of independent directors who are disinterested. Our Board of Directors has designated the Audit Committee to serve as such committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest. Our policy also contains a standing approval for transactions with and payments to or from TA Associates, Carlyle and investment funds associated with 22C Capital LLC (“22C Capital”) and/or their respective affiliates (including portfolio companies) (each, a “Sponsor” and, collectively, the “Sponsors”) pursuant to agreements that were in effect at the time of the IPO and certain transactions with or related to the Sponsors, including, without limitation: (1) transactions involving the Company’s securities in which any Sponsor serves as an underwriter, placement agent, initial purchaser, financial advisor or in a similar capacity, and the fees and commissions received by the Sponsor for such services are no greater (on a per security basis) than those received by other underwriters, placement agents, initial purchasers, financial advisors or persons performing in a similar capacity in the transaction or that would be received by an unaffiliated third party; and (2) the purchase or sale of products or services involving any Sponsor, provided that (a) the appropriate officers of the Company reasonably believe the transaction is an arm’s length transaction, (b) the subject products or services are of a type generally made available to other customers of the Sponsor and (c) the aggregate amount involved in such purchase or sale is expected to be less than $5 million over five years.
As used herein, unless otherwise noted or the context requires otherwise:
•“HoldCo Units” refers to the class of units of ZoomInfo HoldCo.
•“Holdings LLC Units” refers to the class of units of ZoomInfo Holdings.
•“Pre-IPO HoldCo Unitholders” refers to the Pre-IPO owners that held HoldCo Units immediately prior to the IPO.
•“Pre-IPO owners” refers collectively to the Sponsors, the Founders, and the management and other equity holders who were the owners of ZoomInfo Holdings immediately prior to the Reorganization Transactions (as defined below).
•“Pre-IPO OpCo Unitholders” refers to the Pre-IPO owners that held Holdings LLC Units immediately prior to the IPO.
The following is a summary of such related person transactions since January 1, 2025 in which the amount involved exceeded or will exceed $120,000.
Stockholders Agreement
In connection with the IPO, we entered into a stockholders agreement with certain affiliates of TA Associates, Carlyle, and our Founders granting them certain board designation rights so long as they maintain a certain percentage of ownership of our outstanding common stock.

The stockholders agreement requires us to, among other things, nominate a number of individuals for election as our directors at any meeting of our stockholders, designated by TA Associates (each such individual a “TA Designee”), Carlyle (each such individual a “Carlyle Designee”), and the Founders (each such individual a “Founder Designee”), provided the applicable stockholder beneficially owns at least 5% of the combined voting power of all classes of voting shares, voting together as a single class, as of the record date for the stockholders’ meeting. Since the record date of our prior 2025 annual meeting, neither TA Associates nor Carlyle met this beneficial ownership threshold, and there are no longer any TA Designees or Carlyle Designees serving on our Board of Directors. The Founder Designees serving as directors of our Company will be equal to one (1) director for so long as the Founders collectively beneficially own at least 5% of the combined voting power of all classes of voting shares, voting together as a single class, as of the record date for the stockholders’ meeting. For so long as the stockholders agreement remains in effect and subject to the amended and restated certificate of incorporation, the Founder Designee may be removed and vacancies filled (subject to the nominating and corporate governance committee determining such designated persons are qualified) only with the consent of the Founders.
Registration Rights Agreement
In connection with the IPO, we entered into a registration rights agreement with certain affiliates of TA Associates, Carlyle, 22C Capital, and the Founders pursuant to which we granted them and their affiliates the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act of 1933, as amended (the “Securities Act”) shares of common stock. Pursuant to the registration rights agreement, affiliates of TA Associates, Carlyle, and 22C Capital that are party to the registration rights agreement are entitled to certain demand registration rights, which require us to register shares of our common stock under the Securities Act held by participating holders and, if requested, to maintain a shelf registration statement effective with respect to such shares. In addition, if we propose to register the offer and sale of our common stock under the Securities Act following the consummation of the IPO, in connection with the public offering of such common stock, the parties to the registration rights agreement are entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations. At any time that a registration statement on Form S-3 is effective, subject to certain limitations, affiliates of TA Associates, Carlyle, and 22C Capital party to the registration rights agreement may make a written request that we register the offer and sale of their shares on such registration statement on Form S-3. Certain affiliates of 22C Capital also have participation rights to participate in any sale by affiliates of Carlyle under certain circumstances. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify certain parties against certain liabilities which may arise under the Securities Act.

Tax Receivable Agreements
In connection with our IPO, we entered into two tax receivable agreements. We entered into (i) the Exchange Tax Receivable Agreement with certain of our Pre-IPO OpCo Unitholders (the “Exchange Tax Receivable Agreement”) and (ii) the Reorganization Tax Receivable Agreement with our Pre-IPO owners that held their interests in us through certain “blocker companies” immediately prior to our IPO, that are taxable as corporations for U.S. federal income tax purposes (the “Blocker Companies”) immediately prior to the consummation of the IPO (such Pre-IPO owners, the “Pre-IPO Blocker Holders”) (“Reorganization Tax Receivable Agreement”). These tax receivable agreements provide for the payment by ZoomInfo Technologies Inc. or any member of its affiliated, consolidated, combined, or unitary tax group (collectively, the “ZoomInfo Tax Group”) to certain Pre-IPO owners and certain Pre-IPO HoldCo Unitholders of 85% of the benefits, if any, that the ZoomInfo Tax Group is deemed to realize (calculated using certain assumptions) as a result of certain tax attributes and benefits covered by the tax receivable agreements. The Exchange Tax Receivable Agreement provides for the payment by members of the ZoomInfo Tax Group to certain Pre-IPO OpCo Unitholders and certain Pre-IPO HoldCo Unitholders of 85% of the benefits, if any, that the ZoomInfo Tax Group is deemed to realize (calculated using certain assumptions) as a result of (i) the ZoomInfo Tax Group’s allocable share of existing tax basis acquired in the IPO and (ii) increases in the ZoomInfo Tax Group’s allocable share of existing tax basis and tax basis adjustments that increased the tax basis of the tangible and intangible assets of the ZoomInfo Tax Group as a result of sales or exchanges of Holdings LLC Units for shares of common stock after the IPO, and certain other tax benefits, including tax benefits attributable to payments under the Exchange Tax Receivable Agreement. Note that all exchanges of Holdings LLC Units for shares of common stock have been completed to date and no future exchanges will occur. The Reorganization Tax Receivable Agreement provides for the payment by the ZoomInfo Tax Group to Pre-IPO Blocker Holders and certain Pre-IPO HoldCo Unitholders of 85% of the benefits, if any, that the ZoomInfo Tax Group is deemed to realize (calculated using certain assumptions) as a result of the ZoomInfo Tax Group’s utilization of certain tax attributes of the Blocker Companies (including the ZoomInfo Tax Group’s allocable share of existing tax basis acquired in certain reorganization transactions effected in connection with the IPO (the “Reorganization Transactions”), and certain other tax benefits. The ZoomInfo Tax Group expects to benefit from the remaining 15% of realized cash tax benefits. Estimating the amount of payments made under the tax receivable agreements is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The increase in the ZoomInfo Tax Group’s allocable share of existing tax basis and the tax basis adjustments from the exchanges of Holdings LLC Units for shares of common stock, as well as the amount and timing of any payments under the tax receivable agreements, vary depending upon a number of factors, including our blended federal and state tax rate, the amount and timing of our income and deductions, and situations where no net benefit is received from the tax attributes.

As of December 31, 2025, the ZoomInfo Tax Group had a liability of $2,731.9 million related to its projected obligations under the Tax Receivable Agreements. This liability, or portion thereof, becomes payable once the tax attributes under the Tax Receivable Agreements reduces the ZoomInfo Tax Group’s current income tax liability which would have been otherwise due absent such tax attributes. The liability will be reduced to the extent the tax attributes are expected to expire or otherwise cannot be applied to reduce the ZoomInfo Tax Group’s tax liabilities. During the year ended December 31, 2025, $23.6 million was paid to TRA holders pursuant to the Tax Receivable Agreements. For additional information about the Tax Receivable Agreements, see Note 15 - Tax Receivable Agreements to our audited consolidated financial statements included in the 2025 10-K.
Other Related Person Transactions
Michelle Milner, our Senior Vice President, Human Resources, is the sister-in-law of Henry L. Schuck, our Chief Executive Officer. Total compensation paid by the Company to Ms. Milner, including salary, bonus, and equity compensation, for the year ended December 31, 2025 was approximately $0.4 million.

Tax-Related Fees
We paid ongoing tax, accounting, and other administrative expenses on behalf of HSKB Funds, LLC, HSKB Funds II, LLC and DiscoverOrg Management Holdings, LLC, each of which was formed prior to our IPO to hold employee retention equity and is controlled by Mr. Schuck, in the amount of approximately $20,000 for the year ended December 31, 2025. The Company has not received any estimates of similar fees to be paid in the year ending December 31, 2026, although it anticipates that if any fees would be incurred, such fees would be less than $120,000.
Commercial Transactions with Our Sponsors and Sponsor Portfolio Companies
We provide limited complimentary access to our platform to 22C Capital, Carlyle and TA Associates. We estimate the value of such access provided to each of 22C Capital, Carlyle and TA Associates in 2025 to be zero. In addition, we provide our services to The Carlyle Group and 22C Capital in the ordinary course of our business. We recorded revenues from The Carlyle Group and 22C Capital in 2025 of approximately $0.1 million and less than $0.1 million, respectively.
Our Sponsors and their affiliates have ownership interests in a broad range of companies. We have entered and may in the future enter into commercial transactions in the ordinary course of our business with some of these companies, including the sale of goods and services and the purchase of goods and services. None of these transactions or arrangements has been or is expected to be material to us.
Indemnification of Directors and Officers
Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.
There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

STOCKHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING
If any stockholder wishes to propose a matter for consideration at our 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”), the proposal should be mailed by certified mail return receipt requested, to our Secretary, ZoomInfo Technologies Inc., 330 W Columbia Way, Floor 8, Vancouver, Washington 98660. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our proxy statement for the 2027 Annual Meeting, a proposal must be received by our Secretary no later than November 26, 2026. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
In addition, our Bylaws permit stockholders to nominate candidates for director and present other business for consideration at our annual meeting of stockholders. To make a director nomination or present other business for consideration at the 2027 Annual Meeting, you must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the date of the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our 2027 Annual Meeting, such a proposal must be received on or after January 14, 2027, but not later than February 13, 2027. In the event that the date of the 2027 Annual Meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to the 2027 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2027 Annual Meeting or the tenth day following the day on which public announcement of the date of the 2027 Annual Meeting is first made. If the number of directors to be elected to the Board of Directors at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 calendar days prior to the first anniversary of this year’s Annual Meeting, notice by a stockholder will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered not later than the close of business on the tenth calendar day following the day on which such public announcement is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act. Since our Bylaws impose an earlier deadline for such a notice than Rule 14a-19(b)(1), the noticing stockholder’s proposal must be received by the Company in compliance with our Bylaws in order to be timely delivered.

OTHER BUSINESS
The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Ashley McGrane
Secretary
We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (ir.zoominfo.com) and click on “SEC Filings” under the “Financials” heading. Copies of our Annual Report on Form 10-K for the year ended December 31, 2025, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:
Secretary
ZoomInfo Technologies Inc.
330 W Columbia Way, Floor 8
Vancouver, Washington 98660

APPENDIX A: NON-GAAP FINANCIAL MEASURES
To supplement our consolidated financial statements presented in accordance with GAAP, this report contains non-GAAP financial measures, including adjusted operating income, adjusted operating income margin, and unlevered free cash flow. We believe these non-GAAP measures are useful to investors in evaluating our operating performance because they eliminate certain items that affect period-over-period comparability and provide consistency with past financial performance and additional information about our underlying results and trends by excluding certain items that may not be indicative of our business, results of operations, or outlook.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, but rather as supplemental information to our business results. This information should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items or events being adjusted. In addition, other companies may use different measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with U.S. GAAP.
We define Adjusted Operating Income as income (loss) from operations adjusted for, as applicable, (i) impact of fair value adjustments to acquired unearned revenue, (ii) amortization of acquired technology and other acquired intangibles, (iii) equity-based compensation expense, (iv) restructuring and transaction-related expenses, (v) integration costs and acquisition-related compensation and (vi) legal settlement. We define Adjusted Operating Income Margin as Adjusted Operating Income divided by the sum of revenue and the impact of fair value adjustments to acquired unearned revenue.
We define Unlevered Free Cash Flow as net cash provided by (used in) operating activities less (i) purchases of property and equipment and other assets, plus (ii) cash interest expense, (iii) cash payments related to restructuring and transaction-related expenses, (iv) cash payments related to integration costs and acquisition-related compensation, and (v) legal settlement payments. Unlevered Free Cash Flow does not represent residual cash flow available for discretionary expenditures since, among other things, we have mandatory debt service requirements.
Net revenue retention is metric that we calculate based on customers of ZoomInfo at the beginning of the twelve-month period, and is calculated as: (a) the total annual contract value ("ACV") for those customers at the end of the twelve-month period, divided by (b) the total ACV for those customers at the beginning of the twelve-month period.

Reconciliation from GAAP Income from Operations to Non-GAAP Adjusted Operating Income (Fiscal Years 2025, 2024, and 2023)2

	Year Ended December 31,
($ in millions)	2025	2024	2023
Income from operations (GAAP)	$225.7	$97.4	$259.5
Impact of fair value adjustments to acquired unearned revenue	—	—	0.2
Amortization of acquired technology	37.6	38.2	39.1
Amortization of other acquired intangibles	20.9	21.6	21.9
Equity-based compensation expense	116.2	138.0	167.6
Restructuring and transaction-related expenses	40.3	101.6	10.3
Integration costs and acquisition-related expenses	—	—	—
Litigation settlement	5.2	31.7	—
Adjusted Operating Income (Non-GAAP)	$445.9	$428.5	$498.6

	Year Ended December 31,
($ in millions)	2025	2024	2023
Revenue (GAAP)	$1,249.5	$1,214.3	$1,239.5
Impact of fair value adjustments to acquired unearned revenue	—	—	0.2
Revenue for adjusted operating margin calculation (Non-GAAP)	$1,249.5	$1,214.3	$1,239.7

Operating Income Margin (GAAP)	18%	8%	21%
Adjusted Operating Income Margin (Non-GAAP)	36%	35%	40%
Reconciliation from GAAP Operating Cash Flow to Unlevered Free Cash Flow (FY 2025)

($ in millions)	FY 2025
Net cash provided by operating activities (GAAP)	$465.4
Purchases of property and equipment and other assets	(76.1)
Interest paid in cash	45.8
Restructuring and transaction-related expenses paid in cash	15.5
Litigation settlement payments	4.3
Unlevered Free Cash Flow (Non-GAAP)	$454.9
2 NTD: Subject to ongoing discussion re: presentation, including with respect to the definitions of FCF under the 2024 and 2025 PSU awards.

Reconciliation to Adjusted Free Cash Flow Per Share with respect to the 2024 PSUs
($ in millions, other than per share data)	FY 2025
Net cash provided by operating activities (GAAP)	465.4
Less: Purchases of property and equipment and other assets	(76.1)
Free Cash Flow (Non-GAAP)	$389.3
Adjusted Weighted Average Shares Outstanding (after giving effect to share repurchases)	360.8
Adjusted Free Cash Flow Per Share	$1.08

Reconciliation to Adjusted Levered Free Cash Flow Per Share
($ in millions, other than per share data)	FY 2025
Unlevered Free Cash Flow (Non-GAAP)	$454.9
Less: Interest paid in cash	45.8
Levered Free Cash Flow (Non-GAAP)	$409.1
Weighted Average Shares Outstanding	340.0
Adjusted Levered Free Cash Flow Per Share	$1.20

zoominfo

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 13, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GTM2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 13, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V87651-P47862 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZOOMINFO TECHNOLOGIES INC.

The Board of Directors recommends you vote FOR the following proposal:

	For All	Withhold All	For All Except
1. To elect the director nominees listed in the Proxy Statement.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Domenic J. Maida
02) Katie Rooney
03) D. Randall Winn

The Board of Directors recommends you vote "FOR" the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V87652-P47862

ZOOMINFO TECHNOLOGIES INC.
Annual Meeting of Stockholders
May 14, 2026 12:00 PM EDT

This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Henry L. Schuck, Michael Graham O'Brien and Ashley McGrane, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of ZOOMINFO TECHNOLOGIES INC. held of record by the undersigned at the close of business on March 17, 2026 that the undersigned would be entitled to vote if personally present, on all matters properly coming before the Annual Meeting of Stockholders to be held at 12:00 PM, EDT on May 14, 2026, virtually at www.virtualshareholdermeeting.com/GTM2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made but this proxy is signed, this proxy will be voted "FOR" the election of the director nominees on the reverse side, "FOR" Proposal 2 and "FOR" Proposal 3. It will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

Continued and to be signed on reverse side